As filed with the Securities and Exchange Commission on July 28, 2017
Registration No. 333-219026

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST BANCORP
(Exact name of registrant as specified in its charter)

North Carolina	6022	56-1421916
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
First Bancorp 300 SW Broad Street Southern Pines, North Carolina 28387 (910) 246-2500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Richard H. Moore
Chief Executive Officer
300 SW Broad Street
Southern Pines, North Carolina 28387
(910) 246-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert A. Singer, Esq. Iain MacSween, Esq. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 2000 Renaissance Plaza 230 N. Elm Street Greensboro, North Carolina 27401 (336) 373-8850	Neil E. Grayson, Esq. Eva R. Bateman, Esq. Nelson Mullins Riley & Scarborough LLP 104 S. Main Street, Suite 900 Greenville, South Carolina 29601 (864) 250-2235

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE
Title of each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	4,909,280	N/A	$166,568,568	$19,306
(1)
Represents the maximum number of shares of common stock of First Bancorp that may be issued to holders of shares of common stock of ASB Bancorp, Inc. in the merger described herein, assuming the exercise of the outstanding options to acquire shares of ASB Bancorp, Inc. common stock.

(2)
Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(f) of the Securities Act, based on the market value of the shares of ASB Bancorp, Inc. common stock expected to be exchanged for First Bancorp’s common stock in connection with the merger, as established by the average of the high and low sales prices of ASB Bancorp, Inc. common stock on the NASDAQ Global Market on June 26, 2017 of  $43.55 per share. The registration fee was recalculated as follows: 3,788,025 shares of ASB Bancorp, Inc. common stock outstanding, with 443,900 options outstanding. Assuming all options are exercised, the market value of the (ASBB) securities to be received by First Bancorp equals 4,231,925 × $43.55 = $184,300,334 minus the cash to be paid by First Bancorp to ASB Bancorp, Inc. shareholders (4,231,925 × 10% × $41.90) = $17,731,766. The resulting proposed maximum aggregate offering price for purposes of the fee equals ($184,300,334 – $17,731,766) = $166,568,568.

(3)
Computed pursuant to Rules 457(c) and 457(f) of the Securities Act, based on a rate of  $115.90 per $1,000,000 of the proposed maximum aggregate offering price. The rate of  $115.90 per $1,000,000 results in a filing fee of  $19,306, which was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION DATED JULY 28, 2017
PROXY STATEMENTPROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Shareholder of ASB Bancorp, Inc.:
These materials are a proxy statement of ASB Bancorp, Inc. (“ASBB”) and a prospectus of First Bancorp (the “Registrant” or “First Bancorp”). They are furnished to you in connection with the notice of special meeting of ASBB shareholders to be held on September 19, 2017. At the special meeting of ASBB shareholders, you will be asked to vote on the merger of ASBB with and into First Bancorp described in more detail herein and to approve, on a non-binding advisory basis, the compensation that certain executive officers of ASBB will receive in connection with the merger pursuant to existing agreements or arrangements with ASBB.
As of July 19, 2017, the record date for the ASBB shareholders meeting, there were 3,788,025 shares of common stock outstanding and entitled to vote at that meeting. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of ASBB common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. You will also be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement, which proposal will be approved if the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal.
Subject to the election procedures described in this document, in connection with the merger if approved and consummated, holders of ASBB common stock will be entitled to receive, in exchange for each share of ASBB common stock, consideration equal to (i) 1.44 shares of First Bancorp common stock, or (ii) $41.90 in cash, without interest, or (iii) a combination of  (i) and (ii); provided, that the total merger consideration will be prorated as necessary to ensure that 10% of the total outstanding shares of ASBB common stock will be exchanged for cash and 90% of the total outstanding shares of ASBB common stock will be exchanged for shares of First Bancorp common stock; provided further, that the number of shares of First Bancorp common stock to be issued may not exceed 19.9% of the number of shares of First Bancorp common stock outstanding immediately before the effective time of the merger, and to the extent the total number of shares of First Bancorp common stock would exceed 19.9%, the foregoing proration of the total merger consideration will be appropriately adjusted.
As a result, a maximum of 4,909,280 shares of First Bancorp common stock will be issued to ASBB shareholders if the merger is approved and consummated. This document is a First Bancorp prospectus with respect to the offering and issuance of such shares of First Bancorp common stock.
In addition, at the effective time of the merger, any unvested options to purchase shares of ASBB common stock will accelerate under applicable change in control provisions in the ASB Bancorp, Inc. 2012 Equity Incentive Plan and each outstanding and unexercised stock option will be cancelled in exchange for the right to receive a single lump sum cash payment equal to the product obtained by multiplying (i) the number of shares of ASBB common stock subject to such option, by (ii) $41.90 less the exercise price per share of such option, less any applicable withholding taxes.
The accompanying materials contain information regarding the proposed merger and the companies participating in the merger, and the Agreement and Plan of Merger and Reorganization pursuant to which the merger will be consummated if approved. We encourage you to read the entire document carefully, including “Risk Factors” section beginning on page 24 for a discussion of the risks related to the proposed merger.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (the “FDIC”), nor any state securities commission or any other bank regulatory agency has approved or disapproved of the securities to be issued in the merger or passed upon the accuracy or adequacy of the disclosures in this document. Any representation to the contrary is a criminal offense. Shares of common stock of First Bancorp are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.
The date of these materials is July 28, 2017, and they are expected to be first mailed to
ASBB shareholders on or about August 4, 2017.

WHERE YOU CAN FIND MORE INFORMATION
Both First Bancorp and ASBB are subject to the information requirements of the Securities Exchange Act of 1934, as amended, which means that they are both required to file certain reports, proxy statements, and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that either First Bancorp or ASBB files with the SEC at the Public Reference Room of the SEC at 100 F Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. Such filings are also available free of charge at First Bancorp’s website at http://investor.localfirstbank.com under the “SEC Filings” link or from ASBB’s website at http://ir.ashevillesavingsbank.com under the “SEC Filings” heading. Except as specifically incorporated by reference into this document, information on those websites or filed with the SEC is not part of this document.
First Bancorp has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that First Bancorp and ASBB have previously filed, and that they may file through the date of the special meeting of ASBB shareholders, with the SEC. They contain important business information about the companies and their financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference” on page 83. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.
First Bancorp 300 SW Broad Street Southern Pines, North Carolina 28387 Attention: Investor Relations (910) 246-2500	ASB Bancorp, Inc. 11 Church Street Asheville, North Carolina 28801 Attn: Investor Relations (828) 254-7411
To obtain timely delivery of these documents, you must request the information no later than September 12, 2017 in order to receive them before ASBB’s special meeting of shareholders.
First Bancorp common stock is traded on The NASDAQ Global Select Market under the ticker symbol “FBNC”, and ASBB common stock is traded on The NASDAQ Global Market under the ticker symbol “ASBB.”

ASB BANCORP, INC.
11 Church Street
Asheville, North Carolina 28801
(828) 254-7411

Notice of Special Meeting of Shareholders
To Be Held On September 19, 2017

NOTICE is hereby given that a Special Meeting of Shareholders of ASB Bancorp, Inc. will be held as follows:
Place:	The Collider 1 Haywood Street, 4th Floor Asheville, North Carolina 28801
Date:	September 19, 2017
Time:	10:30 A.M.
The purposes of the meeting are:
1.
To consider and vote on the Agreement and Plan of Merger and Reorganization, under which ASBB will merge with and into First Bancorp, as more particularly described in the accompanying materials;

2.
To cast a non-binding advisory vote to approve the compensation that certain executive officers of ASBB will receive under existing agreements or arrangements with ASBB in connection with the merger; and

3.
To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

If ASBB shareholders approve the merger agreement, ASBB will be merged with and into First Bancorp. Unless adjusted pursuant to the terms of the merger agreement, ASBB shareholders may elect to receive shares of First Bancorp common stock or cash (or a combination of both stock and cash) in exchange for each of their shares of ASBB common stock in the merger on the following basis:
(i)
1.44 shares of First Bancorp common stock for each share of ASBB common stock; or

(ii)
$41.90 in cash, without interest, for each share of ASBB common stock; or

(iii)
a combination of  (i) and (ii).

provided, that the total merger consideration will be prorated as necessary to ensure that 10% of the total outstanding shares of ASBB common stock will be exchanged for cash and 90% of the total outstanding shares of ASBB common stock will be exchanged for shares of First Bancorp common stock; provided further, that the number of shares of First Bancorp common stock to be issued may not exceed 19.9% of the number of shares of First Bancorp common stock outstanding immediately before the effective time of the merger, and to the extent the total number of shares of First Bancorp common stock would exceed 19.9%, the foregoing proration of the total merger consideration will be appropriately adjusted. If the aggregate cash elections are greater than the cash election maximum, all such cash elections will be subject to proration, and, if the aggregate stock elections are greater than the stock election maximum, all such stock elections will be subject to proration, all as more fully explained under the heading “Proposal No. 1 — The Merger – The Merger Consideration” (page 54).

Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of ASBB common stock entitled to vote at the special meeting. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.
Only shareholders of record of ASBB common stock at the close of business on July 19, 2017 will be entitled to vote at the special meeting or any adjournments thereof. ASBB’s Board of Directors has adopted a resolution approving the merger and the merger agreement and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the merger-related compensation proposal, and “FOR” the adjournment proposal.
Business and financial information about ASBB is available without charge to you upon written or oral request made to Kirby A. Tyndall, Chief Financial Officer, ASB Bancorp, Inc., 11 Church Street, Asheville, North Carolina 28801, telephone number (828) 254-7411. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than September 12, 2017.
YOUR VOTE IS VERY IMPORTANT. You can vote your shares over the Internet or by telephone. If you requested or received a paper proxy card or voting instruction form by mail, you may also vote by signing, dating and returning your proxy card or voting instruction form. If you are the record holder of the shares, you may change your vote by: (i) if you voted over the Internet or by telephone, voting again over the Internet or by telephone by the applicable deadline described herein; (ii) if you previously completed and returned a proxy card, submitting a new proxy card with a later date and returning it to ASBB prior to the vote at the special meeting; (iii) submitting timely written notice of revocation to our Corporate Secretary, at ASB Bancorp, Inc., 11 Church Street, Asheville, North Carolina 28801, at any time prior to the vote at the special meeting; or (iv) attending the special meeting in person and voting your shares at the special meeting. If your shares are held in street name, you may change your vote by submitting new voting instructions to your brokerage firm, bank or other similar entity or, if you have obtained a legal proxy from your brokerage firm, bank, or other similar entity giving you the right to vote your shares, you may change your vote by attending the special meeting and voting in person. If you own shares of ASBB common stock indirectly through the Asheville Savings Bank Employee Stock Ownership Plan, the Asheville Savings Bank Retirement Savings Plan, or the ASB Bancorp, Inc. 2012 Equity Incentive Plan, you should contact the plan trustees to change your vote or revoke your proxy.
By Order of the Board of Directors,

Suzanne S. DeFerie President and Chief Executive Officer
July 28, 2017 Asheville, North Carolina

i

Beneficial Ownership of ASBB Common Stock	81
LEGAL MATTERS	83
EXPERTS	83
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	83
Appendix A — Agreement and Plan of Merger and Reorganization	A-1
Appendix B — Employment Agreement by and among First Bancorp, First Bank and Suzanne S. DeFerie	B-1
Appendix C — Opinion of Keefe, Bruyette & Woods, Inc.	C-1
ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are some questions that you may have about the merger and the ASBB special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this document because the information in this section does not provide all of the information that might be important to you with respect to the merger and the ASBB special meeting. Additional important information is also contained in the documents incorporated by reference into this document. See “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” on page 83.
Q:
What am I being asked to approve?

A:
You are being asked to (i) approve the merger agreement between ASBB and First Bancorp, pursuant to which ASBB will be merged with and into First Bancorp, (ii) approve, on a non-binding advisory basis, the compensation that certain executive officers of ASBB will receive in connection with the merger pursuant to existing agreements or arrangements with ASBB, and (iii) approve a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

Q:
How does the ASBB Board of Directors recommend that I vote at the special meeting?

A:
The ASBB Board of Directors has unanimously approved the merger agreement and recommends voting “FOR” approval of the merger agreement, “FOR” approval of the merger-related compensation proposal, and “FOR” approval of the adjournment proposal.

Q:
When and where is the special meeting?

A:
The special meeting will be held at The Collider, 1 Haywood Street, 4th Floor, Asheville, North Carolina 28801, on September 19, 2017, at 10:30 a.m., local time.

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders representing at least a majority of the issued and outstanding shares of ASBB common stock entitled to be voted at the special meeting will constitute a quorum for the transaction of business at the special meeting. Once a share is represented for any purpose at the special meeting, it is deemed present for quorum purposes for the remainder of the special meeting and for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs when a broker or other nominee who holds shares for another does not vote on a particular matter because the broker or other nominee does not have discretionary authority on that matter and has not received instructions from the owner of the shares.
Q:
What is the vote required to approve each proposal at the special meeting?

A:
Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of ASBB common stock. Your failure to vote your shares (including your failure to instruct your broker to vote your shares) or your abstaining from voting will have the same effect as a vote “AGAINST” the merger agreement.

Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Your failure to vote your shares (including your failure to instruct your broker to vote your shares) or your abstaining from voting will have no effect on the merger-related compensation proposal or the adjournment proposal.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your broker how to vote, or abstention with respect to the merger agreement will have the same effect as a vote “AGAINST” approval of the merger agreement. The ASBB Board of Directors has unanimously approved the merger agreement and unanimously recommends that ASBB shareholders vote “FOR” the approval of the merger agreement.

Q:
What will I receive in the merger?

A:
You will receive (i) 1.44 shares of First Bancorp common stock or (ii) $41.90 in cash, without interest, or (iii) a combination of  (i) and (ii), for each share of ASBB common stock; provided, that the total merger consideration will be prorated as necessary to ensure that 10% of the total outstanding shares of ASBB common stock will be exchanged for cash and 90% of the total outstanding shares of ASBB common stock will be exchanged for shares of First Bancorp common stock; provided further, that the number of shares of First Bancorp common stock to be issued may not exceed 19.9% of the number of shares of First Bancorp common stock outstanding immediately before the effective time of the merger, and to the extent the total number of shares of First Bancorp common stock would exceed 19.9%, the foregoing proration of the total merger consideration will be appropriately adjusted.

In addition, at the effective time of the merger any unvested options to purchase shares of ASBB common stock will accelerate under applicable change in control provisions in the ASB Bancorp, Inc. 2012 Equity Incentive Plan and each outstanding and unexercised stock option will be cancelled in exchange for the right to receive a single lump sum cash payment equal to the product obtained by multiplying (i) the number of shares of ASBB common stock subject to such option, by (ii) $41.90 less the exercise price per share of such option, less any applicable withholding taxes.
First Bancorp will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of First Bancorp common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First Bancorp common stock multiplied by the average price of First Bancorp common stock on The NASDAQ Global Select Market during the 20 consecutive trading days ending on the trading day immediately prior to the later of  (i) the effective date of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (ii) the date of the receipt of the approval of the ASBB shareholders to the merger.
To review what you will receive in the merger in greater detail, see “Proposal No. 1 — The Merger — The Merger Consideration” beginning on page 54.
Q:
How can I elect stock, cash or a combination of both stock and cash?

A:
You may indicate a preference to receive First Bancorp common stock, cash or a combination of both in the merger by completing an election form that will be sent to you as soon as practicable. The total merger consideration will be prorated as necessary to ensure that 10% of the total outstanding shares of ASBB common stock will be exchanged for cash and 90% of the total outstanding shares of ASBB common stock will be exchanged for shares of First Bancorp common stock; provided, that the number of shares of First Bancorp common stock to be issued may not exceed 19.9% of the number of shares of First Bancorp common stock outstanding immediately before the effective time of the merger, and to the extent the total number of shares of First Bancorp common stock would exceed 19.9%, the foregoing proration of the total merger consideration will be appropriately adjusted. Accordingly, if the aggregate cash elections are greater than the cash election maximum, each cash election will be reduced pro rata based on the amount by which the aggregate cash elections exceed the cash election maximum. Alternatively, if the aggregate stock elections are greater than the stock election maximum, each stock election will be reduced pro rata based on the amount by which the aggregate stock elections exceed the stock election maximum.

If you do not make an election by 4:00 P.M. local time on September 18, 2017, First Bancorp will have the authority to determine the type of consideration to be exchanged for such non-election shares. ASBB’s Board of Directors makes no recommendation as to whether you should choose First Bancorp common stock or cash or a combination of both for your shares of ASBB common stock. You should consult with your own financial advisor on that decision.
Q:
When is the merger expected to be completed?

A:
We plan to complete the merger during the fourth quarter of 2017, subject to receipt of all required regulatory approvals.

Q:
What should I do now?

A:
After you have carefully read this document, vote by proxy over the Internet, by telephone or by mail. If you hold shares of ASBB common stock in more than one account, you must vote all shares over the Internet, by telephone or by mail. If you vote over the internet or by telephone, you do not need to return any documents through the mail.

If you vote using one of the methods described below, you will be designating the persons named in the enclosed proxy card as your proxies to vote your shares as you instruct. If you vote without giving specific voting instructions, these individuals will vote your shares by following the recommendations of the ASBB Board of Directors. If any other business properly comes before the special meeting, these individuals will vote on those matters in their discretion.
Registered Holder: You do not have to attend the special meeting to vote. The ASBB Board of Directors is soliciting proxies so that you can vote before the special meeting. Even if you currently plan to attend the special meeting, we recommend that you vote by proxy before the special meeting so that your vote will be counted if you later decide not to attend. However, if you attend the special meeting and vote your shares by ballot, your vote at the special meeting will revoke any vote you submitted previously by proxy. If you are the record holder of your shares, there are three ways you can vote by proxy:
•
By Internet: You may vote over the Internet by going to http://www.investorvote.com/asbb and following the instructions when prompted;

•
By Telephone: You may vote by telephone by calling toll free 1-800-652-VOTE (8683); or

•
By Mail: You may vote by completing, signing, dating and returning the enclosed proxy card.

Street Holder: If your shares are held in street name, you may vote your shares before the special meeting by mail, by completing, signing, and returning the voting instruction form you received from your brokerage firm, bank or other similar entity. You should check your voting instruction form to see if any alternative method, such as Internet or telephone voting, is available to you.
Participants in the ESOP, 401(k) Plan or 2012 Equity Incentive Plan: If you own shares of ASBB common stock indirectly through the Asheville Savings Bank Employee Stock Ownership Plan (“ESOP”), the Asheville Savings Bank Retirement Savings Plan (“401(k) Plan”), or the ASB Bancorp, Inc. 2012 Equity Incentive Plan, you may vote your shares before the special meeting by mail, by completing, signing, and returning the voting instruction form you received for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plan. You should check your voting instruction form to see if any alternative method, such as Internet or telephone voting, is available to you.
Q:
Can I change my vote?

A:
Yes. If you are the record holder of ASBB common stock, you may change your vote by: (i) if you voted over the Internet or by telephone, voting again over the Internet or by telephone by the applicable deadline described herein; (ii) if you previously completed and returned a proxy card, submitting a new proxy card with a later date and returning it to ASBB prior to the vote at the special meeting; (iii) submitting timely written notice of revocation to our Corporate Secretary, at ASB Bancorp, Inc., 11 Church Street, Asheville, North Carolina 28801, at any time prior to the vote at the special meeting; or (iv) attending the special meeting in person and voting your shares at the special meeting. Attendance at the ASBB special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by ASBB after the vote will not affect the vote.
If you hold your shares of ASBB common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy. If you own shares of ASBB common stock indirectly through the ESOP, the 401(k) Plan, or the ASB Bancorp, Inc. 2012 Equity Incentive Plan, you should contact the plan trustees to change your vote or revoke your proxy.
Q:
What information should I consider?

A:
We encourage you to read carefully this entire document and the documents incorporated by reference herein. Among other disclosures, you should review the factors considered by ASBB’s Board of Directors discussed in “Proposal No. 1 — The Merger — Background of the Merger” beginning on page 33 and “Proposal No. 1 — The Merger — ASBB’s Reasons for the Merger and Recommendation of the ASBB Board of Directors” beginning on page 37.

Q:
What are the tax consequences of the merger to me?

A:
We expect that the exchange of shares of ASBB common stock for First Bancorp common stock by ASBB shareholders generally will be tax-free to you for federal income tax purposes. However, you will have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances, on any cash received in exchange for your shares of ASBB common stock, including cash received in lieu of fractional shares of First Bancorp common stock. To review the tax consequences to ASBB shareholders in greater detail, see “Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel” beginning on page 74. Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q:
Are ASBB shareholders entitled to any appraisal rights or dissenters’ rights?

A:
No, ASBB shareholders are not entitled to any appraisal rights or dissenters’ rights. For further information, see “Proposal No. 1 — The Merger — No Dissenters’ Rights in the Merger” beginning on page 73.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, you will receive written instructions from First Bancorp for exchanging your ASBB common stock certificates for shares of First Bancorp common stock and/or cash.

Q:
Whom should I call with questions?

A:
You should call Kirby A. Tyndall, Chief Financial Officer, ASB Bancorp, Inc., at 828-254-7411, or ASBB’s proxy solicitor, Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, NY 10018, or 800-737-3426.

SUMMARY
This summary highlights material information from these materials regarding the proposed merger. For a more complete description of the terms of the proposed merger, you should carefully read this entire document and the documents incorporated by reference into this document. The Agreement and Plan of Merger and Reorganization, which is the legal document that governs the proposed merger, is attached as Appendix A to these materials. In addition, the sections entitled “Where You Can Find More Information,” in the forepart of this document and “Incorporation of Certain Documents By Reference” on page 83, contain references to additional sources of information about First Bancorp and ASBB.
The Companies (see page 79 for First Bancorp and page 80 for ASBB)
First Bancorp
300 SW Broad Street
Southern Pines, North Carolina 28387
(910) 246-2500
First Bancorp is the fifth largest bank holding company headquartered in North Carolina. At March 31, 2017, First Bancorp had total consolidated assets of  $4.4 billion, total loans of  $3.3 billion, total deposits of  $3.6 billion and shareholders’ equity of  $489 million. First Bancorp conducts substantially all of its operations through its wholly-owned North Carolina bank subsidiary, First Bank, which as of March 31, 2017, operated 95 branches covering a geographical area from Florence, South Carolina to the southeast, to Wilmington, North Carolina to the east, to Kill Devil Hills, North Carolina to the northeast, to Mayodan, North Carolina to the north, and to Asheville, North Carolina to the west.
First Bank engages in a full range of banking activities, with the acceptance of deposits and the making of loans being its most basic activities. First Bank offers deposit products such as checking, savings, and money market accounts, as well as time deposits, including various types of certificates of deposits (CDs) and individual retirement accounts (IRAs). First Bank provides loans for a wide range of consumer and commercial purposes, including loans for business, agriculture, real estate, personal uses, home improvement and automobiles. First Bank also offers credit cards, debit cards, letters of credit, safe deposit box rentals and electronic funds transfer services, including wire transfers. In addition, First Bank offers Internet banking, mobile banking, cash management and bank-by-phone capabilities to its customers, and is affiliated with ATM networks that give its customers access to 67,000 ATMs, with no surcharge fee. First Bank also offers a mobile check deposit feature for its mobile banking customers that allows them to securely deposit checks via their smartphone. For its business customers, First Bank offers remote deposit capture, which provides them with a method to electronically transmit checks received from customers into their bank account without having to visit a branch. First Bank is a member of the Certificate of Deposit Account Registry Service, which gives its customers the ability to obtain FDIC insurance on deposits of up to $50 million, while continuing to work directly with their local First Bank branch.
First Bank was organized in 1934 and began banking operations in 1935 as Bank of Montgomery, named after the county in which it originally operated. First Bancorp was incorporated in North Carolina on December 8, 1983, as Montgomery Bancorp, for the purpose of acquiring 100% of the outstanding common stock of Bank of Montgomery through a stock-for-stock exchange. In 1985, Bank of Montgomery changed its name to First Bank, and in 1986, Montgomery Bancorp changed its name to First Bancorp to conform to the name of its banking subsidiary, First Bank.
Until September 2013, First Bank’s main office was situated in Troy, North Carolina, located in the center of Montgomery County. In September 2013, First Bancorp and First Bank moved their main offices approximately 45 miles to Southern Pines, North Carolina. First Bancorp’s and First Bank’s principal executive offices are located at 300 SW Broad Street, Southern Pines, North Carolina 28387, and their telephone number is (910) 246-2500. First Bank’s website is located at http://www.localfirstbank.com. Information on First Bank’s website is not incorporated into this document by reference and is not a part hereof.
For a complete description of First Bancorp’s business, financial condition, results of operations and other important information, please refer to First Bancorp’s filings with the SEC that are incorporated by reference into this document, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
ASB Bancorp, Inc.
11 Church Street
Asheville, North Carolina 28801
(828) 254-7411
ASBB is the 18th largest bank holding company headquartered in North Carolina. At March 31, 2017, ASBB had total consolidated assets of  $803.5 million, total loans of  $605.8 million, total deposits of  $682.1 million and shareholders’ equity of  $93.7 million. ASBB conducts substantially all of its operations through its wholly-owned North Carolina savings bank subsidiary, Asheville Savings Bank, S.S.B. (“Asheville Savings Bank” or the “Bank”), which as of March 31, 2017, operated 13 branches located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina.
ASBB was incorporated as a North Carolina corporation in May 2011 to be the holding company for Asheville Savings Bank upon the completion of the Bank’s conversion from the mutual to the stock form of ownership on October 11, 2011. Before the completion of the conversion, ASBB did not engage in any significant activities other than organizational activities. ASBB’s principal business activity is the ownership of the outstanding shares of common stock of Asheville Savings Bank. ASBB does not own or lease any real property, but instead uses the premises, equipment and other property of Asheville Savings Bank, with the payment of appropriate rental fees, as required by applicable laws and regulations, under the terms of an expense allocation agreement entered into with Asheville Savings Bank.
Founded in 1936, Asheville Savings Bank is a North Carolina chartered savings bank, headquartered in Asheville, North Carolina. Asheville Savings Bank operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in its primary market area in Western North Carolina. Asheville Savings Bank attracts deposits from the general public and uses those funds to originate primarily one-to-four family residential mortgage loans and commercial real estate loans, and, to a lesser extent, home equity loans and lines of credit, consumer loans, construction and land development loans, and commercial and industrial loans. Asheville Savings Bank conducts its lending and deposit activities primarily with individuals and small businesses in its primary market area.
For a complete description of ASBB’s business, financial condition, results of operations and other important information, please refer to ASBB’s filings with the SEC that are incorporated by reference in this proxy statement/prospectus, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the quarter ended March 31, 2017. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
The Merger Agreement (see page 55)
If ASBB shareholders approve the merger agreement, subject to receipt of the required regulatory approvals and satisfaction of the other closing conditions, ASBB will be merged with and into First Bancorp. ASBB shareholders may elect to receive shares of First Bancorp common stock or cash (or a combination of both stock and cash) in exchange for each of their shares of ASBB common stock in the merger on the following basis:
(i)
1.44 shares of First Bancorp common stock for each share of ASBB common stock; or

(ii)
$41.90 in cash, without interest, for each share of ASBB common stock; or

(iii)
a combination of  (i) and (ii).

provided, that the total merger consideration will be prorated as necessary to ensure that 10% of the total outstanding shares of ASBB common stock will be exchanged for cash and 90% of the total outstanding shares of ASBB common stock will be exchanged for shares of First Bancorp common stock; provided further, that the number of shares of First Bancorp common stock to be issued may not exceed 19.9% of the number of shares of First Bancorp common stock outstanding immediately before the effective time of the merger, and to the extent the total number of shares of First Bancorp common stock would exceed 19.9%, the foregoing proration of the total merger consideration will be appropriately adjusted.
ASBB shareholders may elect any combination of stock and/or cash for their ASBB shares; however, if the aggregate cash elections are greater than the cash election maximum, all such cash elections will be subject to proration, and, if the aggregate stock elections are greater than the stock election maximum, all such stock elections will be subject to proration.
ASBB shareholders will also receive a cash payment, without interest, for the value of any fraction of a share of First Bancorp common stock that they would otherwise be entitled to receive in an amount equal to such fractional part of a share of First Bancorp common stock multiplied by the average price of First Bancorp common stock on The NASDAQ Global Select Market during the 20 consecutive full trading days ending on the trading day immediately prior to the later of  (i) the effective date of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (ii) the date of the receipt of the approval of the ASBB shareholders to the merger.
Following the merger, ASBB’s subsidiary, Asheville Savings Bank, will be merged with and into First Bank, First Bancorp’s wholly-owned North Carolina bank subsidiary, and First Bank will be the surviving bank.
The merger agreement is attached as Appendix A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.
ASBB’s Reasons for the Merger and Recommendation of the ASBB Board of Directors (see page 37)
The Board of Directors of ASBB unanimously supports the merger and believes that it is in the best interests of ASBB and its shareholders. The Board of Directors of ASBB believes that the merger will allow ASBB to better serve its customers and markets and that a merger with a financial institution with greater size, expanded product offerings and a more liquid stock would better maximize the long-term value for ASBB shareholders. The Board of Directors believes that the terms of the merger are fair to and in the best interests of ASBB and its shareholders.
Accounting Treatment (see page 73)
The merger will be accounted for as a purchase of a business for financial reporting and accounting purposes under generally accepted accounting principles in the United States.
Conditions, Termination, and Effective Date (see pages 55 and 57)
The merger will not occur unless certain conditions are met, and First Bancorp or ASBB can terminate the merger agreement if specified events occur or fail to occur.
The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks. As of the date of this proxy statement/prospectus, First Bancorp has filed the applications and notifications to obtain the required regulatory approvals.
The closing of the merger will not occur until after the merger is approved by the foregoing regulators and by the ASBB shareholders, the other conditions to closing have been satisfied, and the articles of merger are filed as required under North Carolina law.
Material U.S. Federal Income Tax Consequences (see page 74)
ASBB’s shareholders generally will not recognize gain or loss for U.S. federal income tax purposes on shares of First Bancorp common stock received in the merger in exchange for surrendered shares of ASBB common stock. ASBB shareholders will be taxed, however, on any cash consideration they receive in the merger, including any cash they receive in lieu of fractional shares of First Bancorp common stock. Tax matters are complicated, and the tax consequences of the merger may vary among ASBB shareholders. We urge each ASBB shareholder to contact his, her or its own tax advisor to fully understand the tax implications of the merger.
Opinion of ASBB’s Financial Advisor (see page 40 and Appendix C)
In connection with the merger, ASBB’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated April 30, 2017, to the ASBB Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of ASBB common stock of the merger consideration in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix C to this document. The opinion was for the information of, and was directed to, the ASBB Board of Directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of ASBB to engage in the merger or enter into the merger agreement or constitute a recommendation to the ASBB Board of Directors in connection with the merger, and it does not constitute a recommendation to any holder of ASBB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of ASBB common stock, what election any such shareholder should make with respect to the cash consideration, the stock consideration or any combination thereof).
Market Price and Dividend Information
First Bancorp’s common stock trades on The NASDAQ Global Select Market under the ticker symbol “FBNC”. ASBB’s common stock trades on The NASDAQ Global Market under the ticker symbol “ASBB”. The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of First Bancorp’s and ASBB’s common stock as quoted on NASDAQ. First Bancorp paid quarterly dividends as shown below.
	First Bancorp Common Stock				ASBB Common Stock
	High	Low	Close	Dividend	High	Low	Close	Dividend
2017
Third Quarter (through July 26, 2017)	$32.99	$30.45	$32.07	$—	$46.00	$43.05	$45.50	$—
Second Quarter	32.27	27.50	31.26	0.08	44.50	34.15	43.95	—
First Quarter	31.31	26.47	29.29	0.08	37.35	29.14	34.00	—
2016
Fourth Quarter	28.49	19.18	27.14	0.08	29.75	25.75	29.75	—
Third Quarter	20.33	17.42	19.79	0.08	26.45	24.62	26.25	—
Second Quarter	21.94	17.15	17.58	0.08	26.50	24.07	24.53	—
First Quarter	19.59	17.83	18.85	0.08	26.00	24.24	24.24	—
2015
Fourth Quarter	19.92	16.01	18.74	0.08	27.00	24.66	25.96	—
Third Quarter	17.86	16.01	17.00	0.08	25.80	21.67	25.05	—
Second Quarter	17.82	15.18	16.68	0.08	21.99	20.70	21.66	—
First Quarter	18.64	15.00	17.56	0.08	21.42	19.43	20.50	—
The closing sales price of First Bancorp common stock as of May 1, 2017, the last trading day before the merger agreement was announced, was $30.25. The closing sales price of First Bancorp common stock as of July 26, 2017, the most recent date feasible for inclusion in these materials, was $32.07. The closing sales price of ASBB common stock as of May 1, 2017, the last trading day before the merger agreement was announced, was $35.04. The closing sales price of ASBB common stock as of July 26, 2017, the most recent date feasible for inclusion in these materials, was $45.50.

Because the exchange ratio is fixed and because the market price of First Bancorp common stock is subject to fluctuation, the market value of the shares of First Bancorp common stock that ASBB shareholders may receive in the merger may increase or decrease prior to and following the merger. ASBB shareholders are urged to obtain current market quotations for First Bancorp common stock, which are available at www.nasdaq.com.
The value of one share of ASBB common stock exchanged for cash is fixed at $41.90.
As of July 19, 2017, there were approximately 414 record shareholders of ASBB’s common stock.
First Bancorp intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by First Bancorp’s Board of Directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of First Bancorp, and will depend on cash dividends paid to it by its subsidiary bank. The ability of First Bancorp’s subsidiary bank to pay dividends to it is restricted by certain regulatory requirements.
No cash dividends were declared or paid on ASBB’s common stock in 2015, 2016, or the first quarter of 2017, and ASBB does not currently anticipate that any dividends will be declared or paid on its common stock in the near future.
Differences in Legal Rights between Shareholders of ASBB and First Bancorp (see page 69)
Following the merger, you will no longer be an ASBB shareholder. If you receive shares of First Bancorp common stock in the merger, you will become a First Bancorp shareholder. As such, your rights as a shareholder will no longer be governed by ASBB’s articles of incorporation and bylaws. As a First Bancorp shareholder, your rights as a shareholder will be governed by First Bancorp’s articles of incorporation and bylaws. Your former rights as an ASBB shareholder and your new rights as a First Bancorp shareholder are different in certain ways, including the following:
•
The bylaws of ASBB set forth different requirements for calling special meetings of shareholders than do the bylaws of First Bancorp.

•
The bylaws of ASBB set forth different advance notice requirements for shareholder proposals than do the bylaws of First Bancorp.

•
The bylaws of First Bancorp provide that the number of directors may range between seven to 25 directors while the bylaws of ASBB provide that the number of directors may range between five to 15 directors.

•
The bylaws of ASBB provide for a staggered board of directors, so that approximately one-third of the Board of Directors of ASBB is elected each year at the annual meeting of shareholders. The members of the Board of Directors of First Bancorp are elected annually to serve one-year terms.

•
The articles of incorporation of ASBB set forth different requirements for removal of directors than do the bylaws of First Bancorp.

•
The articles of incorporation of ASBB require supermajority shareholder approval of the holders of common stock for certain business transactions and under certain circumstances, while the articles of incorporation of First Bancorp only provide a supermajority requirement as it pertains to certain voting rights of holders of preferred stock.

•
The articles of incorporation and bylaws of ASBB require supermajority shareholder approval of the holders of common stock for certain amendments to ASBB’s articles and bylaws, while the articles of incorporation of First Bancorp do not have any supermajority requirements for amendments to First Bancorp’s articles or bylaws.

•
The articles of incorporation of First Bancorp allow holders of First Bancorp common stock to choose to elect directors by cumulative voting. The articles of incorporation of ASBB do not provide for cumulative voting in the election of directors.

Interests of Directors and Officers of ASBB and Asheville Savings Bank in the Merger (see page 63)
The directors and officers of ASBB have interests in the merger in addition to their interests as shareholders generally, including the following:
•
At the effective time of the merger, any unvested options to purchase shares of ASBB common stock will accelerate under applicable change in control provisions in the ASB Bancorp, Inc. 2012 Equity Incentive Plan, and each outstanding and unexercised stock option will be cancelled in exchange for the right to receive a single lump sum cash payment equal to the product obtained by multiplying (i) the number of shares of ASBB common stock subject to such option, by (ii) $41.90 less the exercise price per share of such option, less any applicable withholding taxes.

•
At the effective time of the merger, vesting of restricted stock awards previously granted to directors and executives will accelerate under applicable change in control provisions in the ASB Bancorp, Inc. 2012 Equity Incentive Plan.

•
Following the closing of the merger, Ms. Suzanne S. DeFerie, President and Chief Executive Officer of ASBB and Asheville Savings Bank, will be employed with First Bancorp and First Bank as the Regional President – Asheville Region pursuant to an employment agreement.

•
Following the closing of the merger, Ms. DeFerie and one additional representative of the ASBB Board of Directors, as identified by First Bancorp, will be appointed to the Boards of Directors of First Bancorp and First Bank.

•
ASBB and Asheville Savings Bank previously entered into employment agreements with its named executive officers, which entitle each of them to certain payments and benefits upon a qualifying termination in connection with a change in control such as the merger.

•
First Bancorp will indemnify and provide liability insurance to the present directors and officers of ASBB and Asheville Savings Bank for a period of six years following the closing of the merger with respect to acts or omissions occurring prior to merger.

Subject to the assumptions and limitations discussed in this section and in the proxy statement/prospectus under the section “Interests of Directors and Officers of ASBB and Asheville Savings Bank in the Merger — Merger-Related Compensation for ASBB’s Named Executive Officers,” and assuming the effective time of the merger were to occur on September 30, 2017 and a per share price of ASBB common stock of  $41.26, the average closing price per share over the first five business days following the announcement of the merger agreement, the aggregate value of the benefits and amounts that will be received by ASBB’s directors and executive officers as a consequence of the merger is up to approximately $7.0 million. Of this amount, each of ASBB’s executive officers would be entitled to receive the following approximate amounts: Ms. DeFerie — $2,702,347; Mr. Tyndall — $1,543,864; Mr. Kozak — $1,548,218; and Ms. Bailey — $1,177,189. For a more complete description of these interests, see the section of this proxy statement/prospectus entitled “Compensation Arrangements for ASBB Executive Officers in Connection with the Merger” beginning on page 63.
No Dissenters’ Rights in the Merger (see page 73)
ASBB shareholders are not entitled to any appraisal or dissenters’ rights under North Carolina law in connection with the merger because ASBB common stock was listed on The NASDAQ Global Market on the record date for the special meeting.

Special Meeting of ASBB Shareholders (see page 30)
Date, Time, and Place
The special meeting of ASBB shareholders will be held on September 19, 2017, at 10:30 a.m., local time, at The Collider, 1 Haywood Street, 4th Floor, Asheville, North Carolina 28801. At the special meeting, ASBB shareholders will be asked to:
•
approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•
approve, on a non-binding advisory basis, the compensation that certain executive officers of ASBB will receive under existing agreements or arrangements with ASBB in connection with the merger; and

•
approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the merger.

Record Date and Shares Entitled to Vote
You are entitled to vote at the special meeting of ASBB shareholders if you owned shares of ASBB common stock as of the close of business on July 19, 2017. As of this date, 3,788,025 shares of ASBB common stock were outstanding and entitled to vote at the special meeting.
Support Agreements
As of the record date, directors and executive officers of ASBB and their affiliates beneficially owned and were entitled to vote approximately 600,957 shares of ASBB common stock, representing approximately 15.9% of the shares of ASBB common stock outstanding on that date. All of the directors and executive officers of ASBB have agreed to vote their shares in favor of the merger agreement and not sell or otherwise dispose their shares, except with the prior approval of First Bancorp; provided that such support agreements terminate at the effective time of the merger, in the event that the merger agreement is terminated in accordance with its terms or in the event the ASBB Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party. One of the support agreements additionally provides for earlier termination upon the approval of the merger agreement at the special meeting.
Solicitation of Proxies
ASBB is soliciting your proxy in conjunction with the merger. ASBB will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, ASBB will request that banks, brokers, plan trustees and other record holders send proxies and proxy material to the beneficial owners of ASBB common stock and secure their voting instructions. ASBB will reimburse the record holders for their reasonable expenses in taking those actions. Additionally, directors, officers and other employees of ASBB may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities. ASBB has also retained Regan & Associates, Inc. to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of  $9,000, plus reimbursement of expenses, for these services.
Vote Required
As of the record date, 3,788,025 shares of ASBB common stock were issued and outstanding, each of which is entitled to one vote per share. ASBB’s articles of incorporation provide that record holders of ASBB common stock, other than the ESOP and other ASBB employee benefit plans, who beneficially own, either directly or indirectly, in excess of 10% of the ASBB’s outstanding shares are not entitled to vote shares held in excess of the 10% limit. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

Approval by holders of a majority of the shares of ASBB common stock outstanding on the record date is required to approve the merger agreement. Your failure to vote your shares (including your failure to instruct your broker to vote your shares) or your abstaining from voting will have the same effect as a vote “AGAINST” the merger agreement. The ASBB Board of Directors has unanimously approved the merger agreement and unanimously recommends that ASBB shareholders vote “FOR” the approval of the merger agreement.
As referenced above, all of the directors and executive officers of ASBB have agreed to vote their shares in favor of the merger agreement and not sell or otherwise dispose their shares, except with the prior approval of First Bancorp; provided that such support agreements terminate at the effective time of the merger, in the event that the merger agreement is terminated in accordance with its terms or in the event the ASBB Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party.
One of the support agreements additionally provides for earlier termination upon the approval of the merger agreement at the special meeting. As of the record date, ASBB’s directors and executive officers owned 600,957 shares, or 15.9%, of outstanding ASBB common stock (excluding shares underlying options).
The approval, on a non-binding advisory basis, of the proposal regarding compensation that certain executive officers of ASBB will receive under existing agreements or arrangements with ASBB in connection with the merger requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The ASBB Board of Directors unanimously recommends that ASBB shareholders vote “FOR” the approval of the compensation payable under existing agreements that certain of its officers will receive from ASBB in connection with the merger.
Approval of the merger agreement and approval of the compensation payable under existing agreements that certain ASBB officers will receive in connection with the merger are subject to separate votes of the ASBB shareholders, and approval of the compensation is not a condition to completion of the merger.
The approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The ASBB Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF FIRST BANCORP
We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of First Bancorp at and for the periods indicated. You should read this data in conjunction with First Bancorp’s consolidated financial statements and notes thereto incorporated herein by reference from First Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016 and First Bancorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. Financial amounts as of and for the three months ended March 31, 2017 and 2016 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of First Bancorp believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the three months ended March 31, 2017 and 2016 indicate results for any future period. Ratios for the three months ended March 31, 2017 and 2016 have been annualized, where appropriate.
	At and for the Three Months Ended March 31,		At and for the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
STATEMENTS OF INCOME
Interest income	$36,468	$32,063	$130,987	$126,655	$139,832	$147,511	$152,520
Interest expense	2,172	1,868	7,607	6,908	8,223	10,985	17,320
Net interest income	34,296	30,195	123,380	119,747	131,609	136,526	135,200
Provision (reversal) for loan losses	723	258	(23)	(780)	10,195	30,616	79,672
Net interest income after provision for loan losses	33,573	29,937	123,403	120,527	121,414	105,910	55,528
Non interest income	9,809	5,002	25,551	18,764	14,368	23,489	1,389
Non interest expense	32,072	24,773	106,821	98,131	97,251	96,619	97,275
Net income before income taxes	11,310	10,166	42,133	41,160	38,531	32,780	(40,358)
Income tax expense (benefit)	3,755	3,329	14,624	14,126	13,535	12,081	(16,952)
Net income	7,555	6,837	27,509	27,034	24,996	20,699	(23,406)
Preferred stock dividends and discount accretion	—	58	175	603	868	895	2,809
Net income available to common shareholders	$7,555	$6,779	$27,334	$26,431	$24,128	$19,804	$(26,215)
COMMON AND PER SHARE DATA
Net income (loss) per common share:
Basic	$0.34	$0.34	$1.37	$1.34	$1.22	$1.01	$(1.54)
Diluted	0.34	0.33	1.33	1.30	1.19	0.98	(1.54)
Cash dividends declared per common share	0.08	0.08	0.32	0.32	0.32	0.32	0.32
Stated book value – common	19.85	17.24	17.66	16.96	16.08	15.30	14.51
Tangible book value – common	$13.53	$13.75	$13.85	$13.56	$12.63	$11.81	$11.00
Outstanding common shares	24,663,241	19,865,779	20,844,505	19,747,509	19,709,881	19,679,659	19,669,302
Weighted average basic common shares	21,983,963	19,783,747	19,964,727	19,767,470	19,699,801	19,675,597	17,049,513
Weighted average diluted common shares	22,064,923	20,553,858	20,732,917	20,499,727	20,434,007	20,404,303	17,049,513
Dividend payout ratio – basic	23.53%	23.53%	23.36%	23.88%	26.23%	31.68%	-20.78%
PERIOD-END BALANCES
Total assets	$4,441,846	$3,382,966	$3,614,862	$3,362,065	$3,218,383	$3,185,070	$3,244,910
Investment securities – carrying value	347,997	395,625	329,042	320,224	336,705	223,142	223,416
Total loans	3,289,355	2,539,353	2,710,712	2,518,926	2,396,174	2,463,194	2,376,457
Deposits	3,629,170	2,826,821	2,947,353	2,811,285	2,695,906	2,751,019	2,821,360
Borrowings	290,403	186,394	271,394	186,394	116,394	46,394	46,394
Shareholders’ equity	489,461	349,832	368,101	342,190	387,699	371,922	356,117

	At and for the Three Months Ended March 31,		At and for the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
AVERAGE BALANCES
Total assets	$3,856,589	$3,332,492	$3,422,267	$3,230,302	$3,219,915	$3,208,458	$3,311,289
Interest-earning assets	3,478,525	3,028,775	3,108,918	2,936,624	2,907,098	2,805,112	2,857,541
Investment securities – carrying value	339,305	336,216	348,069	348,630	221,732	229,969	217,689
Total loans	2,903,279	2,528,317	2,603,327	2,434,602	2,434,331	2,419,679	2,436,997
Deposits	3,152,778	2,775,391	2,827,513	2,687,381	2,723,758	2,779,032	2,809,357
Borrowings	244,864	186,394	209,659	149,792	99,380	46,394	119,541
Shareholders’ equity	426,842	349,484	360,715	376,287	383,055	362,770	345,981
SELECT PERFORMANCE RATIOS
Return on average assets	0.79%	0.82%	0.80%	0.82%	0.75%	0.62%	-0.79%
Return on average common equity	7.18%	7.97%	7.73%	8.04%	7.73%	6.78%	-9.29%
Net interest margin – tax-equivalent	4.07%	4.07%	4.03%	4.13%	4.58%	4.92%	4.78%
CAPITAL RATIOS
Shareholders’ equity as a percentage of assets	11.02%	10.34%	10.18%	10.18%	12.05%	11.68%	10.97%
Tangible common equity to tangible assets	7.79%	8.24%	8.16%	8.13%	7.90%	7.46%	6.81%
Common equity Tier 1 to Tier 1 risk weighted assets	10.33%	11.35%	10.92%	11.22%	n/a	n/a	n/a
Tier 1 risk-based capital	11.85%	13.40%	12.49%	13.30%	16.35%	15.53%	15.41%
Total risk-based capital	12.56%	14.45%	13.36%	14.45%	17.60%	16.79%	16.67%
Tier 1 leverage	11.05%	10.40%	10.17%	10.38%	11.61%	11.18%	10.24%
ASSET QUALITY INFORMATION
Nonperforming assets – Total	$60,032	$82,261	$59,138	$89,293	$114,011	$152,588	$202,351
Nonperforming assets – Non-covered	60,032	71,563	59,138	77,193	95,330	81,965	106,105
Nonperforming assets to total assets	1.35%	2.43%	1.64%	2.66%	3.54%	4.79%	6.24%
Nonperforming assets to total assets – non-covered	1.35%	2.18%	1.64%	2.37%	3.09%	2.78%	3.64%
Net loan charge-offs to average total loans	0.13%	0.35%	0.14%	0.46%	0.74%	1.18%	3.06%
Net loan charge-offs to average total loans – non-covered	0.13%	0.52%	0.14%	0.58%	0.65%	0.72%	3.02%
Allowance for loan losses to total loans	0.72%	1.05%	0.88%	1.13%	1.70%	1.97%	1.95%
Allowance for loan losses to total loans – non-covered	0.72%	1.03%	0.88%	1.11%	1.69%	1.96%	1.99%
OTHER DATA
Number of full-service branches	95	88	88	88	87	96	97
Number of full-time equivalent employees	1,009	814	827	812	798	864	831

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF ASBB
We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of ASBB at and for the periods indicated. You should read this data in conjunction with ASBB’s Consolidated Financial Statements and notes thereto incorporated herein by reference from ASBB’s Annual Report on Form 10-K for the year ended December 31, 2016 and ASBB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. Financial amounts as of and for the three months ended March 31, 2017 and 2016 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of ASBB believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the three months ended March 31, 2017 and 2016 indicate results for any future period. Ratios for the three months ended March 31, 2017 and 2016 have been annualized, where appropriate.
	At and for the Three Months Ended March 31,		At and for the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
STATEMENTS OF INCOME
Interest income	$6,923	$6,677	$27,348	$25,435	$23,502	$22,952	$24,992
Interest expense	816	844	3,444	3,485	3,536	4,194	6,492
Net interest income	6,107	5,833	23,904	21,950	19,966	18,758	18,500
Provision (reversal) for loan losses	57	399	548	361	(998)	(681)	1,700
Net interest income after provision for loan losses	6,050	5,434	23,356	21,589	20,964	19,439	16,800
Noninterest income	1,946	2,049	8,756	7,509	6,333	8,034	9,456
Noninterest expense	5,588	5,761	30,450	23,540	23,548	25,394	25,092
Net income before income taxes	2,408	1,722	1,662	5,558	3,749	2,079	1,164
Income tax expense (benefit)	574	601	444	1,983	1,260	625	302
Net income	1,834	1,121	1,218	3,575	2,489	1,454	862
COMMON AND PER SHARE DATA
Net income per common share:
Basic	$0.53	$0.31	$0.35	$0.92	$0.60	$0.31	$0.17
Diluted	0.50	0.30	0.33	0.89	0.59	0.31	0.17
Cash dividends declared per common share	—	—	—	—	—	—	—
Stated book value – common	24.75	23.10	24.06	22.50	21.56	20.06	19.97
Tangible book value – common	$24.75	$23.10	$24.06	$22.50	$21.56	$20.06	$19.97
Outstanding common shares	3,788,025	3,985,475	3,788,025	3,985,475	4,378,411	5,040,057	5,584,551
Weighted average basic common shares	3,452,400	3,578,367	3,505,387	3,884,691	4,150,706	4,691,470	5,160,830
Weighted average diluted common shares	3,697,194	3,720,127	3,659,575	4,004,385	4,197,689	4,698,997	5,160,830
Dividend payout ratio – basic	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
PERIOD-END BALANCES
Total assets	$803,499	$783,523	$795,823	$782,853	$760,040	$733,026	$749,345
Investment securities – carrying value	101,106	122,374	103,581	141,364	145,461	189,570	243,385
Total loans	605,826	595,832	603,582	576,087	521,820	449,234	387,721
Deposits	682,069	628,415	647,623	630,904	603,379	572,786	578,299
Borrowings	20,000	50,000	50,000	50,000	50,000	50,000	50,000
Shareholders’ equity	93,740	92,064	91,137	89,682	94,397	101,088	111,529
AVERAGE BALANCES
Total assets	$799,954	$776,623	$790,831	$781,974	$747,491	$751,406	$781,633
Interest-earning assets	759,148	746,263	755,451	746,531	708,733	706,496	749,024
Investment securities – carrying value	102,438	125,753	115,392	137,424	156,062	231,396	269,252
Total loans	611,614	593,341	601,654	557,221	476,782	421,415	418,569
Deposits	655,719	622,630	636,800	621,741	588,511	582,858	595,183
Borrowings	44,444	50,000	50,000	50,000	50,000	50,000	59,208
Shareholders’ equity	92,821	91,414	92,102	96,308	98,981	105,941	116,208

	At and for the Three Months Ended March 31,		At and for the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
SELECT PERFORMANCE RATIOS
Return on average assets	0.93%	0.58%	0.15%	0.46%	0.33%	0.19%	0.11%
Return on average common equity	8.01%	4.93%	1.32%	3.71%	2.51%	1.37%	0.74%
Net interest margin – tax-equivalent	3.33%	3.21%	3.23%	3.00%	2.87%	2.72%	2.50%
CAPITAL RATIOS
Shareholders’ equity as a percentage of assets	11.67%	11.75%	11.45%	11.46%	12.42%	13.79%	14.88%
Tangible common equity to tangible assets	11.67%	11.75%	11.45%	11.46%	12.42%	13.79%	14.88%
Common equity Tier 1 to Tier 1 risk weighted assets	15.97%	16.65%	15.54%	16.66%	n/a	n/a	n/a
Tier 1 risk-based capital	15.97%	16.65%	15.54%	16.66%	19.83%	24.14%	27.72%
Total risk-based capital	17.07%	17.81%	16.63%	17.77%	21.01%	25.39%	28.98%
Tier 1 leverage	11.89%	12.33%	11.58%	11.87%	13.17%	14.35%	14.69%
ASSET QUALITY INFORMATION
Nonperforming assets	$10,268	$12,472	$10,814	$12,813	$16,345	$20,727	$25,683
Nonperforming assets to total assets	1.28%	1.59%	1.36%	1.64%	2.15%	2.83%	3.43%
Net loan charge-offs to average total loans	0.02%	-0.02%	0.05%	0.00%	0.08%	0.12%	0.91%
Allowance for loan losses to total loans	1.08%	1.13%	1.08%	1.09%	1.14%	1.63%	2.20%
OTHER DATA
Number of full-service branches	13	13	13	13	13	13	13
Number of full-time equivalent employees	153	153	155	152	160	173	168

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of First Bancorp and ASBB and have been prepared to illustrate the effects of the merger involving First Bancorp and ASBB under the acquisition method of accounting with First Bancorp treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of ASBB, as of the effective date of the merger, will be recorded by First Bancorp at their respective fair values and the excess of the merger consideration over the fair value of ASBB’s net assets will be allocated to goodwill. The unaudited pro forma condensed combined income statements for the fiscal year ended December 31, 2016 and the three months ended March 31, 2017 are presented as if the merger had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.
As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed.
The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2017
	First Bancorp	ASBB	Pro Forma Adjustments	Notes	Pro Forma Combined
	($ in thousands)
ASSETS
Cash & due from banks, noninterest-bearing	$81,514	10,742	—		92,256
Due from banks, interest-bearing	323,646	49,709	(35,050)	1	338,305
Total cash and cash equivalents	405,160	60,451	(35,050)		430,561
Securities available for sale	214,743	97,463	—		312,206
Securities held to maturity	133,254	3,643	195	2	137,092
Loans and leases held for sale	11,661	4,238	—		15,899
Loans	3,289,355	605,826	(5,300)	3	3,889,881
Allowance for loan losses	(23,546)	(6,573)	6,573	4	(23,546)
Net loans	3,265,809	599,253	1,273		3,866,335
Premises and equipment	97,142	10,997	8,624	5	116,763
Other real estate	12,789	5,055	(1,800)	6	16,044
Goodwill	142,872	—	68,140	7	211,012
Other intangible assets	12,811	—	9,200	8	22,011
Bank-owned life insurance	86,923	10,271	—		97,194
Other	58,682	12,128	—		70,810
Total assets	$4,441,846	803,499	50,582		5,295,927
LIABILITIES
Deposits: Demand – noninterest-bearing	$958,175	133,201	—		1,091,376
Interest-bearing	2,670,995	548,868	(1,280)	9	3,218,583
Total deposits	3,629,170	682,069	(1,280)		4,309,959
Borrowings	236,752	20,708	394	10	257,854
Subordinated notes and debentures	53,651	—	—		53,651
Other liabilities	32,812	6,982	6,791	11	46,585
Total liabilities	3,952,385	709,759	5,905		4,668,049
SHAREHOLDERS’ EQUITY
Common stock	262,180	38	143,754	12	405,972
Additional paid-in-capital	—	19,976	(19,976)	13	—
Retained earnings	231,503	79,140	(84,515)	14	226,128
Stock in directors’ rabbi trust assumed in acquisition	(7,688)	(2,015)	—		(9,703)
Directors’ deferred fee obligation	7,688	2,015	—		9,703
Unearned Employee Stock Ownership Plan (ESOP) shares	—	(2,747)	2,747	15	—
Unearned equity incentive plan shares	—	(661)	661	16	—
Stock-based deferral plan shares	—	(380)	380	16	—
Accumulated other comprehensive income	(4,222)	(1,626)	1,626	16	(4,222)
Total shareholders’ equity	489,461	93,740	44,677		627,878
Total liabilities and shareholders’ equity	$4,441,846	803,499	50,582		5,295,927

Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 2017
	First Bancorp	ASBB	Pro Forma Adjustments	Notes	First Bancorp and ASBB — Pro Forma Combined
	($ in thousands, except per share data)
Interest income
Interest and fees on loans	$33,703	$6,294	$—		$39,997
Interest on investment securities	2,267	520	(8)	17	$2,779
Other, principally overnight investments	498	109	(191)	18	416
Total interest income	36,468	6,923	(199)		43,192
Interest expense
Savings, checking and money market accounts	522	144	—		666
Time deposits	880	246	44	19	1,170
Borrowings	770	426	(48)	20	1,148
Total interest expense	2,172	816	(4)		2,984
Net interest income	34,296	6,107	(195)		40,208
Provision for loan losses	723	57	—		780
Net interest income after provision (reversal) for loan losses	33,573	6,050	(195)		39,428
Noninterest income
Service charges on deposit accounts	2,614	478	—		3,092
Other charges, commissions and fees	3,173	785	—		3,958
Mortgage banking income	768	493	—		1,261
Commissions from sales of insurance and financial products	840	60	—		900
SBA consulting fees	1,260	—			1,260
SBA loan sale gains	622	—			622
Bank-owned life insurance income	508	87	—		595
Securities gains (losses)	(235)	27	—		(208)
Foreclosed property gains (losses)	25	16	—		41
Other gain (losses)	234	—	—		234
Total noninterest income	9,809	1,946	—		11,755
Noninterest expenses
Salaries and employee benefits	17,671	3,231	—		20,902
Occupancy and equipment expense	3,242	430	—		3,672
Merger and acquisition expense	2,373	—	—		2,373
Intangibles amortization	576	—	418	21	994
Other	8,210	1,927	—		10,137
Total noninterest expenses	32,072	5,588	418		38,078
Income before income taxes	11,310	2,408	(613)		13,105
Income taxes	3,755	574	(227)		4,102
Net income	7,555	1,834	(386)		9,003
Preferred stock dividends	—	—	—		—
Net income available to common shareholders	$7,555	$1,834	$(386)		$9,003
Basic earnings per share	$0.34	$0.53			$0.33
Diluted earnings per share	$0.34	$0.50			$0.33
Weighted average common shares – basic	21,983,963	3,452,400	1,456,880	22	26,893,243
Weighted average common shares – diluted	22,064,923	3,697,194	1,212,086	22	26,974,203

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2016
	First Bancorp	ASBB	Pro Forma Adjustments	Notes	First Bancorp and ASBB — Pro Forma Combined
	($ in thousands, except per share data)
Interest income
Interest and fees on loans	$121,322	$24,769	$—		$146,091
Interest on investment securities	8,782	2,263	(33)	17	11,012
Other, principally overnight investments	883	316	(762)	18	437
Total interest income	130,987	27,348	(795)		157,540
Interest expense
Savings, checking and money market accounts	1,620	550	—		2,170
Time deposits	3,550	922	1,104	19	5,576
Borrowings	2,437	1,972	(394)	20	4,015
Total interest expense	7,607	3,444	710		11,761
Net interest income	123,380	23,904	(1,505)		145,779
Provision for loan losses – noncovered	2,109	548	—		2,657
Provision (reversal) for loan losses – covered	(2,132)	—	—		(2,132)
Total provision (reversal) for loan losses	(23)	548	—		525
Net interest income after provision (reversal) for loan losses	123,403	23,356	(1,505)		145,254
Noninterest income
Service charges on deposit accounts	10,571	1,988	—		12,559
Other charges, commissions and fees	11,913	3,328	—		15,241
Mortgage banking income	2,033	1,710	—		3,743
Commissions from sales of insurance and financial products	3,790	243	—		4,033
SBA consulting fees	3,199	—	—		3,199
SBA loan sale gains	1,433	—			1,433
Bank-owned life insurance income	2,052	185	—		2,237
Securities gains (losses)	3	1,321	—		1,324
Foreclosed property gains (losses)	(625)	(2)	—		(627)
Indemnification asset income	(10,255)	—	—		(10,255)
Other gain (losses)	1,437	(17)	—		1,420
Total noninterest income	25,551	8,756	—		34,307
Noninterest expenses
Salaries and employee benefits	62,064	13,088	—		75,152
Occupancy and equipment expense	11,446	1,786	—		13,232
Merger and acquisition expenses	1,431	—	—		1,431
Settlement of qualified pension plan	—	7,607	(7,607)	23	—
Intangibles amortization	1,211	—	1,673	21	2,884
Other	30,669	7,969	—		38,638
Total noninterest expenses	106,821	30,450	(5,934)		131,337
Income before income taxes	42,133	1,662	4,429		48,224
Income taxes	14,624	444	1,637		16,705
Net income	27,509	1,218	2,792		31,519
Preferred stock dividends	(175)	—	—		(175)
Net income available to common shareholders	$27,334	$1,218	$2,792		$31,344
Basic earnings per share	$1.37	$0.35			$1.26
Diluted earnings per share	$1.33	$0.33	$1.23
Weighted average common shares – basic	19,964,727	3,505,387	1,403,893	22	24,874,007
Weighted average common shares – diluted	20,732,917	3,659,575	1,249,705	22	25,642,197

Notes to Unaudited Pro Forma Consolidated Information
($ in thousands except per share data)
Note I — Pro Forma Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma combined consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.
1.
This represents the cash portion of the merger consideration of  $15,872, the cash out of the stock options of  $11,482 and after-tax merger-related charges that are expected to be incurred amounting to $10,750, partially offset by $3,054 in proceeds from the termination of the ESOP.

2.
This is the estimated fair market value adjustment to the held to maturity securities portfolio.

3.
This is the estimated fair value adjustment of the acquired loan portfolio, based on First Bancorp’s evaluation.

4.
The existing ASBB allowance for loan losses is not carried over under applicable accounting rules.

5.
This is the estimated fair market value adjustment to ASBB’s land and buildings, based on First Bancorp’s evaluation.

6.
This is the estimated fair market value adjustment to ASBB’s foreclosed real estate holdings, based on First Bancorp’s evaluation.

7.
This is the estimated goodwill that will be created in the merger as a result of the consideration paid being greater than the net assets acquired.

8.
This is the estimated core deposit intangible related to acquired core deposit accounts.

9.
This is the estimated fair market value adjustment associated with the interest rate being paid on time deposits based on similar market products.

10.
This is the estimated fair market value adjustment associated with ASBB’s borrowings.

11.
This is the net increase in tax liability resulting from the deferred tax liability associated with the fair market value adjustments at a 37% blended effective tax rate.

12.
This is the adjustment necessary to reflect the expected issuance of 4,909,280 shares of First Bancorp common stock based at a value of  $29.29 per share (the closing price of First Bancorp common stock on March 31, 2017), resulting in total stock merger consideration of approximately $143,792.

13.
The additional paid-in-capital of ASBB is eliminated as part of the accounting entries to reflect the merger.

14.
This reflects the elimination of ASBB’s retained earnings as part of the accounting entries to reflect the merger as well as the estimated merger-related expense that will be incurred by First Bancorp and will reduce First Bancorp’s retained earnings, which was estimated at one-half of the total expected merger-related charges.

15.
The adjustment reflects the termination of the ESOP as of the merger date.

16.
These items of shareholders’ equity are eliminated as part of the accounting entries to reflect the merger.

17.
This reflects the expected amortization expense associated with the fair market value adjustment related to securities.

18.
This is the estimate of foregone interest income that is expected as a result of the cash outlay described in note 1.

19.
This is the estimate of amortization expense associated with the fair market value adjustment related to time deposits.

20.
This is the estimate of amortization expense associated with the fair market value adjustment related to borrowings.

21.
This is the estimated amortization expense of the core deposit intangible.

22.
This is the adjustment necessary to reflect the expected number of shares of First Bancorp common stock to be issued as merger consideration of 4,909,280.

23.
This is the one-time charge that ASBB recorded in 2016 to terminate the ASBB defined benefit pension plan. Due to the nonrecurring nature, the financial impact of this item has been eliminated.

Note II — Merger Related Charges
The estimated transaction costs related to the merger are approximately $10.75 million, net of tax. This cost is included in the Pro Forma Combined Consolidated Balance Sheet. These estimated merger related costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. These costs will be recorded as non-interest expense as incurred. The pro forma presentation of merger related costs is in the following table.
Merger Transaction Costs Schedule
Salaries and employee benefits	$5,750
Professional fees	3,500
Contract termination fess	4,275
Other noninterest expense	2,500
Total merger related costs	16,025
Applicable tax benefit	5,275
Net expense after tax benefit	$10,750

Note III — Preliminary Purchase Accounting Allocation
The unaudited pro forma combined consolidated financial information reflects the issuance of 4,909,280 shares of First Bancorp common stock with an aggregate value of  $143.8 million, as well as cash consideration of approximately $27.4 million. The merger will be accounted for using the acquisition method of accounting; accordingly, First Bancorp’s cost to acquire ASBB will be allocated to the assets (including identifiable intangible assets) and liabilities of ASBB at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values, as summarized in the following table.
$143,792	Stock consideration (3,788 × 90% × 1.44 Exchange Ratio × $29.29 First Bancorp Stock Price on 3/31/17)
27,354	Cash consideration – from above
171,146	Total merger consideration
93,740	Equity of ASBB
77,406	Preliminary goodwill amount
5,375	Deal charges – assumed that 50% are incurred by ASBB and will reduce their equity
Fair Value Adjustments
(195)	Held to maturity securities
527	Loan mark, net of allowance
(8,624)	Premises
(9,200)	Core deposit intangible
(1,280)	Time deposits interest rate mark
394	Borrowings mark
6,791	Deferred tax liability associated with fair value adjustments
(3,054)	ESOP termination impact
$68,140	Total goodwill

COMPARATIVE PER COMMON SHARE DATA
The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (i) First Bancorp and ASBB on a historical basis, (ii) First Bancorp and ASBB on a pro forma combined basis, and (iii) ASBB on a pro forma equivalent basis. The pro forma information has been derived from and should be read in conjunction with First Bancorp’s and ASBB’s audited consolidated financial statements for the year ended December 31, 2016 and quarter ended March 31, 2017 incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.
	Unaudited Comparative Per Common Share Data
	First Bancorp	ASBB	First Bancorp Pro Forma Combined(1)	ASBB Pro Forma Equivalent Per Share(2)
Basic Earnings
Year ended December 31, 2016	$1.37	$0.35	$1.27	$1.83
Three months ended March 31, 2017	$0.34	$0.53	$0.33	$0.48
Diluted Earnings
Year ended December 31, 2016	$1.33	$0.33	$1.24	$1.79
Three months ended March 31, 2017	$0.34	$0.50	$0.33	$0.48
Cash Dividends Declared(3)
Year ended December 31, 2016	$0.32	$0.00	$0.32	$0.46
Three months ended March 31, 2017	$0.08	$0.00	$0.08	$0.12
Tangible Book Value – Common
December 31, 2016	$13.85	$24.06	$13.58	$19.56
March 31, 2017	$13.53	$24.75	$13.35	$19.22

(1)
First Bancorp Pro Forma Combined amounts are calculated by adding the First Bancorp historical amounts together with the ASBB historical amounts, adjusted for the estimated purchase accounting and other adjustments to be recorded in connection with the merger and an estimated 4,909,280 shares of First Bancorp common stock to be issued pursuant to the terms of the merger agreement.

(2)
Computed by multiplying the First Bancorp pro forma combined amounts by the exchange ratio of 1.44.

(3)
First Bancorp pro forma combined cash dividends paid are based only upon First Bancorp’s historical amounts.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this document, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this document. In addition, you should read and consider the risks associated with First Bancorp’s business because these risks will relate to the combined company. A description of some of these risks can be found in the Annual Report on Form 10-K filed by First Bancorp for the year ended December 31, 2016, as updated by other reports filed with the SEC, which are incorporated by reference into this document. You should also consider the other information in this document and the other documents incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” on page 83.
Because the market price of First Bancorp common stock will fluctuate, ASBB shareholders electing to receive stock cannot be sure of the value of the merger consideration they will receive.
Upon completion of the merger, each share of ASBB common stock will be converted into the merger consideration consisting of shares of First Bancorp common stock, cash or a combination of both. If an ASBB shareholder receives only cash as merger consideration, the value of the merger consideration that such ASBB shareholder receives will be independent of any fluctuations in the market price of First Bancorp common stock. The market value of the merger consideration received by ASBB shareholders who receive all or part of the merger consideration in the form of First Bancorp shares will vary with the price of First Bancorp’s common stock. First Bancorp’s stock price changes daily as a result of a variety of other factors in addition to the business and relative prospects of First Bancorp, including general market and economic conditions, industry trends, and the regulatory environment. These factors are beyond First Bancorp’s control. You should obtain current market quotations for shares of First Bancorp common stock.
The market price of First Bancorp common stock after the merger may be affected by factors different from those affecting the shares of ASBB or First Bancorp currently.
Upon completion of the merger, certain holders of ASBB common stock will become holders of First Bancorp common stock. First Bancorp’s business differs from that of ASBB, and, accordingly, the results of operations of the combined company and the market price of First Bancorp common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Bancorp and ASBB.
ASBB shareholders may receive a form of consideration different from what they elect.
Although each ASBB shareholder may elect to receive all cash, all stock or a combination of cash and stock, the total merger consideration will be prorated as necessary to ensure that 10% of the total outstanding shares of ASBB common stock will be exchanged for cash and 90% of the total outstanding shares of ASBB common stock will be exchanged for shares of First Bancorp common stock; provided, that the number of shares of First Bancorp common stock to be issued may not exceed 19.9% of the number of shares of First Bancorp common stock outstanding immediately before the effective time of the merger, and to the extent the total number of shares of First Bancorp common stock would exceed 19.9%, the foregoing proration of the total merger consideration will be appropriately adjusted. Accordingly, if the aggregate cash elections are greater than the cash election maximum, each cash election will be reduced pro rata based on the amount that the aggregate cash elections exceed the cash election maximum. Alternatively, if the aggregate stock elections are greater than the stock election maximum, each stock election will be reduced pro rata based on the amount that the aggregate stock elections exceed the stock election maximum.
At the time you vote with respect to the merger agreement, you will not know how much cash or the number of First Bancorp shares you will receive as a result of the merger.
The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations after the merger may differ materially.
The unaudited pro forma condensed combined financial statements in this proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what First Bancorp’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which are based upon preliminary estimates, to record the ASBB identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of ASBB as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 17.
ASBB’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as an ASBB shareholder.
The ASBB Board of Directors unanimously approved the merger agreement and is recommending that ASBB shareholders vote for the merger agreement. In considering these facts and the other information contained in these materials, you should be aware that certain of ASBB’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as an ASBB shareholder. These interests include the payment of certain amounts by ASBB and Asheville Savings Bank to Ms. DeFerie, Mr. Tyndall, Mr. Kozak and Ms. Bailey in connection with the termination of their existing employment agreements immediately prior to the closing of the merger. See “Proposal No. 1 — The Merger — Interests of Directors and Officers of ASBB and Asheville Savings Bank in the Merger” on page 63.
Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.
First Bancorp and ASBB have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on First Bancorp’s ability to successfully combine and integrate the businesses of First Bancorp and ASBB in a manner that permits growth opportunities and neither materially disrupts the existing customer relations nor results in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect First Bancorp’s ability to successfully conduct its business, which could have an adverse effect on First Bancorp’s financial results and the value of its common stock. If First Bancorp experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause First Bancorp and/or ASBB to lose customers or cause customers to remove their accounts from First Bancorp and/or ASBB and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of ASBB and First Bancorp during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated by the merger agreement, including the merger and bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on First Bancorp following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.
ASBB and First Bancorp will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ASBB or First Bancorp. These uncertainties may impair ASBB’s or First Bancorp’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with ASBB or First Bancorp to seek to change existing business relationships with ASBB or First Bancorp. Retention of certain employees by ASBB or First Bancorp may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with First Bancorp. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with ASBB or First Bancorp, ASBB’s business or First Bancorp’s business could be harmed. In addition, subject to certain exceptions, ASBB has agreed to operate its business in the ordinary course prior to closing, and each of ASBB and First Bancorp has agreed to certain restrictive covenants. See the section of this proxy statement/prospectus entitled “Proposal No.1 — The Merger — The Merger Agreement — Conduct of Business of ASBB Pending Closing” beginning on page 61 for a description of the restrictive covenants applicable to ASBB and First Bancorp.
If the merger is not completed, First Bancorp common stock and ASBB common stock could be materially adversely affected.
The merger is subject to customary conditions to closing, including the approval of the ASBB shareholders. In addition, First Bancorp and ASBB may terminate the merger agreement under certain circumstances. If First Bancorp and ASBB do not complete the merger, the market price of First Bancorp common stock or ASBB common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Further, whether or not the merger is completed, First Bancorp and ASBB will also be obligated to pay certain investment banking, legal and accounting fees and related expenses in connection with the merger, which could negatively impact results of operations when incurred. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, First Bancorp and ASBB cannot assure their respective shareholders that additional risks will not materialize or not materially adversely affect the business, results of operations and stock prices of First Bancorp and ASBB.
The termination fee contained in the merger agreement may discourage other companies from trying to acquire ASBB.
ASBB has agreed to pay a termination fee of  $6.8 million to First Bancorp if, under certain circumstances, the merger agreement is terminated. This fee could discourage other companies from trying to acquire ASBB.
ASBB shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
ASBB shareholders currently have the right to vote in the election of the ASBB Board of Directors and on other matters affecting ASBB. Upon the completion of the merger, each ASBB shareholder receiving shares of First Bancorp common stock in accordance with the merger agreement will be a shareholder of First Bancorp with a percentage ownership of First Bancorp that is smaller than such shareholder’s current percentage ownership of ASBB. It is currently expected that the former shareholders of ASBB as a group will receive shares in the merger constituting approximately 4,909,280, or 16.6%, of the outstanding shares of First Bancorp’s common stock immediately after the merger. Because of this, ASBB shareholders will have less influence on the management and policies of First Bancorp than they now have on the management and policies of ASBB.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in an ASBB shareholder’s recognition of taxable gain or loss in respect of all of his or her shares of ASBB common stock.
First Bancorp and ASBB intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We will not ask the Internal Revenue Service (“IRS”) to provide a ruling on the matter. First Bancorp and ASBB will, as a condition to closing, obtain an opinion from First Bancorp’s counsel that the merger will constitute a reorganization for federal income tax purposes. However, this opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, ASBB shareholders generally would recognize gain or loss on all shares of ASBB common stock surrendered in the merger, regardless of whether surrendered for cash consideration or stock consideration. For each share, the gain or loss recognized would be an amount equal to the difference between the shareholder’s adjusted tax basis in that share and the amount of cash or the fair market value of the First Bancorp common stock received in exchange for that share upon completion of the merger. If the merger qualifies as a reorganization, ASBB shareholders may still recognize taxable gain with respect to the amount of cash received upon completion of the merger in exchange for their shares of ASBB common stock.
There are certain risks relating to First Bancorp’s business.
You should read and consider risk factors specific to First Bancorp’s business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in First Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other documents incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference into this document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document and the documents that are incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about First Bancorp, ASBB and their subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of First Bancorp and its subsidiaries after the proposed merger. Forward-looking statements involve risks, uncertainties, assumptions, and certain other factors that could cause actual results to differ from results expressed or implied by the forward-looking statements, including, but not limited to the factors set forth under the “Risk Factors” section above or in First Bancorp’s or ASBB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as the following factors:
•
competition from other companies that provide financial services similar to those offered by First Bancorp and ASBB;

•
combining the businesses of First Bancorp and ASBB may cost more or take longer than expected;

•
retaining key personnel of First Bancorp and ASBB may be more difficult than expected;

•
revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected;

•
expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between First Bancorp and ASBB;

•
the inability to complete the transactions contemplated by the merger agreement due to the failure to satisfy each party’s respective conditions to completion, including the receipt of regulatory approval or ASBB shareholder approval;

•
interest rate risk involving the effect of a change in interest rates on both First Bancorp’s and ASBB’s earnings and the market value of their equity securities portfolios;

•
liquidity risk affecting First Bancorp’s and ASBB’s abilities to meet their obligations when they come due;

•
general economic conditions (both generally and in First Bancorp’s and ASBB’s markets) may be less favorable than expected, which could result in, among other things, a deterioration in credit quality, a reduction in demand for credit and a decline in real estate values;

•
a general decline in the real estate and lending markets, particularly in First Bancorp’s and ASBB’s market areas, could negatively affect their or the combined entity’s financial results;

•
risk associated with income taxes including the potential for adverse adjustments and the inability of First Bancorp to fully realize deferred tax benefits;

•
increased cybersecurity risk, including potential network breaches, business disruptions or financial losses;

•
current or future restrictions or conditions imposed by First Bancorp’s regulators on its operations may make it more difficult for First Bancorp to achieve its goals;

•
legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect First Bancorp;

•
changes in the interest rate environment may reduce the volumes or values of the loans First Bancorp makes or has acquired;

•
other financial institutions with greater financial resources than First Bancorp may be able to develop or acquire products that enable them to compete more successfully than First Bancorp can;

•
First Bancorp’s ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry;

•
adverse changes may occur in the bond and equity markets;

•
war or terrorist activities may cause deterioration in the economy or cause instability in credit markets;

•
macroeconomic, geopolitical or other factors may prevent the growth that First Bancorp expects in the markets in which it operates;

•
the risks of fluctuations in market prices for First Bancorp stock that may or may not reflect the economic condition or performance of First Bancorp; and

•
First Bancorp will or may continue to face the risk factors discussed from time to time in the periodic reports it files with the SEC.

We believe the forward-looking statements contained in or incorporated by reference into this document are reasonable, but we caution that the foregoing list of factors that could cause actual results to differ materially from those anticipated in such forward-looking statements is not exclusive and that you should not place undue reliance on such forward-looking statements, because the future results and shareholder values of First Bancorp following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in these materials.

THE SPECIAL MEETING OF ASBB SHAREHOLDERS
This document constitutes a proxy statement of ASBB in connection with its solicitation of proxies from its shareholders for the vote on the merger agreement, the advisory vote on merger-related compensation, and on the authorization to adjourn the special meeting of ASBB shareholders, as well as a prospectus of First Bancorp in connection with its issuance of shares of First Bancorp common stock as part of the merger consideration. This document is being mailed by ASBB and First Bancorp to ASBB shareholders of record on or about August 4, 2017, together with the notice of the special meeting and a proxy solicited by ASBB’s Board of Directors for use at the special meeting and at any adjournments of the special meeting.
Date, Time, and Place and Matters to be Considered
The special meeting of shareholders of ASBB will be held on September 19, 2017, at 10:30 a.m., at The Collider, 1 Haywood Street, 4th Floor, Asheville, North Carolina 28801. At the special meeting, ASBB shareholders will be asked to:
•
approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•
approve, on a non-binding advisory basis, the compensation that certain executive officers of ASBB will receive under existing agreements or arrangements with ASBB in connection with the merger; and

•
approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the merger.

Record Date and Shares Entitled to Vote
You are entitled to vote at the special meeting of ASBB shareholders if you owned shares of ASBB common stock on July 19, 2017. As of that date, 3,788,025 shares of ASBB common stock were outstanding and entitled to vote at the special meeting.
Shares Held by Officers and Directors; Support Agreements
As of the record date, directors and executive officers of ASBB and their affiliates beneficially owned and were entitled to vote approximately 600,957 shares of ASBB common stock, representing approximately 15.9% of the shares of ASBB common stock outstanding on that date. All of the directors and executive officers of ASBB have agreed to vote their shares in favor of the merger agreement and not sell or otherwise dispose their shares, except with the prior approval of First Bancorp; provided that such support agreements terminate at the effective time of the merger, in the event that the merger agreement is terminated in accordance with its terms or in the event the ASBB Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party. One of the support agreements additionally provides for earlier termination upon the approval of the merger agreement at the special meeting.
Vote Required; Treatment of Abstentions and Failure to Vote
As of the record date, 3,788,025 shares of ASBB common stock were issued and outstanding. Each issued and outstanding share of ASBB common stock is entitled to one vote. ASBB’s articles of incorporation provide that record holders of ASBB common stock, other than the ESOP and other ASBB employee benefit plans, who beneficially own, either directly or indirectly, in excess of 10% of the ASBB’s outstanding shares are not entitled to vote shares held in excess of the 10% limit.
Approval by holders of a majority of the shares of ASBB common stock outstanding on the record date is required to approve the merger agreement. Your failure to vote your shares (including your failure to instruct your broker to vote your shares) or your abstaining from voting will have the same effect as a vote “AGAINST” the merger agreement. The ASBB Board of Directors has unanimously approved the merger agreement and unanimously recommends that ASBB shareholders vote “FOR” the approval of the merger agreement.

As referenced above, all of the directors and executive officers of ASBB have agreed to vote their shares in favor of the merger agreement and not sell or otherwise dispose their shares, except with the prior approval of First Bancorp; provided that such support agreements terminate in the event that the ASBB Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party. One of the support agreements additionally provides for earlier termination upon the approval of the merger agreement at the special meeting. As of the record date, ASBB’s directors and executive officers owned 600,957 shares, or 15.9%, of outstanding ASBB common stock (excluding shares underlying options).
The approval, on a non-binding advisory basis, of the proposal regarding compensation that certain executive officers of ASBB will receive under existing agreements or arrangements with ASBB in connection with the merger requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The ASBB Board of Directors unanimously recommends that ASBB shareholders vote “FOR” the approval of the compensation payable under existing agreements that certain of its officers will receive from ASBB in connection with the merger.
Approval of the merger agreement and approval of the compensation payable under existing agreements that certain ASBB officers will receive in connection with the merger are subject to separate votes of the ASBB shareholders, and approval of the compensation is not a condition to completion of the merger.
The approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The ASBB Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.
Solicitation of Proxies
ASBB is soliciting your proxy in conjunction with the merger. ASBB will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, ASBB will request that banks, brokers, plan trustees and other record holders send proxies and proxy material to the beneficial owners of ASBB common stock and secure their voting instructions. ASBB will reimburse the record holders for their reasonable expenses in taking those actions. Additionally, directors, officers and other employees of ASBB may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities. ASBB has also engaged Regan & Associates, Inc. to assist in the solicitation of proxies for a fee of  $9,000, plus reimbursement of expenses, for these services.
Voting of Proxies; Incomplete Proxies
Shares of common stock represented by properly executed proxies received at or prior to the special meeting of ASBB shareholders will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger agreement, “FOR” approval of the non-binding advisory vote to approve the compensation that certain executive officers of ASBB will receive in connection with the merger and “FOR” the adjournment proposal.
Any record shareholder present in person or by proxy at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.
Because approval of the merger agreement requires the affirmative vote of a majority of all shares of ASBB common stock entitled to vote at the special meeting of ASBB shareholders, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Accordingly, ASBB’s Board of Directors urges its shareholders to complete, date, and sign the accompanying proxy form and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies and Change to ASBB Shareholder’s Vote
If you are the record holder of ASBB common stock, you may change your vote by: (i) if you voted over the Internet or by telephone, voting again over the Internet or by telephone by the applicable deadline described herein; (ii) if you previously completed and returned a proxy card, submitting a new proxy card with a later date and returning it to ASBB prior to the vote at the special meeting; (iii) submitting timely written notice of revocation to our Corporate Secretary, at ASB Bancorp, Inc., 11 Church Street, Asheville, North Carolina 28801, at any time prior to the vote at the special meeting; or (iv) attending the special meeting in person and voting your shares at the special meeting. A revocation or later-dated proxy received by ASBB after the vote will not affect the vote.
If you hold your shares of ASBB common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy. If you own shares of ASBB common stock indirectly through the ESOP, the 401(k) Plan, or the ASB Bancorp, Inc. 2012 Equity Incentive Plan, you should contact the plan trustees to change your vote or revoke your proxy.
Ownership of Shares; Attending the Meeting
You may own shares of ASBB common stock in one or more of the following ways:
•
Directly in your name as the shareholder of record;

•
Indirectly through a broker, bank or other holder of record in “street name”;

•
Indirectly through the ESOP;

•
Indirectly through the 401(k) Plan; or

•
Indirectly through the ASB Bancorp, Inc. 2012 Equity Incentive Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting.
If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership of your shares to be admitted to the meeting. A recent brokerage statement or a letter from your broker, bank or other nominee are examples of acceptable proof of ownership. Further, if you want to vote your shares of ASBB common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.
If you own shares of ASBB common stock indirectly through the ESOP, the 401(k) Plan or the ASB Bancorp, Inc. 2012 Equity Incentive Plan, see “The Merger Agreement — Participants in the ESOP, 401(k) Plan or 2012 Equity Incentive Plan” for voting information.
Assistance
If you have any questions concerning the merger or this document, would like additional copies of this document or need help voting your shares of ASBB common stock, please contact Kirby A. Tyndall, Chief Financial Officer, ASB Bancorp, Inc., 11 Church Street, Asheville, North Carolina 28801, telephone number (828) 254-7411, or ASBB’s proxy solicitor, Regan & Associates, Inc., at 505 Eighth Avenue, Suite 800, New York, NY 10018, or 800-737-3426.

PROPOSAL NO. 1 — THE MERGER
Background of the Merger
As part of its ongoing consideration and evaluation of its long-term prospects and strategies, ASBB’s Board of Directors and executive management have regularly reviewed and assessed its business strategies and objectives, all with the goal of enhancing long-term value for its shareholders. The Board of Directors’ reviews and assessments have included discussions regarding strategic alternatives, including capital planning (such as share repurchases), earnings improvement (such as revenue increases and expense reductions), and growth strategies (such as organic growth and mergers and acquisitions). The Board of Directors has conducted periodic strategic planning meetings that have included the use of outside advisors who have provided reviews of factors influencing the banking industry generally and ASBB in particular (including the economic, interest rate, and regulatory environment); the competitive landscape of community banking participants in North Carolina, the Southeast region, and nationally; public trading prices of bank stocks; and bank merger and acquisition activity and valuations. These strategic planning meetings have included discussions regarding potential business considerations, economies of scale, increased client service, and shareholder value benefits that might be achieved if ASBB were to become a larger institution through acquisitions or a merger with a larger financial institution.
ASBB directors and executive officers have also been contacted from time to time by various investment bank representatives and financial institutions, including Institutions B-D (as described below), who expressed a general interest in exploring strategic alternatives in the event that ASBB were to seek a merger partner. These contacts occurred through impromptu meetings at investor conferences and banking industry conferences, social settings at those conferences, and other informal meetings and telephone calls. These meetings and the other inquiries that had been received from various institutions involved general discussions regarding a potential merger but did not involve specific proposed transaction terms.
As part of its ongoing consideration and evaluation of its long-term prospects and strategies, and in view of the ongoing contacts as described above, the ASBB Board of Directors met on November 21, 2016. The investment banking firm of KBW, which was subsequently engaged to act as ASBB’s financial advisor in connection with the merger, attended the meeting and discussed with the Board of Directors information regarding the banking industry, ASBB, and recent bank merger and acquisition activity, including, among other things, both potential acquisition opportunities for ASBB and potential strategic merger partners. The Board of Directors discussed ASBB’s potential acquisition of other financial institutions or merger into a larger institution, as well as ASBB’s enhanced profitability and earnings per share and franchise positioning. The Board of Directors also discussed the market for bank mergers in general and the desire to be able to move quickly should the Board decide to explore or pursue any opportunities. After discussion, the Board of Directors directed executive management, in coordination with KBW, to prepare a preliminary version of a confidential information memorandum that could be used to market ASBB to potential merger partners and to populate an online dataroom to facilitate the performance of due diligence by potential merger partners, provided that the confidential information memorandum would not be distributed, nor would any access to the dataroom be granted, to any potential merger partners without further action by the Board of Directors.
The ASBB Board of Directors held a regularly scheduled meeting on January 27, 2017. KBW joined the meeting via teleconference to provide an update on bank merger and acquisitions activity since the November 21, 2016 meeting. In addition, the Board of Directors discussed with KBW the process that would be followed should the Board of Directors decide to explore potential merger and acquisition opportunities. The directors discussed the mission, strategic vision, and core values of ASBB, as well as the characteristics that it believed would be important in a merger partner. The Board of Directors also noted that it was not under any obligation to proceed with a transaction should the distribution of the confidential information memorandum not generate the desired results in valuation and other factors that it determined to be in the best interests of ASBB and its shareholders. After discussion, the ASBB Board of Directors determined to continue with the preparation of the confidential information memorandum and delegated authority to the executive committee of the Board of Directors, whose members include Suzanne S. DeFerie, the President and Chief Executive Officer of ASBB and Asheville Savings Bank, Ms. Patricia S. Smith, the chairwoman of the ASBB Board of Directors, and Mr. John B. Gould, the vice chairman of the ASBB Board of Directors, to work with KBW to prepare a list of potential strategic merger partners to receive the confidential information memorandum and to discuss that list with ASBB’s legal counsel to ensure that the executive committee has vetted a sufficiently broad range of potential merger partners.
The executive committee of the ASBB Board of Directors held a meeting on February 2, 2017 to discuss the proposed nondisclosure agreement to be provided to potential merger partners and the status of the confidential information memorandum. The executive committee also developed a list of potential strategic merger partners to receive the confidential information memorandum, once finalized.
During February 2017, at the direction of the executive committee of the ASBB Board of Directors, KBW contacted eight potential strategic merger partners previously identified by the executive committee, of which six, including First Bancorp and five other institutions that we refer to as “Institutions A-E,” respectively, ultimately signed nondisclosure agreements with ASBB. Each of the six potential strategic merger partners that signed a nondisclosure agreement was provided with the confidential information memorandum, with access to the online dataroom, and with access to the ASBB management team for further due diligence. Ms. DeFerie subsequently met in person with representatives of Institution A and conducted several phone calls with representatives of Institution B and Institution C. In addition, responses to specific diligence questions raised by the potential strategic merger partners were provided by members of the ASBB management team to KBW to convey to the potential strategic merger partners through their financial advisors.
At the regularly scheduled ASBB Board of Directors meeting on February 21, 2017, Ms. DeFerie updated the directors on the activity with potential merger partners, including distribution of the confidential information memorandum and commencement of due diligence by the potential partners. Discussion followed on the content of the confidential information memorandum and documents included in the dataroom.
During March 2017, KBW and management team of ASBB began preparing for further credit due diligence by potential strategic merger partners.
On March 16, 2017, in response to KBW’s request for preliminary indications of interest in ASBB, five of the six potential strategic merger partners that signed a nondisclosure agreement, including First Bancorp and each of Institutions A, B, C, and D, submitted a preliminary, non-binding indication of interest with respect to a merger with ASBB. Between March 17, 2017 and March 19, 2017, KBW conducted follow-up conversations with each potential strategic merger partner or its financial advisor to clarify the terms of their initial indications. First Bancorp’s indication of interest proposed merger consideration of  $42.50 to $44.00 per share, or an exchange ratio of 1.41 to 1.46, consisting of 10% cash and 90% First Bancorp common stock. First Bancorp stated the final exchange ratio would be based on results of due diligence. Institution A’s indication of interest proposed merger consideration of  $42.00 per share, consisting of 100% Institution A common stock. Institution A’s indication of interest stated that, subject to further due diligence and conversations with ASBB, Institution A would consider including cash in the consideration mix. Institution B’s indication of interest proposed merger consideration of  $38.50 to $40.00 per share in a 20% cash and 80% Institution B common stock transaction with a fixed exchange ratio. Institution C’s indication of interest proposed merger consideration $38.25 to $40.25 per share of ASBB common stock in a 100% Institution C common stock transaction. Institution D’s indication of interest proposed merger consideration of  $38.00 per share in a 100% cash transaction.
On March 21, 2017, the ASBB Board of Directors held a meeting. KBW and ASBB’s outside legal counsel, Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) attended the meeting. Nelson Mullins reviewed the fiduciary duties of the Board of Directors in connection with merger and acquisition transactions and in the context of the strategic discussions taking place. KBW provided the Board of Directors with an update of the feedback from the potential merger partners contacted to date, including a review of all potential merger partners contacted, the number of potential merger partners who signed nondisclosure agreements, and the number of indications of interest received from potential merger partners.
KBW also provided a comparison of the financial metrics and other terms with respect to the five indications of interest that had been received and discussed with the Board of Directors the pro forma financial aspects of each of the five indications of interest. KBW also reviewed with the Board of Directors publicly available information regarding each of the five parties that submitted an indication of interest.
With KBW’s input, the ASBB Board of Directors discussed the opportunities and risks associated with each of the five indications of interest, including the potential value of the merger consideration and the likelihood that each potential merger partner would be willing and able to increase its offer. The Board of Directors also discussed whether to go forward with further due diligence with two or three potential strategic merger partners. After lengthy discussion, the Board of Directors determined that it was in the best interests of ASBB and its shareholders to invite First Bancorp, Institution A, and Institution B to continue their due diligence, without providing exclusivity to any party, and to ask them each to provide a final indication of interest. KBW stated that it expected to have final indications of interest available to present to the Board of Directors at its April 18, 2017 meeting.
Later on March 21, 2017, KBW reported to ASBB that it had contacted each of First Bancorp, Institution A, and Institution B to inform them that they had been selected by the ASBB Board of Directors to proceed with further due diligence, and that it had contacted both Institution C and Institution D to inform them that they had not been selected for further due diligence. Over the next several days, KBW and members of the ASBB management team prepared and uploaded further credit and other specifically requested due diligence materials to the online dataroom for review by First Bancorp, Institution A, and Institution B.
On March 24, 2017, ASBB received a letter from Institution C, clarifying its initial indication of interest and proposing merger consideration of  $40.25 per share. Institution C’s letter also indicated that it would be willing to consider up to 20% cash consideration. On March 27, 2017, the executive committee of the ASBB Board of Directors held a telephonic meeting to discuss the letter received from Institution C. Based on the factors analyzed by the Board of Directors at the March 21, 2017 meeting, the executive committee determined that the decision of the full Board of Directors at that meeting to move forward with First Bancorp, Institution A, and Institution B would stand. Subsequently, on March 27, 2017, First Bancorp, Institution A, and Institution B were each granted access to the data room. Prior to First Bancorp’s and Institution B’s submission of final indications of interest on April 21, 2017, First Bancorp, Institution A, and Institution B conducted further credit due diligence including, in addition to review of dataroom materials and a combination of in-person and telephone meetings with ASBB management. Specifically, on April 3, 2017, members of the ASBB management team, including Ms. DeFerie and Mr. Kirby A. Tyndall, the Executive Vice President and Chief Financial Officer of ASBB, participated in a conference call with representatives of Institution B, and on April 4, 2017, representatives of ASBB, including Ms. DeFerie and Mr. Tyndall, participated in an in-person meeting with representatives of First Bancorp.
On April 5, 2017, at ASBB’s direction, KBW provided each of First Bancorp, Institution A, and Institution B with an instruction letter requesting delivery of final indications of interests, including a summary of all financial and structural terms and a mark-up of the draft merger agreement, by 12:00 p.m. on April 12, 2017. The instruction letters included specific structural terms that ASBB requested each party to address in its final indication of interest.
On April 12, 2017, First Bancorp and Institution B delivered their final indications of interest to KBW. Also, on April 12, 2017, Institution A advised KBW that it would not submit a final indication of interest.
Between April 12, 2017 and the ASBB Board of Directors meeting on April 18, 2017, KBW and ASBB management continued conversations with each of First Bancorp and Institution B, or their respective financial advisors, to clarify the terms of their final indications of interest. Over this period, Ms. DeFerie and other members of the ASBB management team participated in numerous in-person and telephone meetings with representatives of both First Bancorp and Institution B, as requested by each potential merger partner.
On April 18, 2017, the ASBB Board of Directors held a meeting to review the final indications of interest submitted by First Bancorp and Institution B. KBW and Nelson Mullins attended the meeting. KBW advised that two of the three potential merger partners previously selected by the Board of Directors for further due diligence, First Bancorp and Institution B, had submitted final indications of interest and that the third potential merger partner, Institution A, had withdrawn from the process. First Bancorp’s final indication of interest proposed merger consideration based on a fixed exchange ratio of 1.44 shares of First Bancorp common stock for each share of ASBB common stock, or an implied purchase price of  $41.90 per share based on First Bancorp’s 30-day average stock price as of April 11, 2017 of  $30.11 per share), consisting of 10% cash and 90% First Bancorp common stock, with a limit on the number of shares of First Bancorp common stock to be issued in the merger equal to 19.9% of First Bancorp’s outstanding shares immediately prior to the effectiveness of the merger. Institution B’s final indication of interest proposed merger consideration of 1.4848 shares of Institution B common stock for each share of ASBB common stock, or $40.00 in cash for each share of ASBB common stock, based the 10-day average stock price through April 11, 2017, in a 20% cash and 80% common stock transaction. KBW reviewed with the Board of Directors a comprehensive summary of the search process for a merger partner and provided a brief overview of the stock price performance and trading multiples of First Bancorp and Institution B since December 31, 2016 and since the date of the initial indications of interest. The directors then discussed in detail the terms of the final indications of interest received from First Bancorp and Institution B, which included, where applicable, a discussion of where the final indications of interest differed from the initial indications of interest and how the general decline in bank stocks since the receipt of the initial indications of interest had impacted the financial considerations of the final indications of interest. KBW also reviewed with the Board of Directors the pro forma financial aspects of the final indications of interest, a summary of the social considerations included in each final indication of interest, and publicly available information regarding each of First Bancorp and Institution B.
KBW and Nelson Mullins addressed the reverse due diligence process and expectations regarding an exclusivity agreement with a potential merger partner if the Board of Directors elected to move forward with either First Bancorp or Institution B. After lengthy discussion, the ASBB Board of Directors determined to negotiate a 30-day exclusivity agreement with First Bancorp and to immediately proceed with reverse due diligence process.
Nelson Mullins led a discussion with the ASBB Board of Directors regarding the mark-up of the draft merger agreement submitted by each of First Bancorp and Institution B, including a summary of where each party had proposed material changes to the draft merger agreement as prepared. Nelson Mullins discussed the “no shop” provisions of the draft merger agreement and reviewed with the members of the Board of Directors their fiduciary duties with respect to the receipt of a competing offer for a transaction with ASBB should a competing offer be received. Nelson Mullins also discussed the mechanics and amount of the proposed termination fee in the draft merger agreement. Following Nelson Mullins’ presentation, the ASBB Board of Directors authorized Ms. DeFerie, with the assistance of Nelson Mullins and KBW, to negotiate the terms of a proposed definitive agreement with First Bancorp, including any ancillary documents proposed to be executed therewith.
Following the meeting on April 18, 2017, KBW reported to ASBB that it had contacted each of First Bancorp and Institution B regarding the Board of Directors’ decision. Also on April 18, 2017, KBW also reported that it had been contacted by a senior executive at Institution C regarding Institution C’s continued interest in pursuing a potential merger with ASBB. Institution C did not communicate any changes to its offer.
On April 19, 2017, First Bancorp delivered a proposed exclusivity agreement to ASBB that included an exclusivity period through May 31, 2017. Per the authorization of the ASBB Board of Directors, ASBB negotiated a 30-day exclusivity period, which would end on May 19, 2017. ASBB and First Bancorp executed the exclusivity agreement on April 21, 2017.
Between April 21, 2017 through April 23, 2017, ASBB, with the assistance of Nelson Mullins, engaged in reverse due diligence with respect to First Bancorp. The reverse due diligence of First Bancorp included, among other actions, review of materials requested by ASBB and its advisors and uploaded to an online dataroom prepared by First Bancorp and its financial advisor, as well as meetings of the ASBB management team with Mr. Richard H. Moore, the Chief Executive Officer of First Bancorp, Mr. Michael G. Mayer, the Chief Executive Officer of First Bank, and other members of First Bancorp’s senior management team, regarding various financial, operational, credit quality, legal and regulatory matters, and review of analyst reports.

During the last two weeks of April 2017, ASBB, First Bancorp, and their respective advisers engaged in final due diligence (including reverse due diligence conducted telephonically on April 24, 2017), negotiated the final terms of the definitive merger agreement and the support agreements, including the parties that would sign the support agreements, and prepared disclosure schedules related to the definitive merger agreement. Final due diligence by each of ASBB and First Bancorp was conducted through in-person meetings, phone calls, and document review and, among other things, involved discussions of strategic fit, management philosophy and organizational structure, including the roles of certain ASBB executive officers with First Bancorp following the merger. Specially, on April 25, 2017, Messrs. Moore and Mayer met with the ASBB Board of Directors to present an overview of First Bancorp and its strategic direction, and thereafter, on April 26, 2017, Messrs. Moore and Mayer met individually with several members of the ASBB Board of Directors and members of ASBB’s senior management team.
On April 30, 2017, the ASBB Board of Directors, along with KBW and Nelson Mullins, held a special board meeting to review the proposed definitive merger agreement. ASBB management also reviewed with the Board of Directors a summary of ASBB’s reverse due diligence. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the ASBB Board of Directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of ASBB common stock. Nelson Mullins reviewed with the members of the ASBB Board of Directors their fiduciary duties to ASBB and its shareholders, as well as their duties under the terms of the proposed definitive merger agreement with respect to the receipt of other offers, or discussions of other offers, if the definitive merger agreement is executed. Nelson Mullins also led a discussion with the Board of Directors regarding the proposed definitive merger agreement, including the negotiated changes since the version reviewed by the Board of Directors at the April 18, 2017 meeting. The ASBB Board of Directors also discussed the terms of the proposed employment agreement that First Bancorp had provided to Ms. DeFerie, and Ms. DeFerie informed that she was prepared to sign the agreement if the Board of Directors determined to enter into the definitive merger agreement. After further discussion, the ASBB Board of Directors unanimously adopted and approved the definitive merger agreement and unanimously determined to recommend the merger agreement to the ASBB shareholders for approval. Each of the ASBB directors and executive officers also executed support agreements in favor of the merger to be held in escrow pending execution of the definitive merger agreement by ASBB and First Bancorp.
The definitive merger agreement was executed on May 1, 2017. Following the closing of the markets on May 1, 2017, First Bancorp and ASBB issued a joint news release publicly announcing the definitive merger agreement.
ASBB’s Reasons for the Merger and Recommendation of the ASBB Board of Directors
In reaching its decision to adopt and approve the merger agreement and recommend that ASBB’s shareholders approve the merger agreement, in addition to relying on personal knowledge of ASBB, First Bancorp, and the banking industry, the ASBB Board of Directors evaluated the proposed merger and the merger agreement in consultation with ASBB’s outside financial and legal advisors, reviewed financial data and due diligence information, and considered the views of ASBB’s management team including Suzanne S. DeFerie, ASBB’s President and Chief Executive Officer, who is also a director. After such consultation and review, and after considering ASBB’s strategic options and its future prospects as an independent company, ASBB’s Board of Directors concluded that the proposed merger with First Bancorp is in the best interests of ASBB and its shareholders.
In its deliberations described above and in making its determination, the ASBB Board of Directors considered many factors, including, without limitation, the following:
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The form and amount of the merger consideration, including the ability of ASBB shareholders who desire to do so to participate in the future performance of the combined company and the potential synergies resulting from the merger;

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The greater liquidity in the trading market for First Bancorp common stock relative to the trading market for ASBB common stock;

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The regular quarterly cash dividend declared and historically paid by First Bancorp on outstanding shares of its common stock;

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The views of the ASBB Board of Directors with respect to other potential ASBB strategic options, including remaining an independent company, competing for organic growth, making acquisitions, merging with another potential merger partner, or engaging in further share repurchases;

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The current and prospective business and economic environments of the markets served by ASBB, including the competitive environment for North Carolina financial institutions, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, the pressure on net interest margins resulting from a low interest rate environment, and the escalating need for investment in technology;

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The business, earnings, operations, financial condition, management, prospects, capital levels, technology, and asset quality of both ASBB and First Bancorp, taking into account the results of ASBB’s reverse due diligence of First Bancorp;

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The views of the ASBB Board of Directors with respect to the complementary aspects of ASBB’s and First Bancorp’s businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles, which the ASBB Board of Directors believes should facilitate integration and enhance the likelihood of successful post-merger operations;

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The lack of significant overlap between ASBB’s and First Bancorp’s existing branch footprint, and the ASBB Board of Directors’ belief that the competitive effects of the merger would not hinder the parties from obtaining the necessary regulatory approvals in a timely manner without unacceptable conditions;

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The ASBB Board of Directors’ understanding of First Bancorp’s commitment to enhancing its strategic position in North Carolina and the Southeast region;

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The value to ASBB shareholders from diversifying ASBB’s geographic concentration and expanding its sources of revenues from First Bank’s array of products;

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The belief of the ASBB Board of Directors that combining the two companies presents potential opportunities to realize operational, technological, marketing, and other synergies resulting from the merger, and the overall greater scale that will be achieved by the merger, which should better position the combined company for growth and profitability;

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The financial presentation, dated April 30, 2017, and the opinion, dated April 30, 2017, of KBW to the ASBB Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of ASBB common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of ASBB’s Financial Advisor” on page 40;

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The likelihood that the necessary regulatory approvals to complete the transaction would be obtained in a timely manner without unacceptable conditions;

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The views of ASBB’s Board of Directors as to the ability of First Bancorp’s management team to successfully integrate and operate the business of the combined company after the merger;

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The effect of the merger on Asheville Savings Bank’s customers and the communities in which it does business, including enhanced products and services which could be provided by First Bank; and

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The effect of the merger on Asheville Savings Bank’s officers and employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by First Bank to employees of Asheville Savings Bank.

The ASBB Board of Directors also considered a variety of risks and other potentially negative factors relating to the merger, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:
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If the market price of First Bancorp common stock decreases prior to completion of the merger, the aggregate value of consideration to be received by ASBB’s shareholders receiving stock in the merger will decrease as well;

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The fact that ASBB would be prohibited from soliciting acquisition proposals after execution of the merger agreement, and the possibility that, while it was not viewed as precluding other proposals, the termination fee payable to First Bancorp upon the termination of the merger agreement under certain circumstances could potentially discourage certain other potential acquirers from making a competing offer to acquire ASBB;

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ASBB will lose the autonomy and local strategic decision-making capability associated with being an independent financial institution;

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The risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;

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The possibility that the merger and the integration process could result in employee attrition and have a negative effect on business and customer relationships;

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The fact that, while ASBB expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, and as a result, the merger may not be consummated;

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While the merger is pending, ASBB’s officers and employees will have to focus extensively on actions required to complete the merger, which could divert their attention from ASBB’s business, and ASBB will incur substantial costs even if the merger is not consummated;

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While the merger is pending, ASBB will be subject to certain customary restrictions on the conduct of its business as described under “Conduct of Businesses of ASBB Pending Closing,” which may delay or prevent it from pursuing business opportunities that may arise, or preclude it from taking actions that would be advisable if it was to remain independent;

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The significant risks and costs involved in connection with entering into and completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risk and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships; and

•
The possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by ASBB’s Board of Directors is not intended to be exhaustive, but is intended to include the material factors considered by the ASBB Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the ASBB Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and recommend that shareholders vote “FOR” approval of the merger agreement. In addition, individual members of the ASBB Board of Directors may have given differing weights to different factors. The ASBB Board of Directors conducted an overall analysis of the factors described above. The ASBB Board of Directors considered all of the foregoing factors as a whole and unanimously supported a determination to approve the merger and recommend that ASBB shareholders approve the merger agreement.

THE ASBB BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF ASBB AND ITS SHAREHOLDERS AND UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE ASBB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASBB SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE PLAN OF MERGER CONTAINED THEREIN.
In considering the recommendation of the ASBB Board of Directors with respect to the proposal to approve the merger agreement, shareholders should be aware that ASBB’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other ASBB shareholders. The ASBB Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger and merger agreement, and in making its recommendation, but still determined that the terms of the proposed merger were fair and in the best interests of all ASBB shareholders. See “Interests of Directors and Officers of ASBB and Asheville Savings Bank in the Merger.” beginning on page 63.
The above explanation of the reasoning of the ASBB Board of Directors and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
The ASBB Board of Directors unanimously approved the merger agreement and recommends that you vote “FOR” approval of the merger agreement.
Each of the ASBB directors has entered into a support agreement with First Bancorp, pursuant to which they have agreed to vote in favor of the merger agreement at the special meeting. For more information regarding the support agreements, please see the section entitled “Support Agreements” beginning on page 65.
Opinion of ASBB’s Financial Advisor
ASBB engaged KBW to render financial advisory and investment banking services to ASBB, including an opinion to the ASBB Board of Directors as to the fairness, from a financial point of view, to the holders of ASBB common stock of the merger consideration to be received by such shareholders in the proposed merger of ASBB with and into First Bancorp. ASBB selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the telephonic meeting of the ASBB Board of Directors held on April 30, 2017, at which the ASBB Board of Directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the ASBB Board of Directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of ASBB common stock. The ASBB Board of Directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the ASBB Board of Directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of ASBB common stock. It did not address the underlying business decision of ASBB to engage in the merger or enter into the merger agreement or constitute a recommendation to the ASBB Board of Directors in connection with the merger, and it does not constitute a recommendation to any holder of ASBB common stock as to how to vote in connection with the merger or any other matter (including, with respect to holders of ASBB common stock, what election any such shareholder should make with respect to the cash consideration, the stock consideration or any combination thereof), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ASBB and First Bancorp and bearing upon the merger, including, among other things:
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a draft of the merger agreement dated April 25, 2017 (the most recent draft then made available to KBW);

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the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of ASBB;

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the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of First Bancorp;

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the unaudited quarterly financial results for the quarter ended March 31, 2017 of ASBB (contained in the Current Report on Form 8-K filed by ASBB with the SEC on April 28, 2017);

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the unaudited quarterly financial results for the quarter ended March 31, 2017 of First Bancorp (contained in the Current Report on Form 8-K filed by First Bancorp with the SEC on April 27, 2017);

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certain regulatory filings of ASBB, Asheville Savings Bank, First Bancorp and First Bank, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three-year period ended December 31, 2016;

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certain other interim reports and other communications of ASBB and First Bancorp to their respective shareholders; and

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other financial information concerning the businesses and operations of ASBB and First Bancorp that was furnished to KBW by ASBB and First Bancorp or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
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the historical and current financial position and results of operations of ASBB and First Bancorp;

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the assets and liabilities of ASBB and First Bancorp;

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the nature and terms of certain other merger transactions and business combinations in the banking industry;

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a comparison of certain financial and stock market information for ASBB and First Bancorp with similar information for certain other companies the securities of which were publicly traded;

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financial and operating forecasts and projections of ASBB that were prepared by, and provided to KBW and discussed with KBW by, ASBB management and that were used and relied upon by KBW at the direction of such management and with the consent of the ASBB Board of Directors;

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publicly available consensus “street estimates” of First Bancorp for 2017 and 2018, as well as assumed long-term First Bancorp growth rates provided to KBW by First Bancorp management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of ASBB management and with the consent of the ASBB Board of Directors; and

•
estimates regarding certain pro forma financial effects of the merger on First Bancorp (including, without limitation, the cost savings and related expenses expected to result from or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, the management of First Bancorp, and used and relied upon by KBW based on such discussions, at the direction of ASBB management and with the consent of the ASBB Board of Directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of ASBB and First Bancorp regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by ASBB, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with ASBB.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of ASBB as to the reasonableness and achievability of the financial and operating forecasts and projections of ASBB referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of ASBB, upon First Bancorp management as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Bancorp, the assumed First Bancorp long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on First Bancorp, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the First Bancorp “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of First Bancorp management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that some of the foregoing financial information of ASBB and First Bancorp that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Bancorp, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of ASBB and First Bancorp and with the consent of the ASBB Board of Directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either ASBB or First Bancorp since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with ASBB’s consent, that the aggregate allowances for loan and lease losses for ASBB and First Bancorp are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of ASBB or First Bancorp, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of ASBB or First Bancorp under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.
KBW assumed, in all respects material to its analyses:
•
that the merger and any related transactions (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no additional payments or adjustments to the merger consideration (including the allocation between cash and stock);

•
that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction (including the subsidiary bank merger) and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of ASBB, First Bancorp, or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of ASBB that ASBB relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to ASBB, First Bancorp, the merger and any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of ASBB common stock of the merger consideration to be received by such holders in the merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger or any such related transaction to ASBB, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. For purposes of its analyses, KBW did not incorporate recently-announced proposed changes to United States tax laws regarding corporate tax rates (except to the extent reflected in publicly available consensus “street estimates” of First Bancorp referred to above that were used and relied upon by KBW). KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of ASBB to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by ASBB or the ASBB Board of Directors;

•
the fairness of the amount or nature of any compensation to any of ASBB’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of ASBB common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of ASBB (other than the holders of ASBB common stock solely with respect to the merger consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of First Bancorp or any other party to any transaction contemplated by the merger agreement;

•
any adjustment (as provided in the merger agreement) to the merger consideration (including to the cash or stock components thereof) assumed to be paid in the merger for purposes of KBW’s opinion;

•
whether First Bancorp has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the cash consideration to the holders of ASBB common stock at the closing of the merger;

•
the election by holders of ASBB common stock to receive the cash consideration or the stock consideration, or any combination thereof, or the actual allocation between the cash consideration and the stock consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the merger agreement), or the relative fairness of the stock consideration and the cash consideration;

•
the actual value of First Bancorp common stock to be issued in the merger;

•
the prices, trading range or volume at which ASBB common stock or First Bancorp common stock would trade following the public announcement of the merger or the prices, trading range or volume at which First Bancorp common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to ASBB, First Bancorp, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, ASBB and First Bancorp. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the ASBB Board of Directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the ASBB Board of Directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between ASBB and First Bancorp and the decision of ASBB to enter into the merger agreement was solely that of the ASBB Board of Directors.
The following is a summary of the material financial analyses presented by KBW to the ASBB Board of Directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the ASBB Board of Directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of  $43.12 per outstanding share of ASBB common stock, consisting of the sum of (i) the implied value of the stock consideration of 1.44 shares of First Bancorp common stock, based on the closing price of First Bancorp common stock on April 28, 2017, multiplied by 90%, and (ii) the cash consideration of  $41.90, multiplied by 10%. In addition to the financial analyses described below, KBW reviewed with the ASBB Board of Directors for informational purposes, among other things, the implied transaction multiples for the proposed merger of 24.4x ASBB’s estimated 2017 earnings per share (“EPS”) and 18.6x ASBB’s estimated 2018 EPS using financial and operating forecasts and projections of ASBB that were provided by ASBB management and based on the implied transaction value for the proposed merger of  $43.12 per outstanding share of ASBB common stock.
ASBB Selected Companies Analysis
Using publicly available information, KBW compared the financial performance, financial condition and market performance of ASBB to 16 selected U.S. banks and thrifts which were traded on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in the Southeast region (defined as Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and which had total assets between $500 million and $1.25 billion and latest 12 months (“LTM”) core return on average assets between 0.25% and 1.00%. Targets of publicly announced merger transactions were excluded from the selected companies.
The selected companies were as follows:
Atlantic Coast Financial Corporation	First South Bancorp, Inc.
Auburn National Bancorporation, Inc.	HomeTown Bankshares Corporation
Bank of the James Financial Group, Inc.	Old Point Financial Corporation
Citizens Holding Company	Peoples Bancorp of North Carolina, Inc.
Colony Bankcorp, Inc.	Select Bancorp, Inc.
Community Bankers Trust Corporation	SmartFinancial, Inc.
Fauquier Bankshares, Inc.	Southern National Bancorp of Virginia, Inc.
First Community Corporation	Sunshine Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of LTM information, through, the most recent completed quarter (“MRQ”) available (which in the case of ASBB was the fiscal quarter ended March 31, 2017, except as noted) and market price information as of April 28, 2017. KBW also used 2017 and 2018 EPS estimates taken from financial and operating forecasts and projections of ASBB that were provided by ASBB management and consensus “street” estimates for the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for eight of the selected companies). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in ASBB’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of ASBB and the selected companies:
		Selected Companies
	ASBB	25th Percentile	Median	Average	75th Percentile
LTM Return on Average Assets	0.24%	0.59%	0.73%	0.68%	0.82%
LTM Return on Average Equity	2.09%	6.09%	7.35%	6.94%	8.37%
LTM Core Return on Average Assets(1)	0.79%	0.58%	0.70%	0.70%	0.85%
LTM Core Return on Average Equity(1)	6.81%	5.71%	7.08%	7.02%	8.40%
LTM Net Interest Margin	3.16%(3)	3.47%	3.67%	3.61%	3.83%
LTM Fee Income/Revenue Ratio(2)	24.3%	10.8%	18.8%	18.0%	23.6%
LTM Efficiency Ratio	70.5%	76.5%	73.1%	71.7%	69.1%

(1)
Core income excluded extraordinary items, non-recurring items (including, in the case of ASBB, the non-core charge attributable to ASBB’s settlement of its qualified pension plan liability during the fourth quarter of 2016), gains/losses on sale of securities and amortization of intangibles.

(2)
Excluded gains/losses on sale of securities.

(3)
Reflects LTM period ended December 31, 2016.

KBW’s analysis also showed the following concerning the financial condition of ASBB and the selected companies:
		Selected Companies
	ASBB	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity/Tangible Assets	11.67%	8.63%	9.47%	9.45%	9.98%
Leverage Ratio	11.89%	9.41%	10.30%	10.43%	10.81%
Common Equity Tier 1 Ratio	15.97%	11.88%	12.52%	12.96%	13.05%
Total Capital Ratio	17.07%	13.27%	14.14%	14.55%	15.42%
Loans/Deposits	89.4%	75.9%	85.2%	83.3%	91.1%
Loan Loss Reserve/Gross Loans	1.08%	0.94%	1.03%	1.02%	1.18%
Nonperforming Assets/Loans + OREO	1.76%(1)	2.64%	1.41%	2.00%	1.09%
LTM Net Charge-Offs/Average Loans	0.06%	0.20%	0.05%	0.08%	0.01%

(1)
Ratio as of December 31, 2016.

In addition, KBW’s analysis showed the following concerning the market performance of ASBB and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies and the 2017 EPS multiple for another of the selected companies, which multiples were considered to be not meaningful because they were greater than 70.0x):
		Selected Companies
	ASBB	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	35.3%	20.8%	37.4%	35.7%	49.6%
One-Year Total Return	35.3%	21.9%	37.5%	37.5%	52.0%
Year-To-Date Stock Price Change	17.8%	5.8%	10.5%	10.3%	14.3%
Stock Price/Tangible Book Value per Share	1.42x	1.34x	1.42x	1.47x	1.52x
Stock Price/LTM EPS	20.1x(1)	17.5x	18.5x	20.9x	21.6x
Stock Price/2017 Estimated EPS	19.8x	16.6x	18.1x	19.6x	21.3x
Stock Price/2018 Estimated EPS	15.1x	14.0x	15.7x	16.2x	17.7x
Dividend Yield(2)	0.0%	0.0%	1.5%	1.4%	1.8%
LTM Dividend Payout(2)	0.0%	0.0%	31.6%	26.3%	39.6%

(1)
Reflects LTM Core EPS multiple because LTM GAAP EPS multiple for ASBB was considered to be not meaningful because it was greater than 70.0x.

(2)
Dividend yield and LTM dividend payout calculated using MRQ dividend annualized as a percentage of stock price and LTM EPS, respectively.

No company used as a comparison in the above selected companies analysis is identical to ASBB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
First Bancorp Selected Companies Analysis
Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Bancorp to 14 selected U.S. banks and thrifts which were traded on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in the Southeast region and which had total assets between $2.0 billion and $6.0 billion. Targets of publicly announced merger transactions were excluded from the selected companies.
The selected companies were as follows:
Atlantic Capital Bancshares, Inc.	First Community Bancshares, Inc.
Bear State Financial, Inc.	Franklin Financial Network, Inc.
Capital City Bank Group, Inc.	HomeTrust Bancshares, Inc.
CenterState Banks, Inc.	Seacoast Banking Corporation of Florida
City Holding Company	State Bank Financial Corporation
FB Financial Corporation	WashingtonFirst Bankshares, Inc.
Fidelity Southern Corporation	Xenith Bankshares, Inc.
To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of LTM information, through, the most recent completed quarter available (which in the case of First Bancorp was the fiscal quarter ended March 31, 2017) and market price information as of April 28, 2017. KBW also used 2017 and 2018 EPS estimates taken from consensus “street estimates” for First Bancorp and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for one of the selected companies). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in First Bancorp’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of First Bancorp and the selected companies:
		Selected Companies
	First Bancorp	25th Percentile	Median	Average	75th Percentile
LTM Return on Average Assets	0.79%	0.79%	1.04%	1.03%	1.23%
LTM Return on Average Equity	7.43%	7.49%	9.04%	9.34%	12.57%
LTM Core Return on Average Assets(1)	0.87%/0.97%(3)	0.96%	1.04%	1.11%	1.30%
LTM Core Return on Average Equity(1)	8.11%/9.08%(3)	8.13%	9.70%	9.98%	12.44%
LTM Net Interest Margin	4.03%	3.33%	3.48%	3.67%	3.99%
LTM Fee Income/Revenue Ratio(2)	19.0%	19.2%	21.8%	27.3%	31.2%
LTM Efficiency Ratio	68.2%	71.4%	63.1%	65.0%	59.0%

(1)
Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles.

(2)
Excluded gains/losses on sale of securities.

(3)
Adjusted to exclude pre-tax indemnification asset expense recorded by First Bancorp during the fiscal quarter ended September 30, 2016 related to the termination of loss share agreements with the FDIC.

KBW’s analysis showed the following concerning the financial condition of First Bancorp and the selected companies:
		Selected Companies
	First Bancorp	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity/Tangible Assets	7.79%	8.88%	9.60%	9.82%	10.32%
Leverage Ratio	11.05%	9.42%	10.35%	10.32%	11.01%
Common Equity Tier 1 Ratio	10.33%	11.09%	11.81%	12.13%	13.60%
Total Capital Ratio	12.56%	13.29%	14.21%	14.24%	15.72%
Loans/Deposits	90.6%	81.1%	88.9%	86.5%	94.8%
Loan Loss Reserve/Gross Loans	0.71%	0.82%	0.91%	0.89%	0.99%
Nonperforming Assets/Loans + OREO	1.81%	1.75%	1.44%	1.43%	0.58%
LTM Net Charge-Offs/Average Loans	0.15%	0.15%	0.10%	0.13%	0.03%
In addition, KBW’s analysis showed the following concerning the market performance of First Bancorp and, to the extent publicly available, the selected companies:
		Selected Companies
	First Bancorp	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change(1)	47.5%	30.4%	37.3%	39.8%	48.8%
One-Year Total Return(1)	49.7%	32.1%	38.0%	41.2%	50.3%
Year-To-Date Stock Price Change	10.7%	(4.0)%	(1.5)%	1.4%	2.5%
Stock Price/Tangible Book Value per Share	2.22x	1.78x	1.92x	2.02x	2.24x
Stock Price/LTM EPS	22.4x/18.4x(3)	18.1x	19.7x	22.2x	25.8x
Stock Price/2017 Estimated EPS	17.0x	18.3x	19.7x	20.4x	24.7x
Stock Price/2018 Estimated EPS	14.0x	15.0x	16.7x	17.1x	18.6x
Dividend Yield(2)	1.1%	0.0%	1.0%	1.0%	1.9%
LTM Dividend Payout(2)	23.9%	0.0%	19.2%	17.9%	27.7%

(1)
Price and total return of FB Financial Corporation based on period since its initial public offering on September 15, 2016.

(2)
Dividend yield and LTM dividend payout calculated using MRQ dividend annualized as a percentage of stock price and LTM EPS, respectively.

(3)
Adjusted to exclude pre-tax indemnification asset expense recorded by First Bancorp during the fiscal quarter ended September 30, 2016 related to the termination of loss share agreements with the FDIC.

No company used as a comparison in the above selected companies analysis is identical to First Bancorp. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis
KBW reviewed publicly available information related to 23 selected whole bank and thrift transactions in the U.S. announced since January 1, 2016 with transaction values between $100 million and $300 million. Merger-of-equals transactions were excluded from the selected transactions.
The selected transactions were as follows:
Acquiror	Acquired Company
First Busey Corporation	Mid Illinois Bancorp, Inc.
First Merchants Corporation	Independent Alliance Banks, Inc.
Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
FB Financial Corporation	American City Bank/Clayton Bank and Trust
First Busey Corporation	First Community Financial Partners, Inc.
Bryn Mawr Bank Corporation	Royal Bancshares of Pennsylvania, Inc.
Midland States Bancorp, Inc.	Centrue Financial Corporation
Renasant Corporation	Metropolitan BancGroup, Inc.
Veritex Holdings, Inc.	Sovereign Bancshares, Inc.
CenterState Banks, Inc.	Gateway Financial Holdings of Florida, Inc.
Enterprise Financial Services Corp	Jefferson County Bancshares, Inc.
First Commonwealth Financial Corporation	DCB Financial Corp
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Berkshire Hills Bancorp, Inc.	First Choice Bank
Byline Bancorp, Inc.	Ridgestone Financial Services, Inc.
Bar Harbor Bankshares	Lake Sunapee Bank Group
WesBanco, Inc.	Your Community Bankshares, Inc.
Westfield Financial, Inc.	Chicopee Bancorp, Inc.
Guaranty Bancorp	Home State Bancorp
Midland Financial Co.	1st Century Bancshares, Inc.
Hampton Roads Bankshares, Inc.	Xenith Bankshares, Inc.
Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.
OceanFirst Financial Corp.	Cape Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

KBW also reviewed the price per common share paid for the acquired company for the 11 selected transactions in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of  $43.12 per outstanding share of ASBB common stock and using historical financial information for ASBB as of and for the 12 month period ended March 31, 2017 and the closing price of ASBB common stock on April 28, 2017.
The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiples for two of the selected transactions, which multiples were considered to be not meaningful because they were greater than 35.0x):
		Selected Transactions
	ASBB	25th Percentile	Median	Average	75th Percentile
Transaction Value/Tangible Book Value (%)	1.74x	1.43x	1.73x	1.73x	1.87x
Core Deposit Premium (%)	12.6%	5.6%	9.0%	10.5%	14.3%
Transaction Value/LTM Earnings (x)	24.7(1)	14.5x	19.7x	19.1x	23.7x
One-Day Market Premium (%)	23.1%	15.9%	19.7%	34.7%	46.0%

(1)
Reflects LTM Core EPS multiple because LTM GAAP EPS multiple for ASBB was considered to be not meaningful because it was greater than 35.0x

No company or transaction used as a comparison in the above selected transaction analysis is identical to ASBB or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis
KBW analyzed the relative standalone contribution of First Bancorp and ASBB to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and net income data for First Bancorp and ASBB as of or for the 12 month period ended March 31, 2017, (ii) 2017 and 2018 EPS consensus “street estimates” for First Bancorp and an assumed long-term EPS growth rate for First Bancorp provided by First Bancorp management, (iii) financial and operating forecasts and projections of ASBB provided by ASBB management, and (iv) market price data as of April 28, 2017. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of First Bancorp and ASBB shareholders in the combined company based on the stock consideration of 1.44 shares of First Bancorp common stock at the 90% stock/10% cash implied merger consideration mix provided for in the merger agreement and also hypothetically assuming 100% stock consideration in the proposed merger for illustrative purposes:
	First Bancorp as a % of Total	ASBB as a % of Total
Ownership
90% stock/10% cash	83%	17%
100% stock	82%	18%
Balance Sheet
Total Assets	85%	15%
Gross Loans Held for Investment	84%	16%
Deposits	84%	16%
Tangible Common Equity	78%	22%
Income Statement
LTM GAAP Net Income	96%	4%
LTM Core Net Income(1)	83%	17%
2017 Estimated Net Income	86%	14%
2018 Estimated Net Income	86%	14%
2019 Estimated Net Income	85%	15%
Market Capitalization	85%	15%

(1)
Core income excluded extraordinary items, non-recurring items (including, in the case of ASBB, the non-core charge attributable to ASBB’s settlement of its qualified pension plan liability during the fourth quarter of 2016), gains/losses on sale of securities and amortization of intangibles.

Forecasted Pro Forma Financial Impact Analysis
KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of First Bancorp and ASBB. Using (i) closing balance sheet estimates as of December 31, 2017 for First Bancorp and ASBB provided by First Bancorp management, (ii) publicly available consensus “street estimates” of First Bancorp for 2017 and 2018, (iii) assumed long-term growth rates for First Bancorp provided by First Bancorp management, (iv) financial and operating forecasts and projections of ASBB provided by ASBB management, and (v) pro forma assumptions (including certain purchase accounting adjustments, cost savings and related expenses) provided by First Bancorp management, KBW analyzed the potential financial impact of the merger on certain projected financial results of First Bancorp. This analysis indicated the merger could be accretive to First Bancorp’s 2018 and 2019 estimated EPS and dilutive to First Bancorp’s estimated tangible book value per share as of December 31, 2017. Furthermore, the analysis indicated that, pro forma for the merger, First Bancorp’s Common Equity Tier 1 Ratio could be higher and each of First Bancorp’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of December 31, 2017 could be lower. For all of the above analysis, the actual results achieved by First Bancorp following the merger may vary from the projected results, and the variations may be material.
ASBB Discounted Cash Flow Analysis
KBW performed a discounted cash flow analysis of ASBB to estimate a range for the implied equity value of ASBB. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of ASBB provided by ASBB management, and assumed discount rates ranging from 9.0% to 13.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that ASBB could generate over the period from December 31, 2017 through 2022 as a standalone company, and (ii) the present value of ASBB’s implied terminal value at the end of such period. KBW assumed that

ASBB would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of ASBB, KBW applied a range of 13.0x to 17.0x estimated 2023 net income. This discounted cash flow analysis resulted in a range of implied values per share of ASBB common stock of  $34.59 to $46.22.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values of ASBB.
Miscellaneous
KBW acted as financial advisor to ASBB and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and in the case of ASBB further to an existing sales and trading relationship with a KBW affiliate), may from time to time purchase securities from, and sell securities to, ASBB and First Bancorp. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of ASBB or First Bancorp for its and their own accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, ASBB agreed to pay KBW a total cash fee equal to 1.20% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. ASBB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to ASBB. During the two years preceding the date of its opinion, KBW has provided investment banking and financial advisory services to First Bancorp and received compensation for such services. KBW acted as financial advisor to First Bancorp in connection with its acquisition of Carolina Bank Holdings, Inc. that was completed in March 2017, and receivd a total cash fee of  $750,000 for that engagement. KBW may in the future provide investment banking and financial advisory services to ASBB or First Bancorp and receive compensation for such services.
Certain First Bancorp and ASBB Unaudited Prospective Financial Information
First Bancorp and ASBB do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. In connection with the proposed transaction, however, (1) ASBB management prepared certain projections of ASBB’s future financial performance, which contain unaudited prospective financial information with respect to ASBB on a standalone, pre-merger basis, and which were made available, in part, to each of the potential merger partners that signed a non-disclosure agreement with ASBB, including First Bancorp, ASBB’s Board of Directors and ASBB’s financial advisor, KBW, and (2) First Bancorp management provided to KBW certain assumptions relating to certain unaudited prospective pro forma financial information (which we refer to as the “projections”). First Bancorp and ASBB have included in this proxy statement/prospectus certain limited unaudited financial information for First Bancorp and ASBB to give ASBB shareholders access to certain nonpublic information provided to the ASBB board of directors for purposes of considering and evaluating the merger and to KBW for purposes of performing financial analyses in connection with its opinion to the ASBB Board of Directors.
The projections were not prepared with a view toward public disclosure, and the inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that First Bancorp,

ASBB or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results. None of First Bancorp, ASBB, or their respective affiliates assume any responsibility for the accuracy of the projections. The projections were not prepared with a view toward complying with the guidelines of the SEC, the guidelines established by the Public Company Accounting Oversight Board for preparation or presentation of financial information, or generally accepted accounting principles in the United States. None of First Bancorp’s current independent registered public accounting firm, Elliott Davis Decosimo, PLLC, ASBB’s current independent registered public accounting firm, Dixon Hughes Goodman LLP, or any other independent accountants, have compiled, examined or performed any procedures with respect to the projections or expressed any opinion or any other form of assurance on such information or its achievability. The reports of Elliott Davis Decosimo, PLLC and Dixon Hughes Goodman LLP that are incorporated by reference into this proxy statement/prospectus related only to First Bancorp’s and ASBB’s historical financial information, respectively. They do not extend to any prospective financial information.
The projections reflect numerous estimates and assumptions made by First Bancorp and ASBB with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to First Bancorp’s and ASBB’s businesses, all of which are difficult to predict and many of which are beyond First Bancorp’s or ASBB’s control. The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, First Bancorp’s performance, ASBB’s performance, the performance of the combined entity following the merger, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, interest rates, the regulatory environment, and the various risks set forth in First Bancorp’s and ASBB’s reports filed with the SEC. None of ASBB, First Bancorp, their respective financial advisors, or any of their respective affiliates assumes any responsibility for the validity, accuracy or completeness of the projections described below. The projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the projections do not take into account the effect of any failure of the merger to occur. None of First Bancorp, ASBB, any of their respective financial advisors, or any of their respective affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). The inclusion of the projections herein should not be deemed an admission or representation First Bancorp or ASBB that they are viewed by First Bancorp or ASBB as material information of either First Bancorp or ASBB, particularly in light of the inherent risks and uncertainties associated with such forecasts.
Certain Unaudited Prospective Financial Information
The following table presents selected items of the financial and operating forecasts and projections of ASBB that were prepared by, and provided to KBW and discussed with KBW by, ASBB management ($ in thousands, except per share):
	As of and for the Years Ending December 31,
	Fiscal 2017	Fiscal 2018	Fiscal 2019
Balance Sheet:
Total Assets	$822,585	$852,631	$885,836
Gross Loans(1)	657,976	694,487	720,658
Total Deposits	689,412	722,646	752,648
Total Shareholders’ Equity	99,602	110,264	121,859

	As of and for the Years Ending December 31,
	Fiscal 2017	Fiscal 2018	Fiscal 2019
Capital Ratios:
Tier I Leverage Ratio	12.20%	13.01%	13.82%
Tier I Common Equity/Risk Weighted Assets	15.01%	15.17%	15.53%
Tier I Risk-Based Capital Ratio	15.01%	15.17%	15.53%
Total Risk-Based Capital Ratio	16.09%	16.22%	16.53%
Income Statement:
Net Interest Income	$26,326	$28,836	$30,540
Provision for Loan Losses	1,472	1,499	1,629
Noninterest Income	8,199	8,736	9,193
Noninterest Expense	22,952	22,616	23,222
Income Before Tax	10,101	13,457	14,882
Income Tax	3,485	4,643	5,134
Net Income	6,616	8,814	9,748
Ratio Analysis:
Net Interest Margin	3.50%	3.68%	3.74%
Return on Average Assets	0.82%	1.05%	1.12%
Return on Average Equity	6.94%	8.40%	8.40%
Efficiency Ratio	65.49%	59.38%	57.74%
Per Share Data:
Diluted Earnings Per Share	$1.77	$2.32	$2.52
Book Value Per Share	26.29	29.11	32.17

(1)
Excluding loans held for sale.

In addition, ASBB management provided KBW with a 5% annual net income growth rate assumption for 2020 through 2022 for purposes of the discounted cash flow analysis performed in connection with KBW’s fairness opinion.
Certain Unaudited Prospective Pro Forma Financial Information
The following unaudited pro forma financial information reflecting the effect of the merger was provided by the management of First Bancorp to KBW and was reviewed by ASBB:
•
Purchase accounting adjustment of a credit mark on loans equal to 1.2% of gross loans, or $7.1 million;

•
Cost savings equal to approximately 40% of ASBB’s projected non-interest expense, which would be 75% realized in 2018 and 100% realized thereafter; and

•
Pre-tax merger-related charges of  $16.0 million.

The Merger Consideration
Unless adjusted pursuant to the terms of the merger agreement, ASBB shareholders may elect to receive shares of First Bancorp common stock or cash (or a combination of both stock and cash) in exchange for each of their shares of ASBB common stock in the merger on the following basis:
(i)
1.44 shares of First Bancorp common stock for each share of ASBB common stock; or

(ii)
$41.90 in cash, without interest, for each share of ASBB common stock; or

(iii)
a combination of  (i) and (ii).

provided, that the total merger consideration will be prorated as necessary to ensure that 10% of the total outstanding shares of ASBB common stock will be exchanged for cash and 90% of the total outstanding shares of ASBB common stock will be exchanged for shares of First Bancorp common stock; provided further, that the number of shares of First Bancorp common stock to be issued may not exceed 19.9% of the number of shares of First Bancorp common stock outstanding immediately before the effective time of the merger, and to the extent the total number of shares of First Bancorp common stock would exceed 19.9%, the foregoing proration of the total merger consideration will be appropriately adjusted. Although each ASBB shareholder may elect to receive cash, stock or a mix of cash and stock, if the aggregate cash elections are greater than the cash election maximum, each cash election will be reduced pro rata based on the amount by which the aggregate cash elections exceed the cash election maximum. Alternatively, if the aggregate stock elections are greater than the stock election maximum, each stock election will be reduced pro rata based on the amount by which the aggregate stock elections exceed the stock election maximum.
At the time you vote with respect to the merger agreement, you will not know how much cash or the number of First Bancorp shares you will receive as a result of the merger.
First Bancorp will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of First Bancorp common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First Bancorp common stock multiplied by the average price of First Bancorp common stock on The NASDAQ Global Select Market during the 20 consecutive full trading days ending on the trading day immediately prior to the later of  (i) the effective date of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (ii) the date of the receipt of the approval of the ASBB shareholders to the merger.
Because a portion of the merger consideration includes First Bancorp common stock payable at a fixed exchange ratio for ASBB common stock and the market value of the First Bancorp common stock changes daily, the total value of the merger consideration will fluctuate. Neither First Bancorp nor ASBB can give you any assurance as to the price of First Bancorp common stock or the value of the merger consideration when the merger becomes effective or when First Bancorp’s shares are delivered to you. As an illustration, assuming the merger had been completed on May 1, 2017, the date the merger agreement was executed, the aggregate merger consideration payable pursuant to stock and cash elections (which does not include payments to holders of ASBB options) would have been $164,377,557, based on First Bancorp’s closing sales price on that date. However, assuming the merger had been completed on July 26, 2017, the most recent date available before these materials were mailed, the aggregate merger consideration payable pursuant to stock and cash elections (again, excluding payments to holders of ASBB options) would have been $173,312,447, based on First Bancorp’s closing sales price on that date.
This summary highlights selected information regarding the merger consideration adjustment and termination provisions in the merger agreement. For a more complete description of these terms, you should carefully read the Agreement and Plan of Merger and Reorganization attached as Appendix A to these materials. In addition, we urge you to obtain current information on the market value of First Bancorp common stock. See “Summary — Market Price and Dividend Information” on page 8.
The Merger Agreement
The material features of the merger agreement are summarized below:
Effective Time
The merger agreement provides that the merger will be effective upon the filing of Articles of Merger reflecting the merger with the Secretary of State of the State of North Carolina.
The merger and bank merger must be approved by the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks. Management of First Bancorp and ASBB anticipate that the merger will become effective during the fourth quarter of 2017.

Terms of the Merger
If ASBB shareholders approve the merger agreement and subject to the receipt of required regulatory approvals and the satisfaction of the other closing conditions set forth in the merger agreement, ASBB will be merged with and into First Bancorp. In connection with the merger, ASBB shareholders will receive First Bancorp common stock or cash or a combination of both in exchange for their ASBB common stock, subject to adjustment and proration as previously described. First Bancorp shareholders will continue to hold their existing First Bancorp common stock.
If, prior to the merger closing, the outstanding shares of ASBB common stock or First Bancorp common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the number of shares of First Bancorp common stock and/or cash to be delivered pursuant to the merger in exchange for a share of ASBB common stock.
If the merger is completed, ASBB will be merged with and into First Bancorp. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of First Bancorp will not be changed, and ASBB will cease to exist as a separate entity. Following the merger, ASBB’s subsidiary, Asheville Savings Bank, will be merged with and into First Bank, a wholly-owned North Carolina bank subsidiary of First Bancorp. First Bank will be the surviving bank.
Registration of First Bancorp Common Stock
As a condition to the merger, First Bancorp has agreed to register with the SEC the shares of First Bancorp common stock to be exchanged for shares of ASBB common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger.
Treatment of ASBB Stock Options
At the effective time of the merger any unvested options to purchase shares of ASBB common stock will accelerate under applicable change in control provisions in the ASB Bancorp, Inc. 2012 Equity Incentive Plan and each outstanding and unexercised stock option will be cancelled in exchange for the right to receive a single lump sum cash payment equal to the product obtained by multiplying (i) the number of shares of ASBB common stock subject to such option, by (ii) $41.90 less the exercise price per share of such option, less any applicable withholding taxes.
Representations and Warranties Made by First Bancorp and ASBB in the Merger Agreement
First Bancorp and ASBB have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. Except for certain specified provisions, the representations and warranties in the merger agreement do not survive the effective time of the merger.
The representations, warranties and covenants included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between First Bancorp and ASBB rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors.
Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by First Bancorp or ASBB. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document.

Certain representations and warranties of First Bancorp and ASBB are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either ASBB or First Bancorp, is an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of such company and its subsidiaries, taken as a whole, or (ii) the ability of such company to perform its material obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement; provided, that a “material adverse effect” shall not be deemed to include the effects of:
•
changes in banking and other laws or regulations of general applicability or interpretations thereof by governmental authorities;

•
changes in generally accepted accounting principles in the United States (“GAAP”), SEC or other regulatory accounting principles generally applicable to banks and their holding companies;

•
actions and omissions of such company (or any of its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

•
changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent that such company is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry;

•
changes resulting from the announcement or pendency of the transactions contemplated by the merger agreement; or

•
the direct effects of compliance with the merger agreement on the operating performance of such company;

and, furthermore, a “material adverse effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, the trading price of such company’s common stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a “material adverse effect”).
Termination and Conditions of Closing
The merger agreement may be terminated at any time either before or after approval of the merger agreement by the shareholders of ASBB, but not later than the effective date of the merger:
(i)
by mutual written agreement of First Bancorp and ASBB;

(ii)
by either party, in the event of a breach by the other party of any representation or warranty contained in the merger agreement which breach cannot be or has not been cured within 30 days after the giving of written notice of the breach and which breach is reasonably likely, in the opinion of the non-breaching party, to permit such party to refuse to consummate the transactions contemplated by the merger agreement due to the breaching party’s representations and warranties being inaccurate as of the effective date or due to the breaching party’s failure to perform or comply in all material respects with all agreements and covenants required by the merger agreement; provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

(iii)
by either party, if any required regulatory approval has been denied by final, non-appealable action of such authority, any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger shall have become final and non-appealable, or the approval of the ASBB shareholders to the merger agreement is not obtained at the special meeting of ASBB shareholders;

(iv)
by either party, if the merger has not occurred on or before December 31, 2017; provided, that the failure to consummate the merger is not caused by a breach of the merger agreement by the terminating party;

(v)
by First Bancorp, if  (A) the ASBB Board of Directors fails to recommend to ASBB’s shareholders that they approve the merger agreement; (B) the ASBB Board of Directors has approved, recommended, or proposed publicly to approve or recommend, an acquisition proposal by an entity other than First Bancorp; (C) the ASBB Board of Directors fails to reaffirm its recommendation that ASBB’s shareholders approve the merger agreement following receipt of an acquisition proposal by an entity other than First Bancorp and within ten business days of First Bancorp’s request that it reaffirm such recommendation; or (D) ASBB fails to comply in all material respects with its non-solicitation and shareholder meeting obligations under the merger agreement; provided, that First Bancorp is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

(vi)
by ASBB, prior to shareholder approval of the merger agreement, in order to accept an acquisition proposal from a third party involving the acquisition of a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of ASBB with respect to which the ASBB Board of Directors has determined in good faith that such proposal, if accepted, is reasonably likely to be consummated on a timely basis, and that such proposal is more favorable to ASBB’s shareholders than the merger with First Bancorp; provided ASBB has complied in all material respects its non-solicitation and shareholder meeting obligations under the merger agreement.

ASBB must pay to First Bancorp a termination fee of  $6.8 million, if:
•
First Bancorp terminates the merger agreement pursuant to (v) listed above;

•
ASBB terminates the merger agreement pursuant to (vi) listed above; or

•
(i) an acquisition proposal by a third party has been communicated to or otherwise made known to ASBB’s shareholders, senior management or Board of Directors, or any person other than First Bancorp has publicly announced an intention to make a proposal to acquire ASBB, (ii) thereafter, the merger agreement is terminated (A) by either party pursuant to (iv) listed above only if before that time shareholder approval of the merger agreement has not been obtained, (B) by First Bancorp pursuant to (ii) above, or (C) by either party pursuant to (iii) above only if shareholder approval of the merger agreement has not been obtained, and (D) within 12 months of such termination ASBB is acquired by or enters into an acquisition agreement with a third party.

The following summarizes the required conditions to closing:
•
approval of the merger agreement by at least a majority of the outstanding shares of ASBB common stock;

•
approval of the merger by the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks;

•
effectiveness of the registration statement of First Bancorp relating to the shares of First Bancorp common stock to be issued to ASBB shareholders in the merger, of which this proxy statement/prospectus forms a part;

•
no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the merger;

•
First Bancorp must have filed with The NASDAQ Stock Market a notification form for the listing of the shares of First Bancorp common stock to be delivered to the shareholders of ASBB as merger consideration, and The NASDAQ Stock Market shall not have objected to the listing of such shares of First Bancorp common stock;

•
receipt by each of First Bancorp and ASBB of an opinion of First Bancorp’s legal counsel as to certain tax matters;

•
the accuracy of the representations and warranties of each of First Bancorp and ASBB in the merger agreement as of the date of the merger agreement and the day on which the merger is completed, subject to the materiality standards provided in the merger agreement;

•
the performance by each of First Bancorp and ASBB in all material respects of all obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•
the delivery of officers’ certificates and secretary’s certificates by each of First Bancorp and ASBB to the other;

•
there shall not have occurred a material adverse effect with respect to ASBB or First Bancorp since December 31, 2016;

•
ASBB shall not have made any payments or provided any benefits, or be obligated to make any payments or provide any benefits, in connection with any or all of which (i) a tax deduction could or would be disallowed or limited under Sections 280G, 404, or 162(m) of the Code, or (ii) could or would be subject to withholding or give rise to taxation under Section 4999 of the Code;

•
the payment by First Bancorp of the merger consideration as provided in the merger agreement; and

•
all parties must stand ready to consummate the bank merger immediately following the merger.

Surrender of Certificates and Election of Consideration
After the effective date of the merger, each holder of ASBB common stock (as of that date) will be required to deliver the certificates representing such holder’s shares of ASBB common stock to First Bancorp’s exchange agent, Computershare Limited, in order to receive payment of the merger consideration from First Bancorp in connection with the merger. Each holder of ASBB common stock must complete and return the enclosed election form by 4:00 P.M., local time, on September 18, 2017, indicating his, her or its preference as to the proportion of First Bancorp common stock and/or cash he, she or it wishes to receive upon delivery of his, her or its shares of ASBB common stock.
Although each ASBB shareholder may elect to receive all cash, all stock or a combination of cash and stock. The total merger consideration will be prorated as necessary to ensure that 10% of the total outstanding shares of ASBB common stock will be exchanged for cash and 90% of the total outstanding shares of ASBB common stock will be exchanged for shares of First Bancorp common stock; provided, that the number of shares of First Bancorp common stock to be issued may not exceed 19.9% of the number of shares of First Bancorp common stock outstanding immediately before the effective time of the merger, and to the extent the total number of shares of First Bancorp common stock would exceed 19.9%, the foregoing proration of the total merger consideration will be appropriately adjusted. Accordingly, if the aggregate cash elections are greater than the cash election maximum, each cash election will be reduced pro rata based on the amount by which the aggregate cash elections exceed the cash election maximum. Alternatively, if the aggregate stock elections are greater than the stock election maximum, each stock election will be reduced pro rata based on the amount by which the aggregate stock elections exceed the stock election maximum. If a holder does not make an election by 4:00 P.M., local time, on September 18, 2017, First Bancorp shall have the authority to determine the type of consideration to be exchanged for such non-election shares.
After delivering certificates or other instruments representing his, her or its shares of ASBB common stock, the holder will be entitled to receive consideration equal to (i) 1.44 shares of First Bancorp common stock, or (ii) $41.90 in cash, without interest, or (iii) a combination of  (i) and (ii) in exchange for each share of ASBB common stock that such holder owned on the effective date of the merger. In lieu of a fractional share, a cash payment, without interest, will be paid for any fractional interest in First Bancorp common stock.

Until a holder delivers the certificates or other instruments representing his, her or its shares of ASBB common stock to First Bancorp, the holder may not receive payment of any dividends or other distributions on shares of First Bancorp common stock into which his, her, or its shares of ASBB common stock have been converted, if any, and may not receive any notices sent by First Bancorp to its shareholders with respect to those shares.
Required Shareholder Approval and Consent
The holders of a majority of the outstanding shares of ASBB common stock entitled to vote at the special meeting must approve the merger agreement in order for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.
As of July 19, 2017, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of ASBB consisted of 3,788,025 shares of common stock. Each issued and outstanding share of ASBB common stock is entitled to one vote per share. ASBB’s articles of incorporation provide that record holders of ASBB common stock, other than the ESOP and other ASBB employee benefit plans, who beneficially own, either directly or indirectly, in excess of 10% of ASBB’s outstanding shares are not entitled to vote shares held in excess of the 10% limit.
All of the directors and executive officers of ASBB have agreed to vote their shares in favor of the merger agreement and not sell or otherwise dispose their shares, except with the prior approval of First Bancorp; provided that such support agreements terminate at the effective time of the merger, in the event that the merger agreement is terminated in accordance with its terms or in the event the ASBB Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party. One of the support agreements additionally provides for earlier termination upon the approval of the merger agreement at the special meeting. As of the record date, ASBB’s directors and executive officers owned 600,957 shares, or 15.9%, of the outstanding shares of ASBB common stock (excluding options).
Participants in the ESOP, 401(k) Plan or 2012 Equity Incentive Plan
If you participate in the ESOP, invest in ASBB common stock through the ASBB Stock Fund in the 401(k) Plan, or participate in the ASB Bancorp, Inc. 2012 Equity Incentive Plan, you will receive a voting instruction form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plan. Under the terms of the ESOP, all allocated shares of ASBB common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. All unallocated shares of ASBB common stock held by the ESOP and allocated shares for which no timely voting instructions are received are generally voted by the ESOP trustee in the same proportion as shares for which the trustee has received timely voting instructions, subject to the exercise of its fiduciary duties. Under the terms of the 401(k) Plan, a participant may direct the stock fund trustees of the 401(k) Plan how to vote the shares in the ASBB Stock Fund credited to his or her account. The stock fund trustees will vote all shares for which timely voting instructions are not received in the same proportion as shares for which the trustees received voting instructions. Under the 2012 Equity Incentive Plan, all restricted stock awards are voted by the Equity Incentive Plan Trustee as directed by the award recipients. All shares of ASBB common stock subject to a restricted stock award for which timely instructions are not provided will be voted by the Equity Incentive Plan Trustee as directed by ASBB.
Expenses
All expenses incurred by First Bancorp in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing these materials and all regulatory applications with state and federal authorities, will be paid by First Bancorp. All expenses incurred by ASBB in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants, will be paid by ASBB.

Conduct of Business of ASBB Pending Closing
The merger agreement provides that, pending consummation of the merger, except with the prior written consent of First Bancorp, ASBB will, and will cause each of its subsidiaries to:
•
operate its business only in the usual, regular, and ordinary course;

•
use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

•
use commercially reasonable efforts to cause its representations and warranties to be correct at all times;

•
consult with First Bancorp prior to entering into or making any loans that exceed regulatory loan to value guidelines or entering into or making any loans or other transactions with a value equal to or exceeding $500,000 other than residential mortgage loans for which ASBB has a commitment to buy from a reputable investor, and loans for which commitments have been made as of the date of the merger agreement; and

•
take no action which would be reasonably likely to adversely affect the ability of any party to obtain any consents required for the transaction contemplated by the merger agreement or materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

The merger agreement also provides that, pending consummation of the merger, except with the prior written consent of First Bancorp, ASBB will not, and will not permit any of its subsidiaries to:
•
amend such entities’ articles of incorporation, bylaws or other governing instruments;

•
incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of  $500,000 except in the ordinary course of the business of such entity consistent with past practices and that are prepayable without penalty, charge, or other payment, or grant any lien on any material asset of such entity;

•
repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of such entity, or declare or pay any dividend or make any other distribution in respect of ASBB’s capital stock;

•
except for the merger agreement and except pursuant to the valid exercise of ASBB stock options outstanding as of the date of the merger agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ASBB common stock, any other capital stock of any such entity, or any right;

•
adjust, split, combine or reclassify any capital stock of any such entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ASBB common stock or issue any ASBB stock options, or sell, lease, mortgage or otherwise dispose of  (i) any shares of capital stock of any ASBB subsidiary or (ii) any asset other than in the ordinary course of business for reasonable and adequate consideration;

•
except in the ordinary course of business consistent with past practice and not to exceed an aggregate of  $10 million, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital (other than pursuant to binding commitments existing on the date of the merger agreement), asset transfers, or purchase of any assets, in any person other than a wholly owned ASBB subsidiary, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures of loans in the ordinary course of business;

•
(i) except as contemplated by the merger agreement or as disclosed on ASBB’s confidential disclosure memorandum, grant any bonus or increase in compensation or benefits to the employees, officers or directors of any such entity, (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any ASBB director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of such entity, (iv) change any fees or other compensation or other benefits to directors of such entity, or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any rights or restricted stock, or re-price rights granted under the ASBB benefit plans or authorize cash payments in exchange for any rights, except as otherwise contemplated in the merger agreement; or accelerate or vest or commit or agree to accelerate or vest any ASBB options or any amounts, benefits or rights payable by such entity; provided, however, that ASBB may continue to make annual merit or market salary increases in the ordinary course of business consistent with past practices provided that any increases during the calendar year 2017 may not exceed 3% of such employee’s base salary or wage rate in effect as of the date of the merger agreement;
•
enter into or amend any employment contract between such entity and any person (unless such amendment is required by law) that such entity does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time;

•
except as disclosed on ASBB’s confidential disclosure memorandum, adopt any new employee benefit plan of such entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans or ASBB benefit plans of such entity other than any such change that is required by law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by law or as contemplated by the agreement, the terms of such plans or consistent with past practice;

•
make any change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in tax laws, regulatory accounting requirements, or GAAP;

•
commence any litigation other than in accordance with past practice, or settle any litigation involving any liability of such entity for money damages or restrictions upon the operations of such entity;

•
enter into, modify, amend, or terminate any material contract; other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and with a term of 24 months or less and other than contracts described in the immediately following bullet point;

•
except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

•
waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of ASBB’s deposits and other liabilities, except with respect to (i) any extension of credit for existing commitments or (ii) any extension of credit with an unpaid balance of less than $2 million if secured, or $750,000 if unsecured, and in each case in conformity with existing lending policies and practices;

•
except for conforming residential mortgage loans held for sale and Small Business Administration loans, enter into any fixed rate loans with a committed rate term of greater than five years;

•
notwithstanding anything herein to the contrary, enter into, modify or amend any loan participation agreements;

•
except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of ASBB or Asheville Savings Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

•
restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•
make any capital expenditures in excess of an aggregate of  $100,000 other than pursuant to binding commitments existing on the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

•
establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

•
knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

•
implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

•
knowingly take any action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions set forth above; or

•
maintain Asheville Savings Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods inconsistent with past practices of Asheville Savings Bank;

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(i) other than in the ordinary course of business consistent with past practice, make any material changes in Asheville Savings Bank’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, or servicing loans, or (B) Asheville Savings Bank’s hedging practices and policies, in each case except as required by law or requested by a regulatory authority or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices: or

•
take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

In addition, the merger agreement provides that each of First Bancorp and ASBB will give written notice promptly to the other, upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect, as applicable (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement, or (iii) would reasonably be likely to prevent or materially interfere with the consummation of the merger, and use its reasonable efforts to prevent or promptly to remedy the same.
Interests of Directors and Officers of ASBB and Asheville Savings Bank in the Merger
In considering the recommendation of the ASBB Board of Directors with respect to the merger, you should be aware that the executive officers and members of the ASBB Board have agreements or arrangements that provide them with interests in the merger, including financial interests, which may be different from, or in addition to, the interests of the other shareholders of ASBB. The ASBB Board of Directors was aware of these interests during its deliberations regarding the merits of the merger and in determining to recommend to ASBB shareholders that they vote in favor of the merger proposal. The amounts set forth in the discussions below regarding director and executive officer compensation are based on compensation levels as of the date of this proxy statement/prospectus unless otherwise specified.
Indemnification and Insurance
For a period of six years after the effective time of the merger, First Bancorp has agreed to indemnify, defend, and hold harmless the present and former directors and executive officers of ASBB against all liabilities arising out of actions or omissions arising out of their service as directors, officers, employees, or agents of ASBB or, at ASBB’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the effective time (including the merger and the other transactions contemplated by the merger agreement) to the fullest extent permitted by applicable law and by ASBB’s articles of incorporation and bylaws in effect on the date of the merger agreement, including provisions related to advances of expenses incurred in the defense of any litigation and regardless of whether First Bancorp is insured against any such matter.
Prior to the effective time of the merger, First Bancorp has agreed to purchase, or will direct ASBB to purchase, an extended reporting period endorsement under ASBB’s existing directors’ and officers’ liability insurance coverage for acts or omissions occurring prior to the effective time of the merger by the directors and officers currently covered under ASBB’s existing insurance coverage. This endorsement will provide such ASBB directors and officers with coverage for a period of six years following the effective time of the merger.
Existing Executive Officer Agreements
Existing Employment Agreements.   ASBB and Asheville Savings Bank previously entered into employment agreements with each of their named executive officers - Suzanne S. DeFerie, President and Chief Executive Officer, Kirby A. Tyndall, Executive Vice President and Chief Financial Officer, David A. Kozak, Executive Vice President and Chief Credit Officer, and Vikki D. Bailey, Executive Vice President and Chief Retail Officer. Ms. DeFerie’s employment agreement provides for a three-year term with a three-year change in control provision, and each of Mr. Tyndall’s, Mr. Kozak’s and Ms. Bailey’s employment agreements provides for a two-year term with a three-year change in control provision. The remaining term of each employment agreement was extended by a year, effective December 31, 2016. Each of the employment and agreements also includes customary noncompetition, nonsolicitation, and nondisclosure covenants. The 2017 base salaries currently in effect under these employment agreements are $365,000 for Ms. DeFerie, $206,000 for Kirby A. Tyndall; $200,850 for Mr. Kozak, and $175,000 for Vikki D. Bailey.
Payments Due upon a Change of Control.   The executives’ employment agreements provide that in the event of a change of control followed by termination without cause or resignation for good reason, ASBB will pay the executive a lump sum severance payment equal to three times the sum of his or her annual base salary at the rate then in effect, or if greater, the amount in effect immediately preceding the change in control. In addition, ASBB will pay the executive the average annual cash bonus paid or accrued on his or her behalf during the three prior calendar years, and reimburse the costs of 18 months health insurance coverage for the executive and his or her dependents. Under the terms of the non-qualified defined benefit pension plan (the termination of which the ASBB Board of Directors approved in July 2016, with such termination becoming effective in September 2017 regardless of the merger), a participating executive is entitled to receive his or her vested benefits as prescribed by the plan in the event of a separation from service resulting from a change of control followed by termination without cause or resignation for good reason.
In the event of a change in control, as defined by the 2012 Equity Incentive Plan, outstanding stock options granted under the 2012 Equity Incentive Plan fully vest and, if the option holder is terminated other than for cause within 12 months of the change in control, will remain exercisable until the expiration date of the stock options. Restricted stock awards granted to the executives under the 2012 Equity Incentive Plan also fully vest upon a change in control.

Section 280G of the Code provides that severance payments that equal or exceed three times an individual’s annual average base compensation over the prior five years are deemed to be “excess parachute payments” if they are contingent upon a change in control, such as the merger. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and ASBB would not be entitled to deduct such amount. Accordingly, the employment agreements provide that in the event the aggregate payments and benefits received by an executive would constitute an “excess parachute payment,” then such payments or benefits are to be reduced to the extent necessary to avoid treatment as an “excess parachute payment.”
If the named executive officers were to be terminated on September 30, 2017, without cause or resigned for good reason at the time of or within one year after a “change of control”, Ms. DeFerie, Mr. Tyndall, Mr. Kozak and Ms. Bailey would be entitled to receive compensation of approximately $1,271,314, $696,340, $679,034 and $588,967, respectively, pursuant to their employment agreements.
Compensation Arrangements for ASBB Executive Officers in Connection with the Merger
DeFerie Employment Agreement.   In connection with the execution of the merger agreement, First Bancorp, First Bank and Ms. Suzanne S. DeFerie, President and Chief Executive Officer of ASBB and Asheville Savings Bank, entered into an employment agreement, dated as of May 1, 2017, pursuant to which Ms. DeFerie will be employed as Regional President — Asheville Region following the closing of the merger. The employment agreement has an initial term of two years, and will be automatically extended by an additional 12 months, unless either First Bancorp or Ms. DeFerie gives written notice of non-renewal no less than 60 days prior to the anniversary of the effective date of the merger. The employment agreement, which contains customary confidentiality, trade secret, noncompetition and nonsolicitation covenants, provides that Ms. DeFerie will receive a base salary of at least $300,000 per annum. Additionally, Ms. DeFerie will be entitled to participate in First Bancorp’s incentive compensation plans, savings and retirement plans and welfare benefit plans, and receive other fringe benefits on at least as favorable a basis as offered to other members of executive management who have a comparable scope and level of authority, duties and responsibilities. A copy of Ms. DeFerie’s employment agreement with First Bancorp and First Bank is attached to this proxy statement/prospectus as Appendix B and is incorporated by reference herein.
Support Agreements
As an inducement to and a condition to First Bancorp’s willingness to enter into the merger agreement, each of the directors and executive officers of ASBB and Asheville Savings Bank entered into a support agreement with First Bancorp. Pursuant to the support agreements, each of the directors and executive officers of ASBB and Asheville Savings Bank agreed, among other things, to vote all of the shares of ASBB common stock for which he or she has sole voting authority, and to use his or her best efforts to cause to be voted all of the shares of ASBB common stock for which he or she has shared voting authority, in either case whether such shares were beneficially owned on the date of the support agreement or are subsequently acquired (i) for the approval of the merger agreement and the merger at the special meeting of ASBB shareholders, and (ii) against any acquisition proposal (as defined in the merger agreement) other than the merger. In addition, the directors and executive officers of ASBB agreed not to directly or indirectly, except with the prior approval of First Bancorp, (x) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) prior to the record date of the special meeting of ASBB shareholders any or all of his or her shares of ASBB common stock or (y) deposit any shares of ASBB common stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of ASBB common stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the merger agreement and the merger and matters related thereto. The support agreements also provide that the directors and executive officers of ASBB and Asheville Savings Bank will not, directly or indirectly (a) solicit, initiate, or encourage, induce or knowingly facilitate, the making, submission, or announcement of any proposal that constitutes an acquisition proposal (as defined in the merger agreement), (b) participate in any discussions (except to notify a third party of the existence of restrictions provided in the merger agreement) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an acquisition proposal, or (c) propose or agree to do any of the foregoing.

As of the record date, the directors and executive officers of ASBB and Asheville Savings Bank were entitled to vote 600,957 shares, or approximately 15.9% of the outstanding shares of ASBB common stock.
The foregoing description of the support agreements is subject to, and qualified in its entirety by reference to, the support agreements, a form of which is attached as Exhibit B to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A.
Appointment of ASBB Directors
Prior to the effective time of the merger, First Bancorp will take all action necessary to appoint Ms. DeFerie and one additional representative of the ASBB Board of Directors, as identified by First Bancorp, to the Board of Directors of First Bancorp and First Bank, to be effective following the effective time of the merger. Members of the First Bancorp board are expected to receive compensation consistent with the compensation paid to current non-employee directors of First Bancorp, as described in the definitive proxy statement for First Bancorp’s 2017 annual meeting of shareholders, which was filed with the SEC on March 27, 2017, and is incorporated by reference into this proxy statement/prospectus. For 2017, the First Bancorp board has set a baseline annual retainer for all non-employee directors of  $32,000. The chair of the Boards of Directors of First Bancorp and First Bank will receive an additional annual retainer of  $17,500, and the chair of the audit committee will receive an additional annual retainer of $10,000. Non-employee directors also participate in First Bancorp’s equity plan. In June of each year, each non-employee director is expected to receive a grant of shares of First Bancorp common stock with a value of approximately $32,000. As of the date of this proxy statement/prospectus, First Bancorp has not identified the additional representative of the ASBB Board of Directors to be appointed to the Boards of Directors of First Bancorp and First Bank.
Merger Consideration to be Received by ASBB Directors and Executive Officers in Exchange for Their Shares of ASBB Common Stock
The following table sets forth the consideration ASBB directors and executive officers may receive if the directors and executive officers elect to receive 100% in cash, 100% in common stock of First Bancorp, or a mix of common stock and cash in exchange for their shares of ASBB common stock in connection with the merger. The directors and executive officers, as shareholders, may choose either form of consideration, a mix of the two types of consideration, or they may choose no preference, in which case the merger consideration to be received by the directors and executive officers will be determined by First Bancorp depending on the amount of cash and shares elected by the ASBB shareholders who make an express election. The total merger consideration will be prorated as necessary to ensure that 10% of the total outstanding shares of ASBB’s common stock will be exchanged for cash and 90% of the total outstanding shares of ASBB’s common stock will be exchanged for shares of First Bancorp common stock in the merger; provided, that the number of shares of First Bancorp common stock to be issued may not exceed 19.9% of the number of shares of First Bancorp common stock outstanding immediately before the effective time of the merger, and to the extent the total number of shares of First Bancorp common stock would exceed 19.9%, the foregoing proration of the total merger consideration will be appropriately adjusted.

Name of Director/Executive Officer	Shares of ASBB Common Stock Beneficially Owned as of July 26, 2017(1)	Consideration for 100% Cash Election(2)	Consideration for 100% Stock Election(3)	Consideration for 90% Stock Election and 10% Cash Election(4)
John B. Dickson(5)	19,000	$796,100	$877,435	$869,302
Suzanne S. DeFerie(6)	78,856	3,304,066	3,641,633	3,607,876
John B. Gould(7)	35,002	1,466,584	1,616,420	1,601,437
Leslie D. Green(8)	23,354	978,533	1,078,506	1,068,509
Kenneth E. Hornowski	19,450	814,955	898,217	889,890
Stephen P. Miller(9)	27,500	1,152,250	1,269,972	1,258,200
Lawrence B. Seidman	252,674	10,587,041	11,668,687	11,560,523
Alison J. Smith	16,442	688,920	759,305	752,266
Patricia S. Smith	36,191	1,516,403	1,671,329	1,655,837
Wyatt S. Stevens	13,757	576,418	635,309	629,420
Kenneth J. Wrench	1,004	42,068	46,366	45,936
Executive Officers who are not Directors:
Kirby A. Tyndall	36,442	1,526,920	1,682,921	1,667,321
David A. Kozak	27,370	1,146,803	1,263,968	1,252,252
Vikki D. Bailey	13,915	583,039	642,606	636,649
Total	600,957	$25,180,098	$27,752,675	$27,495,417

(1)
See “Beneficial Ownership of ASBB Common Stock” on page 81 of this proxy statement/prospectus for additional information on the beneficial ownership of the ASBB directors and executive officers. Since all ASBB stock options will be cancelled in exchange for cash as of the effective date of the merger, they have been excluded from the beneficial ownership tabulations in this table.

(2)
Calculated based on a price per ASBB share equal to $41.90, the per-share cash consideration in the merger.

(3)
Calculated based on an exchange ratio of 1.44 and the closing price of $31.05 per share of First Bancorp common stock, as reported on The NASDAQ Global Select Market on July 19, 2017. No fractional shares of First Bancorp common stock will be issued in connection with the merger. As a result, each resulting fractional share has been multiplied by $31.05.

(4)
Calculated by assuming (i) 90% of each share of ASBB common stock is converted into First Bancorp common stock (with the value of a full ASBB share for this purpose calculated based on the exchange ratio of 1.44 and the closing price of $31.05 per share of First Bancorp common stock, as reported on The NASDAQ Global Select Market on July 19, 2017, and (ii) the remaining 10% of each such share is converted into cash (based on a price per ASBB share equal to $41.90).

ASBB Stock Options
The directors and named executive officers of ASBB held stock options to purchase an aggregate of 373,500 shares of common stock as of July 26, 2017, which were granted under the ASB Bancorp, Inc. 2012 Equity Incentive Plan. As of July 26, 2017, 291,400 of the outstanding options held by the directors and named executed officers were fully vested. See “Beneficial Ownership of ASBB Common Stock” on page 81 of this proxy statement/prospectus for additional information on the number of vested stock options held by each of the ASBB directors and executive officers. At the effective time of the merger, any unvested options to purchase shares of ASBB common stock will accelerate under applicable change in control provisions in the ASB Bancorp, Inc. 2012 Equity Incentive Plan, and each outstanding and unexercised stock option will be cancelled in exchange for the right to receive a single lump sum cash payment equal to the product obtained by multiplying (i) the number of shares of ASBB common stock subject to such option, by (ii) $41.90 less the exercise price per share of such option, less any applicable withholding taxes.

ASBB Restricted Stock
At the effective time of the merger, vesting of restricted stock awards previously granted to directors and executives will accelerate under applicable change in control provisions in the ASB Bancorp Inc. 2012 Equity Incentive Plan.
Merger-Related Compensation for ASBB’s Named Executive Officers
This section sets forth the information required by Item 402(t) of SEC Regulation S-K for each named executive officer of ASBB that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. This compensation is subject to a non-binding advisory vote of ASBB shareholders, as described in “PROPOSAL NO. 2 — ADVISORY VOTE ON MERGER-RELATED COMPENSATION.”
The merger-related compensation described below does not include compensation that may be paid or become payable to Ms. DeFerie pursuant to the employment agreement among Ms. DeFerie, First Bancorp and First Bank, which will become effective following the effective time of the merger. For additional details regarding the terms of the payments that Ms. DeFerie may be entitled to receive under her employment agreement with First Bancorp, see the discussion under the heading “Interests of Directors and Officers of ASBB and Asheville Savings Bank in the Merger — Compensation Arrangements for ASBB Executive Officers in Connection with the Merger — DeFerie Employment Agreement,” above.
The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the merger pursuant to their existing employment agreements or other arrangements with ASBB, assuming: (i) the effective time of the merger occurred on September 30, 2017; (ii) a per share price of ASBB common stock of  $41.26, the average closing price per share over the first five business days following the announcement of the merger agreement; and (iii) other than as described in the third footnote below relating to Ms. DeFerie, each named executive officer experiences a qualifying termination of employment on September 30, 2017. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur before the completion of the merger. As a result, the actual amounts to be received by a named executive officer may differ materially from the amounts set forth below, including reductions in such amounts due to the effect of the Code Section 280G cutback provisions in the employment agreements of the named executive officers.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)(4)	Total ($)
Suzanne S. DeFerie	$1,329,007	$934,988	—	—	—	$438,352	$2,702,347
Kirby A. Tyndall	$722,502	$475,162	—	$28,699	—	$317,501	$1,543,864
David A. Kozak	$704,542	$475,162	—	$28,699	—	$339,815	$1,548,218
Vikki D. Bailey	$609,897	$271,970	—	$39,515	—	$255,807	$1,177,189

(1)
The amounts set forth represent payments that ASBB and Asheville Savings Bank intend to make upon their unilateral termination of the named executive officers’ employment agreements immediately prior to the effective time of the merger. The amounts are equal to the double trigger payments (i.e., amounts triggered by a change in control for which payment is conditioned upon the executive officer’s termination without cause or resignation for good reason within the term of the employment agreement following the change in control) due to the named executive officers pursuant to their respective employment agreements. These amounts also include minimum pro-rata annual bonuses due to Ms. DeFerie, Mr. Tyndall, Mr. Kozak, and Ms. Bailey, in the amounts of  $57,693, $26,162, $25,508, $20,930 respectively, for the year in which the change in control occurs pursuant to the Ashville Savings Bank 2017 Management Incentive Plan, estimated based upon actual bonuses paid to these named executive officers under the Bank’s 2016 Management Incentive Plan.

(2)
The amounts set forth represent single trigger acceleration of outstanding ASBB restricted stock awards and stock options for which vesting will be accelerated as a result of the merger. For both the restricted stock awards and the stock options, the calculated amounts are based on the average closing market price of ASBB common stock over the first five business days following the first public announcement of the merger ($41.26 per share). The restricted stock award values are $423,988, $214,552, $214,552, and $123,780 for Ms. DeFerie, Mr. Tyndall, Mr. Kozak, and Ms. Bailey, respectively, which are different from the restricted stock valuation for purposes of Code Section 280G (the “280G restricted stock value”). The 280G restricted stock value is determined as of the date of the change of control and is based on several factors, including the stock’s fair market value, and the length of time until the unvested shares would otherwise have vested, assuming no change of control. The stock option values are $511,000, $260,610, $260,610, and $148,190 for Ms. DeFerie, Mr. Tyndall, Mr. Kozak, and Ms. Bailey, respectively, which amounts equal the difference between the exercise price and the per-share consideration. The stock options will be cashed out in connection with the closing of the merger.

(3)
The amounts set forth represent the value attributable to the right of each of the named executive officers, other than Ms. DeFerie who is not anticipated to experience a qualifying termination of employment, and their dependents to continued participation, in accordance with the terms of the applicable benefit plans, in ASBB’s group health plan pursuant to plan continuation rules under COBRA for 18 months following termination, and also for the right to cause ASBB to make additional cash payments in an amount equal to these monthly COBRA premiums for an additional 18 months subsequent to the end of the COBRA period to each of the named executive officers other than Ms. DeFerie pursuant to their employment agreements. If Ms. DeFerie were to experience a qualifying termination of employment, the amount of her post-termination health care benefit would be $39,515.

(4)
The amounts set forth represent payments to each named executive officer upon the distribution of the 208,455 unallocated shares of the ESOP upon its termination at closing of the merger. The allocation of the unallocated shares is based on each ESOP participant’s account balance as of January 1st of the year of the ESOP’s termination, calculated as a percentage of the total outstanding account balance of all ESOP participants. Each of the named executive officers is a participant in the ESOP and has the following percentage interest: Ms. DeFerie: 4.58%, Mr. Tyndall: 3.56%, Mr. Kozak: 3.55%, and Ms. Bailey: 2.69%. The amounts are calculated based upon the average closing market price of the ASBB common stock over the first five business days following the first public announcement of the merger ($41.26 per share). These amounts also include anticipated cash amounts for payment of accrued but unused paid time off of  $44,785, $11,689, $34,347, and $24,366 for Ms. DeFerie, Mr. Tyndall, Mr. Kozak, and Ms. Bailey, respectively.

Differences in Legal Rights between Shareholders of ASBB and First Bancorp
Following the merger you will no longer be an ASBB shareholder and, if you receive shares of First Bancorp following the merger, your rights as a shareholder will no longer be governed by ASBB’s articles of incorporation and bylaws. You will be a First Bancorp shareholder and your rights as a First Bancorp shareholder will be governed by First Bancorp’s articles of incorporation and bylaws. Your former rights as an ASBB shareholder and your new rights as a First Bancorp shareholder are different in certain ways, including the following:
ASBB Shareholder Rights	First Bancorp Shareholder Rights
Authorized, Issued and Outstanding Capital Stock

The authorized capital stock of ASBB currently consists of 60,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. As of the record date, 3,788,025 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The authorized capital stock of First Bancorp currently consists of 40,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of the record date, 24,678,295 shares of common stock were issued and outstanding, 63,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A”) are authorized, with no shares issued

ASBB Shareholder Rights	First Bancorp Shareholder Rights

and outstanding, 63,500 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B (“Series B”) are authorized, with no shares issued and outstanding, and 728,706 shares of Series C Convertible Perpetual Preferred Stock (“Series C”) are authorized, with no shares issued and outstanding.

Shareholder Ability to Call Special Meetings

The articles of incorporation of ASBB provide that special meetings may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which ASBB would have if there were no vacancies on the Board.
The bylaws of First Bancorp provide that special meetings may be called by the Chief Executive Officer, the President, or by the Board of Directors.
Advance Notice Requirements for Shareholder Proposals

The bylaws of ASBB provide that for business to be brought properly before an annual meeting by a shareholder, the shareholder must have given timely notice of the business in writing to the Secretary. To be timely, the notice must be delivered not less than 90 days before the date of the annual meeting; however, if less than 100 days’ notice or prior public disclosure of the annual meeting is given to shareholders, such notice must be delivered not later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed to shareholders or public disclosure of the meeting date was made.
A shareholder’s notice must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on ASBB’s books, of the shareholder proposing such business, (iii) the class and number of shares of ASBB’s capital stock that are beneficially owned by such shareholder, (iv) a statement disclosing (A) whether such shareholder is acting with or on behalf of any other person and (B) if applicable, the identity of such person, and (v) any material interest of such shareholder in such business.

The bylaws of First Bancorp provide that for business to be brought properly before an annual meeting by a shareholder, the shareholder must have given timely notice of the business in writing to the Secretary. To be timely, the notice must be delivered or mailed to and received at the principal offices of First Bancorp not less than 60 days before the first anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting.
A shareholder’s notice must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address as they appear on First Bancorp’s books of the shareholder proposing such business, (iii) the class, series, and number of First Bancorp’s shares that are owned of record and beneficially by such shareholder, and (iv) any material interest of such shareholder in such business.

Number of Directors

The bylaws of ASBB provide that the number of directors on ASBB’s Board of Directors may range from five to 15. The number of directors may be fixed from time to time by the Board of Directors. ASBB’s Board of Directors currently has 11 directors.

The bylaws of First Bancorp provide that the number of directors on First Bancorp’s Board of Directors may range from seven to 25. The number of directors may be fixed from time to time by the Board of Directors. First Bancorp’s Board of Directors currently has 12 directors.

ASBB Shareholder Rights	First Bancorp Shareholder Rights
Structure of the Board
The articles of incorporation of ASBB provide that the directors will be divided into three classes, as nearly equal in number as possible, to serve staggered, three-year terms.
The bylaws of First Bancorp provide that the terms of office for directors continue until the next annual meeting and until their successors are elected and qualified. Accordingly, First Bancorp directors serve one-year terms rather than three-year terms.

Removal of Directors

ASBB’s articles of incorporation provide that any director may be removed by shareholders only for cause upon the affirmative vote of a majority of the votes cast at a meeting of the shareholders called for that purpose.

The bylaws of First Bancorp provide that directors may be removed, with or without cause, by an affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote on the election of directors.

Approval of Business Transactions

The articles of incorporation of ASBB require the approval of the holders of at least 80% of ASBB’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested shareholder.” This supermajority voting requirement does not apply in cases where the proposed transaction has been approved by a majority of those members of ASBB’s Board of Directors who are unaffiliated with the interested shareholder and who were directors before the time when the interested shareholder became an interested shareholder or if the proposed transaction meets certain conditions that are designed to afford the shareholders a fair price in consideration for their shares. In each such case, where shareholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

Neither the articles of incorporation nor the bylaws of First Bancorp require any supermajority vote of common stock holders for the approval of business transactions.
So long as any shares of the Series A preferred stock are outstanding, the articles of incorporation of First Bancorp require approval of a supermajority (66 2/3%) of the Series A preferred stock to effect or validate certain business transactions. As of the date of this proxy statement/prospectus, no shares of the Series A preferred stock are outstanding.
So long as any shares of the Series C preferred stock are outstanding, the articles of incorporation of First Bancorp require approval of a majority of the Series C preferred stock to enter into any agreement, merger or business consolidation if the rights of the Series C holders are adversely affected. As of the date of this proxy statement/prospectus, no shares of the Series C preferred stock are outstanding.

Shareholder Action Without Meeting

The North Carolina Business Corporation Act (the “NCBCA”) provides that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice (except as provided below), if the action is taken by all the shareholders entitled to vote on the action.
Unless the articles of incorporation otherwise provide, if shareholder approval is required for (i) an amendment to the articles of incorporation, (ii) a plan of merger or share exchange, (iii) a plan of conversion, (iv) the sale, lease, exchange, or other disposition of all, or substantially all, of ASBB’s property, or (v) a proposal for dissolution, and the approval is to be obtained through action without meeting, ASBB must give its shareholders, other

The NCBCA provides that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice (except as provided below), if the action is taken by all the shareholders entitled to vote on the action.
Unless the articles of incorporation otherwise provide, if shareholder approval is required for (i) an amendment to the articles of incorporation, (ii) a plan of merger or share exchange, (iii) a plan of conversion, (iv) the sale, lease, exchange, or other disposition of all, or substantially all, of First Bancorp’s property, or (v) a proposal for dissolution, and the approval is to be obtained through action without meeting, First Bancorp must give its shareholders, other than shareholders

ASBB Shareholder Rights	First Bancorp Shareholder Rights

than shareholders who consent to the action, written notice of the proposed action at least 10 days before the action is taken.
ASBB’s articles of incorporation and bylaws do not change this default provision.
who consent to the action, written notice of the proposed action at least 10 days before the action is taken. First Bancorp’s articles of incorporation and bylaws do not change this default provision.
Amendments to Articles of Incorporation and Bylaws

The NCBCA provides that a corporation’s articles of incorporation generally may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of such corporation’s common stock entitled to vote on the amendment.
ASBB’s articles of incorporation provide that any amendment of Articles VIII (Directors), IX (Removal of Directors), X (Elimination of Directors’ Liability), XI (Indemnification), XII (Limitations on Voting Common Stock), XIII (Approval of Business Combinations), XIV (Evaluation of Business Combinations), XV (Special Meetings of Shareholders), XVII (Amendment of Bylaws) and XVIII (Amendment of Articles of Incorporation) of the articles of incorporation must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote; except that such amendment may be made by the affirmative vote of the holders of a majority of the outstanding shares of ASBB’s capital stock entitled to vote generally in the election of directors if the same is first approved by a majority of the Disinterested Directors, as defined in Article XIII.
To the extent permitted by the NCBCA, ASBB’s bylaws may be amended by the majority vote of its Board of Directors or by the affirmative vote of the holders of at least 80% of the outstanding shares of ASBB capital stock entitled to vote.

The NCBCA provides that a corporation’s articles of incorporation generally may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of such corporation’s common stock entitled to vote on the amendment.
First Bancorp’s articles of incorporation do not change this default provision.
First Bancorp’s bylaws provide that except as otherwise provided in a bylaw adopted by the shareholders, the articles of incorporation, or the NCBCA, the First Bancorp Board of Directors may amend or repeal the bylaws, except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the First Bancorp Board of Directors if neither the articles of incorporation nor a bylaw adopted by the shareholders authorizes the First Bancorp Board of Directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

Voting Rights

All voting rights are vested in the holders of ASBB common stock. Each holder of common stock is entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. There is no cumulative voting for the election of directors.

All voting rights are vested in the holders of First Bancorp common stock. Each holder of First Bancorp common stock is entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. With respect to the election of directors, holders of First Bancorp common stock may choose to elect directors by cumulative voting. If cumulative voting is in effect, each shareholder is entitled to multiply the number of votes he, she or it is entitled to cast by the number of directors for whom he, she or it is entitled to vote, and to cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting procedures will

ASBB Shareholder Rights	First Bancorp Shareholder Rights

not be followed at an annual meeting unless a shareholder calls for cumulative voting as provided in First Bancorp’s articles of incorporation, by announcing at the meeting before the voting for directors starts, his, her or its intention to vote cumulatively.

Dividends
No cash dividends were declared or paid on ASBB’s common stock in the first quarter of 2017, or in 2016, 2015, 2014, 2013 or 2012.
First Bancorp declared a cash dividend of  $0.08 per share of common stock in the first quarter of 2017, and in each quarter of 2016, 2015, 2014, 2013 and 2012. First Bancorp intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by First Bancorp’s Board of Directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of First Bancorp, and will depend on cash dividends paid to it by its subsidiary bank. The ability of First Bancorp’s subsidiary bank to pay dividends to it is restricted by certain regulatory requirements.
Accounting Treatment
The merger will be accounted for as a purchase for financial reporting and accounting purposes under GAAP. After the merger, the results of operations of ASBB will be included in the consolidated financial statements of First Bancorp. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of ASBB acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under GAAP.
Regulatory Approvals
The Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks must approve the merger. In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.
The review of the merger application by the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of ASBB. Further, no shareholder should construe an approval of the merger application by the Federal Reserve or the North Carolina Commissioner of Banks to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.
No Dissenters’ Rights in the Merger
Shareholders of a corporation that is proposing to merge with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed transaction depending on the circumstances. These rights generally confer on shareholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.
Under the NCBCA, which is the law under which ASBB is incorporated, ASBB shareholders will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger if, on the ASBB record date, the ASBB common stock and the First Bancorp common stock are each listed on a national securities exchange. ASBB common stock is currently listed on The NASDAQ Global Market, a national securities exchange, and was so listed on the ASBB record date. First Bancorp common stock is currently listed on The NASDAQ Global Select Market, a national securities exchange, and was so listed on the ASBB record date. Accordingly, ASBB shareholders are not expected to be entitled to any appraisal rights or dissenters’ rights in connection with the merger.
Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel
Subject to the limitations, assumptions and qualifications described therein, in the opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., the following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of ASBB common stock that exchange their shares in the merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations. The opinion of tax counsel for First Bancorp is filed as Exhibit 8.1 to the registration statement on Form S-4 of which this document is a part.
This summary is limited to U.S. holders (as defined below) that hold their shares of ASBB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular ASBB shareholder or to ASBB shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of ASBB; persons who hold ASBB common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of ASBB common stock through the exercise of an employee stock option or otherwise as compensation.
For purposes of this section, the term “U.S. holder” means a beneficial owner of ASBB common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds ASBB common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.
Holders of ASBB common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.
The Merger
The merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon First Bancorp and ASBB receiving a written tax opinion, dated the closing date of the merger, from First Bancorp’s legal counsel to the effect that, based upon facts, representations and assumptions set forth in such opinions, (i) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) First Bancorp and ASBB will each be a party to that reorganization within the meaning of Section 368(b) of the Code. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion. In addition, if any of the representations or assumptions upon which these opinions is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each ASBB shareholder should consult his, her or its own tax advisor with respect to the particular tax consequences of the merger to such holder.
Consequences to First Bancorp and ASBB
Each of First Bancorp and ASBB will be a party to the merger within the meaning of Section 368(b) of the Code, and neither First Bancorp nor ASBB will recognize any gain or loss as a result of the merger.
Consequences to Shareholders
The federal income tax consequences of the merger to an ASBB shareholder generally will depend on whether the ASBB shareholder exchanges its ASBB common stock for cash, First Bancorp common stock or a combination of cash and First Bancorp common stock.
Exchange Solely for Cash
In general, if pursuant to the merger a U.S. holder exchanges all of its shares of ASBB common stock solely for cash, that shareholder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of ASBB common stock surrendered. Such gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange and any gain or loss generally will be long-term capital gain or loss if the U.S. holder has held such stock for more than one year as of the merger date. If, however, the U.S. holder constructively owns shares of ASBB common stock that are exchanged for shares of First Bancorp common stock in the merger or owns shares of First Bancorp common stock actually or constructively after the merger, the consequences to that shareholder may be similar to the consequences described below under the heading “Exchange for First Bancorp Common Stock and Cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that shareholder’s gain.
Exchange Solely for First Bancorp Common Stock
If pursuant to the merger a U.S. holder exchanges all of its shares of ASBB common stock solely for shares of First Bancorp common stock, that shareholder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of First Bancorp common stock (as discussed below).
Exchange for First Bancorp Common Stock and Cash
If pursuant to the merger a U.S. holder exchanges all of its shares of ASBB common stock for a combination of First Bancorp common stock and cash, the U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount of cash received in exchange for the ASBB common stock in the merger (excluding any cash received in lieu of fractional shares of First Bancorp common stock) and (ii) the excess, if any, of  (A) the sum of the amount of cash treated as received in exchange for ASBB common stock in the merger (excluding any cash received in lieu of fractional shares of First Bancorp common stock) plus the fair market value of First Bancorp common stock (including the fair market value of any fractional share) received in the merger (determined when the merger occurs), over (B) the U.S. holder’s tax basis in the ASBB common stock exchanged.
For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the U.S. holder has held its ASBB common stock for more than one year as of the merger date. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the ASBB shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “Possible Treatment of Cash as a Dividend.”

Possible Treatment of Cash as a Dividend
There are certain circumstances in which all or part of the gain recognized by a U.S. holder will be treated as a dividend rather than as capital gain. In general, such determination depends on whether, and to what extent, the merger reduces a U.S. holder’s percentage share ownership interest in First Bancorp that the U.S. holder actually and constructively owns in comparison to the percentage interest the U.S. holder actually and constructively would have owned in First Bancorp had such U.S. holder received only First Bancorp common stock (and no cash) in the merger. Because the possibility of dividend treatment depends primarily upon a U.S. holder’s particular circumstances, including the application of certain constructive ownership rules, a U.S. holder should consult his, her or its own tax advisor regarding the potential income tax treatment by the U.S. holder of any gain recognized in connection with the merger.
Cash Received in Lieu of a Fractional Share
If a U.S. holder receives cash in the merger instead of a fractional share interest in First Bancorp common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and the ASBB shareholder’s adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Possible Treatment of Cash as a Dividend”, this gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of ASBB common stock for more than one year.
Tax Basis in, and Holding Period for, First Bancorp Common Stock
The aggregate tax basis of the First Bancorp common stock received by a U.S. holder as a result of the merger (including any fractional share deemed received and redeemed as described below) will be the same as such shareholder’s aggregate tax basis in its ASBB common stock surrendered in the merger, decreased by the amount of cash received in exchange for such ASBB common stock (excluding any cash received in lieu of a fractional share of First Bancorp common stock) and increased by the amount of gain, if any, recognized in the exchange (excluding any gain recognized with respect to fractional share of First Bancorp common stock deemed sold in the merger). The holding period of the First Bancorp common stock (including any fractional share deemed received and redeemed as described below) a U.S. holder receives as a result of the exchange will include the holding period of ASBB common stock surrendered in the merger. If a U.S. holder has differing bases or holding periods in respect of its shares of ASBB common stock, it should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of First Bancorp common stock received in the exchange.
Backup Withholding and Information Reporting
A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (i) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or (ii) provides proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.
An ASBB shareholder who receives First Bancorp common stock as a result of the merger will be required to retain records pertaining to the merger. Each ASBB shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives First Bancorp common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such ASBB shareholder’s basis in the ASBB common stock surrendered and the fair market value of the First Bancorp common stock and cash received in the merger. A “significant holder” is a holder of ASBB common stock who, immediately before the merger, owned at least 5% of the outstanding stock of ASBB or securities of ASBB with a basis for federal income tax purposes of at least $1 million.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL INCOME TAX EFFECTS RELEVANT THERETO OR A DISCUSSION OF ANY OTHER TYPE OF TAXES. ASBB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

PROPOSAL NO. 2 — ADVISORY VOTE ON MERGER-RELATED COMPENSATION
Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934, as amended, require that ASBB seek a non-binding advisory vote from its shareholders to approve certain compensation that its named executive officers will receive from ASBB and Asheville Savings Bank in connection with the merger.
ASBB is presenting this proposal, which gives ASBB shareholders the opportunity to express their views on such merger-related compensation by voting for or against the following resolution:
“RESOLVED, that the compensation that will become payable to ASBB’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “Proposal 1 — Description of the Merger — Merger-Related Compensation for ASBB’s Named Executive Officers” and the related tables and narrative, is hereby approved.”
The ASBB Board of Directors unanimously recommends that shareholders approve the merger-related compensation arrangements described in this proxy statement/prospectus by voting “FOR” the above proposal.
Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on ASBB or First Bancorp. Therefore, if the merger is approved by the ASBB shareholders and completed, the merger-related compensation will still be paid to the ASBB named executive officers.
PROPOSAL NO. 3 — ADJOURNMENT OF THE SPECIAL MEETING
If ASBB does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. ASBB does not currently intend to propose adjournment at the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the ASBB shareholders for approval, the approval requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The Board of Directors of ASBB unanimously recommends that shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.
OTHER MATTERS
As of the date of this document, management of ASBB knows of no other matters which may be brought before the special meeting of ASBB shareholders other than as described in this document. However, if any matter other than the proposed merger or related matters should properly come before the special meeting, the proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

INFORMATION ABOUT FIRST BANCORP
General
Financial and other information about First Bancorp is set forth on First Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016 (which includes certain provisions of First Bancorp’s Proxy Statement for its 2017 Annual Meeting) and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 which is incorporated herein by reference.
Securities
The authorized capital stock of First Bancorp currently consists of 40,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. The outstanding shares of First Bancorp common stock are, and the shares of First Bancorp common stock to be issued by First Bancorp in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.
Common Stock
As of the record date, 24,678,295 shares of common stock were issued and outstanding. First Bancorp’s common stock is listed on The NASDAQ Global Select Market under the ticker symbol “FBNC”.
Voting Rights
All voting rights are vested in the holders of the First Bancorp common stock. Each holder of common stock is entitled to one vote per share on each matter submitted to a vote at a meeting of First Bancorp shareholders. With respect to the election of directors, holders of First Bancorp common stock may choose to elect directors by cumulative voting. If cumulative voting is in effect, each shareholder is entitled to multiply the number of votes he, she or it is entitled to cast by the number of directors for whom he, she or it is entitled to vote, and to cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting procedures will not be followed at an annual meeting unless a shareholder calls for cumulative voting as provided in First Bancorp’s articles of incorporation, by announcing at the meeting before the voting for directors starts, his, her or its intention to vote cumulatively.
Liquidation Rights
Upon liquidation, holders of First Bancorp’s common stock, together with all shares of First Bancorp’s Series C preferred stock, will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities, and after all distributions payments are made to holders of First Bancorp’s Series A preferred stock and Series B preferred stock, all of First Bancorp’s assets available for distribution, in cash or in kind. As of the record date, no shares of preferred stock were issued and outstanding. Because First Bancorp is a bank holding company, its rights and the rights of its creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of its bank subsidiary’s creditors, except to the extent First Bancorp may be deemed a creditor with recognized claims against its bank subsidiary.
Dividends
Subject to the rights of holders of First Bancorp’s Series A preferred stock and Series B preferred stock to receive dividends, all shares of First Bancorp’s common stock, together with all shares of First Bancorp’s Series C preferred stock, are entitled to share equally in any dividends that First Bancorp’s Board of Directors may declare on its common stock or Series C preferred stock from sources legally available for distribution. As of the record date, no shares of preferred stock were issued and outstanding.
Other Provisions
Holders of First Bancorp common stock have no preemptive, subscription, redemption or conversion rights. First Bancorp common stock is not subject to any sinking fund, and the outstanding shares are fully paid and non-assessable.

Anti-Takeover Provisions
Certain provisions of First Bancorp’s articles of incorporation, bylaws and the NCBCA, as well as certain banking regulatory restrictions, may make it more difficult for someone to acquire control of First Bancorp or to remove management.
Advance Notice Provisions.   The bylaws of First Bancorp provide that for business to be brought properly before an annual meeting by a shareholder, the shareholder must have given timely notice of the business in writing to the Secretary. To be timely, the notice must be delivered or mailed to and received at the principal offices of First Bancorp not less than 60 days before the first anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting. Notice of director nominations made by shareholders must be made in writing and received by the Secretary not less than 50 nor more than 75 days before the first anniversary of the date of First Bancorp’s proxy statement in connection with the last meeting of shareholders called for the election of directors. The notices must set forth certain information described in First Bancorp’s bylaws.
Special Meetings of Shareholders.   Under the bylaws, special meetings of shareholders may be called only by First Bancorp’s president, chief executive officer or Board of Directors. So long as First Bancorp is a public company, under North Carolina law, its shareholders are not entitled to call a special meeting. In addition, at a special meeting, its shareholders may only consider business related to the purposes of the meeting set forth in the notice of meeting.
Regulatory Ownership Restrictions.   The Bank Holding Company Act of 1956, or “BHCA,” requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Board of Governors of the Federal Reserve System before acquiring 5% or more of First Bancorp common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve before acquiring 10% or more of First Bancorp common stock under the Change in Bank Control Act. Any holder of 25% or more of First Bancorp common stock, a holder of 33% or more of First Bancorp’s total equity or a holder of 5% or more of First Bancorp common stock if such holder otherwise exercises a “controlling influence” over First Bancorp, is subject to regulation as a bank holding company under the BHCA.
Preferred Stock
First Bancorp is authorized to issue 5,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as First Bancorp’s Board of Directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by First Bancorp shareholders. The issuance of any preferred stock that has conversion rights might have the effect of diluting the interests of First Bancorp’s other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences, which would deter a tender or exchange offer or discourage the acquisition of control of First Bancorp. No shares of preferred stock are issued and outstanding.
Transfer Agent and Registrar
The transfer agent and registrar for First Bancorp’s common stock is Computershare Limited.
INFORMATION ABOUT ASB BANCORP, INC.
Financial and other information about ASBB is set forth on ASBB’s Annual Report on Form 10-K for the year ended December 31, 2016 (which includes certain provisions of ASBB’s Proxy Statement for its 2016 Annual Meeting) and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 which is incorporated herein by reference.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
Interests of executive officers and directors of ASBB in the proposed merger are discussed above under the heading “Proposal No. 1 — The Merger — Interests of Directors and Officers of ASBB and Asheville Savings Bank in the Merger”, at page 63.
Beneficial Ownership of ASBB Common Stock
Principal Shareholders
The following table describes the beneficial ownership of ASBB’s common stock as of July 19, 2017 by each person or entity known to ASBB to be the beneficial owner of more than five percent of ASBB’s common stock:
Name and Address	Number of Shares Owned(1)	Percent of Common Stock Outstanding(2)
Asheville Savings Bank, S.S.B. Employee Stock Ownership Plan Trust 11 Church Street Asheville, NC 28801	416,397(3)	11.0%
RMB Capital Holdings, LLC et al(4) 115 S. LaSalle Street, 34th Floor Chicago, IL 60603	330,293	8.7%
Lawrence B. Seidman, et al(5) 100 Misty Lane, 1st Floor Parsippany, NJ 07054	252,674	6.7%

(1)
Based on Schedule 13G/A or Schedule 13D/A filings submitted to the SEC on or before July 19, 2017.

(2)
Based on 3,788,025 shares of ASBB’s common stock outstanding and entitled to vote as of July 19, 2017.

(3)
As of July 19, 2017, 141,710 shares have been allocated to participants’ ESOP accounts.

(4)
The above information is based on a Schedule 13G/A filed with the SEC on February 13, 2017. The shares include the shares held by the following: RMB Capital Holdings, LLC; RMB Capital Management, LLC; Iron Road Capital Partners, LLC; and RMB Mendon Managers, LLC.

(5)
The above information is based on a Form 5 filed with the SEC on February 8, 2017. The shares include the shares held by the following: Lawrence B. Seidman; Seidman and Associates, L.L.C.; Seidman Investment Partnership, L.P.; Seidman Investment Partnership II, L.P.; Seidman Investment Partnership III, L.P.; LSBK06-08, L.L.C.; Broad Park Investors, L.L.C.; Chewy Gooey Cookies, L.P.; CBPS, LLC; Veteri Place Corporation; and JBRC I, LLC.

Directors and Executive Officers
The following table lists the individual beneficial ownership of ASBB’s common stock, as of July 19, 2017, by ASBB’s current directors and executive officers and by all current directors and executive officers of ASBB as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, to ASBB’s knowledge each of the named individuals has sole voting and investment power with respect to the shares shown and none of the named individuals has pledged his or her shares. Unless otherwise indicated, the mailing address for each beneficial owner is care of ASB Bancorp, Inc., 11 Church Street, Asheville, North Carolina 28801.

Name	Number of Shares Owned(1), (2), (3), (4), (5)	Percent of Common Stock Outstanding
John B. Dickson(6)	34,200	*
Suzanne S. DeFerie(7)	158,856	4.1%
John B. Gould(8)	51,802	1.4%
Leslie D. Green(9)	38,554	1.0%
Kenneth E. Hornowski	34,650	*
Stephen P. Miller(10)	42,700	1.1%
Lawrence B. Seidman	252,674	6.7%
Alison J. Smith	21,842	*
Patricia S. Smith	54,591	1.4%
Wyatt S. Stevens	28,957	*
Kenneth J. Wrench	1,004	*
Executive Officers who are not Directors:
Kirby A. Tyndall	67,242	1.8%
David A. Kozak	68,170	1.8%
Vikki D. Bailey	37,115	1.0%
All Directors and Executive Officers as a group (14 people)	892,357	21.9%

*
Represents less than 1.0% of the 3,788,025 common shares outstanding as of July 19, 2017.

(1)
Includes shares held under the Asheville Savings Bank Retirement Savings Plan as follows: Ms. DeFerie — 31,151 shares; Mr. Kozak — 3,261 shares; and Ms. Bailey — 164 shares.

(2)
Includes shares allocated under the ESOP as follows: Ms. DeFerie — 5,741 shares; Mr. Tyndall — 4,461 shares; Mr. Kozak — 4,456 shares; and Ms. Bailey — 3,376 shares.

(3)
Includes shares allocated under ASBB’s stock-based deferral plan as follows: Mr. Gould — 8,860 shares; Ms. Green — 7,500 shares; Dr. Hornowski — 10,450 shares; Mr. Seidman — 736 shares; Ms. Patricia Smith — 2,241 shares; Mr. Stevens — 5,167 shares; and Mr. Wrench — 704 shares.

(4)
Includes unvested shares of restricted stock held under ASBB’s 2012 Equity Incentive Plan as follows: Mr. Dickson — 1,800 shares; Ms. DeFerie — 10,277 shares; Mr. Gould — 2,000 shares; Ms. Green — 1,800 shares; Dr. Hornowski — 1,800 shares; Dr. Miller — 1,800 shares; Ms. Patricia Smith — 2,200 shares; Mr. Stevens — 1,800 shares; Mr. Tyndall — 5,200 shares; Mr. Kozak — 5,200 shares; and Ms. Bailey — 3,000 shares.

(5)
Includes shares that may be acquired within 60 days of July 19, 2017 by exercising vested stock options or unvested stock options that will vest within 60 days of July 19, 2017 as follows: Mr. Dickson — 15,200; Ms. DeFerie — 80,000; Mr. Gould — 16,800; Ms. Green — 15,200; Mr. Hornowski — 15,200; Mr. Miller — 15,200; Ms. A. Smith — 5,400; Ms. P. Smith — 18,400; Mr. Stevens — 15,200; Mr. Tyndall — 30,800; Mr. Kozak — 40,800; and Ms. Bailey — 23,200.

(6)
Includes 5,000 shares held by Mr. Dickson’s spouse.

(7)
Includes 5,000 shares held by Ms. DeFerie’s spouse.

(8)
Includes 1,598 shares held by Mr. Gould’s spouse’s individual retirement account.

(9)
Includes 6,854 shares held by Ms. Green’s spouse.

(10)
Includes 17,500 shares held in trust by Dr. Miller’s spouse.

LEGAL MATTERS
Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. will deliver at the closing date of the merger its opinion to First Bancorp and ASBB, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel.” Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., counsel to First Bancorp, has provided an opinion as to the legality of the First Bancorp common stock to be issued in connection with the merger.
EXPERTS
The consolidated financial statements of First Bancorp and its subsidiaries as of December 31, 2016 and 2015, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in these materials by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of Elliott Davis Decosimo, PLLC, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of ASBB and its subsidiaries as of December 31, 2016 and 2015, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in these materials by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows First Bancorp and ASBB to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by referenced in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by First Bancorp:
•
First Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (which incorporates certain portions of First Bancorp’s Proxy Statement for the 2017 Annual Meeting);

•
First Bancorp’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017;

•
First Bancorp’s Current Reports on Form 8-K filed January 17, 2017, January 26, 2017, February 9, 2017, February 17, 2017, March 3, 2017, March 9, 2017, March 15, 2017, March 30, 2017, April 13, 2017, April 27, 2017, May 1, 2017, May 8, 2017, June 15, 2017, and July 25, 2017;

•
The description of First Bancorp common stock set forth in its Registration Statement filed on Form S-3 on February 14, 2017 and any amendment or report filed for the purpose of updating such description; and

•
All other reports filed by First Bancorp pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2016 and prior to the date of the special meeting of the ASBB shareholders.

This document also incorporates by reference the following documents that have previously been filed with the SEC by ASBB:
•
ASBB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (which incorporates certain portions of ASBB’s Proxy Statement for the 2017 Annual Meeting);

•
ASBB’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017;

•
ASBB’s Current Report on Form 8-K filed January 30, 2017, February 7, 2017, April 28, May 1, 2017, May 19, 2017 and July 28, 2017; and

•
All other reports filed by ASBB pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2016 and prior to the date of the special meeting of the ASBB shareholders.

In addition, First Bancorp and ASBB are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of the special meeting of the ASBB shareholders, provided, however, that First Bancorp and ASBB are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
Both First Bancorp and ASBB file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials First Bancorp or ASBB file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information”.
All information concerning First Bancorp and its subsidiaries has been furnished by First Bancorp, and all information concerning ASBB and its subsidiary has been furnished by ASBB. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the merger agreement. No person has been authorized to provide you with information that is different from that contained in these materials.
These materials are dated July 28, 2017. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of First Bancorp common stock in the merger shall create any implication to the contrary.
These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of First Bancorp or ASBB since the date hereof, or that the information herein is correct as of any time subsequent to its date.

Appendix A
[Execution Version]
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
By and Between
ASB BANCORP, INC.
And
FIRST BANCORP
May 1, 2017

A-i

A-ii

A-iii

LIST OF EXHIBITS
Exhibit	Description
A	Form of Bank Merger Agreement
B	Form of Support Agreement
A-iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of May 1, 2017, is by and between First Bancorp, a North Carolina corporation (“Buyer”), and ASB Bancorp, Inc., a North Carolina corporation (“ASBB”). Capitalized terms used in this Agreement but not defined elsewhere herein shall have the meanings assigned to them in Section 10.1 hereof.
Recitals
WHEREAS, the respective boards of directors of each of Buyer and ASBB have determined that it is in the best interests of their respective companies and shareholders for ASBB to merge with and into Buyer, with Buyer being the surviving entity (the “Merger”) pursuant to the terms of this Agreement and have unanimously approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of ASBB Common Stock will be converted into the right to receive the Merger Consideration from Buyer;
WHEREAS, the board of directors of ASBB has recommended that ASBB’s shareholders approve this Agreement and the transactions contemplated hereby (the “ASBB Recommendation”);
WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of ASBB have entered into a voting agreement with Buyer dated as of the date hereof  (each a “Support Agreement” and collectively, the “Support Agreements”), in the form attached hereto as Exhibit B, pursuant to which each such Person has agreed, among other things, to vote all shares of ASBB Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Merger is subject to the approvals of the shareholders of ASBB, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;
WHEREAS, Buyer and ASBB desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
Article 1
TRANSACTIONS AND TERMS OF MERGER AND REORGANIZATION
1.1
Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, ASBB shall merge with and into Buyer in accordance with the North Carolina Business Corporation Act (the “NCBCA”), and Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement.
1.2
Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 11:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3
Effective Time.

The Merger shall be consummated by filing Articles of Merger reflecting the Merger (the “Articles of Merger”) with the Secretary of State of North Carolina. The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been accepted for filing by the Secretary of State of North Carolina or at such later time as may be mutually agreed upon by Buyer and ASBB and specified in the Articles of Merger. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of ASBB approve this Agreement to the extent such approval is required by applicable Law, or (iii) expiration of the period specified within Section 9.1(d).
1.4
Restructure of Transactions.

Buyer shall have the right to request a revision to the structure of the Merger contemplated by this Agreement by merging ASBB directly with and into a subsidiary of Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of consideration which the holders of shares of ASBB Common Stock or ASBB Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on ASBB or Bank. Buyer may request such revision by giving written notice to ASBB in the manner provided in Section 10.8, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger and Reorganization, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.
1.5
Bank Merger.

Concurrently with the execution and delivery of this Agreement, First Bank (“Buyer Bank”), a wholly owned subsidiary of Buyer, and Asheville Savings Bank, S.S.B. (the “Bank”), a wholly owned subsidiary of ASBB, shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A, with such changes thereto as Buyer and ASBB shall mutually agree, pursuant to which Bank will merge with and into Buyer Bank (the “Bank Merger”). The Bank Merger shall not occur prior to the Effective Time.
1.6
Tax Treatment of the Merger.

It is intended by the Parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.
Article 2
TERMS OF MERGER
2.1
Articles of Incorporation.

The articles of incorporation of Buyer in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until otherwise duly amended or repealed.
2.2
Bylaws.

The bylaws of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3
Directors and Officers.

The directors of Buyer in office immediately prior to the Effective Time, together with such additional Persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Prior to the Effective Time, Buyer shall take all action necessary to appoint Suzanne S. DeFerie and one additional representative of ASBB’s board of directors, as identified by Buyer, to the board of directors of Buyer and Buyer Bank, to be effective as of 12:01 a.m. on the next business day following the Effective Time. The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.
Article 3
MANNER OF CONVERTING SHARES
3.1
Effect on ASBB Common Stock.

(a)   At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of ASBB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares) shall be converted into the right to receive one of the following: (i) cash in the amount of  $41.90 (the “Cash Consideration”), less any applicable withholding Taxes; (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”) in such proportions as requested by the holder of such share of ASBB Common Stock to the extent available after the proration of the total Merger Consideration to 10% Cash Consideration and 90% Stock Consideration in accordance with Section 3.2 of this Agreement (items (i), (ii), or (iii) are referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”); provided, however, and notwithstanding anything herein to the contrary, the maximum number of shares of Buyer Common Stock to be issued in exchange for shares of ASBB Common Stock shall be equal to 19.9% of the number of shares of Buyer Common Stock issued and outstanding immediately before the Effective Time (the “Maximum Stock Consideration”), and to the extent the total Stock Consideration would otherwise exceed the Maximum Stock Consideration, the proration of the total Merger Consideration between Cash Consideration and Stock Consideration shall be appropriately adjusted. The “Exchange Ratio” shall be 1.44 shares of Buyer Common Stock per share of ASBB Common Stock.
(b)   At the Effective Time, all shares of ASBB Common Stock shall no longer be outstanding, shall automatically be cancelled and retired, and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of ASBB Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price.
(c)   If, prior to the Effective Time, the outstanding shares of ASBB Common Stock, or ASBB Options, or the outstanding shares of Buyer Common Stock, or any rights with respect to Buyer Common Stock pursuant to stock options granted by Buyer (the “Buyer Options”) are increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price. For the avoidance of doubt, Buyer shall have the right to grant additional stock options or other equity based awards under its existing equity based compensation plans (“Buyer Awards”), and holders of ASBB Options shall have the right to exercise ASBB Options outstanding as of the date of this Agreement without triggering an adjustment to the Per Share Purchase Price under this Section 3.1(c).
(d)   Each share of ASBB Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of ASBB Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist (the “Extinguished Shares”).
3.2
Election and Proration Procedures.

(a)   An election form in such form as Buyer and ASBB shall agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of ASBB Common Stock. Unless another date is agreed to by Buyer and ASBB prior to the Effective Time, the “Mailing Date” shall be the date on which the Proxy Statement/Prospectus is first mailed to holders of ASBB Common Stock. Buyer shall make available Election Forms as may be reasonably requested by all Persons who become holders of ASBB Common Stock after the record date for availability to vote at the ASBB Shareholders’ Meeting and prior to the Election Deadline (as defined herein), and ASBB shall provide to Computershare Limited or such other exchange agent selected by Buyer and reasonably acceptable to ASBB (the “Exchange Agent”) all information reasonably necessary for it to perform its obligations as specified herein.
(b)   Each Election Form shall entitle the holder of ASBB Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”). Holders of record of ASBB Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided, that such Holder Representative certifies that each such Election Form covers all of the shares of ASBB Common Stock held by that Holder Representative for a particular beneficial owner. The shares of ASBB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares,” and the aggregate number thereof is referred to herein as the “Stock Election Number.” The shares of ASBB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number”. Shares of ASBB Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.”
(c)   To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m., local time, on such date as the Parties may mutually agree (the “Election Deadline”), which shall in no event be later than five calendar days following the Effective Time. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates representing all shares of ASBB Common Stock covered by such Election Form, or the guaranteed delivery of such Certificates (or customary affidavits and, if required by Buyer, indemnification regarding the loss, mutilation, theft or destruction of such Certificates), together with duly completed transmittal materials. For the holders of Non-Election Shares, subject to Section 3.2(e), Buyer shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for the Non-Election Shares. Any ASBB shareholder may at any time prior to, but not after, the Election Deadline change his, her or its election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any ASBB shareholder may, at any time prior to the Election Deadline, revoke his, her or its election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates. All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Party that this Agreement has been terminated prior to the Effective Time pursuant to the applicable Section of Article 9 of this Agreement. If an ASBB shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of ASBB Common Stock held by such shareholder shall be designated as Non-Election Shares. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.
(d)   The number of shares of ASBB Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 10% of the number of shares of ASBB Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”), and the number of shares of ASBB Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 90% of the number of shares of ASBB Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”); provided, however, that the maximum number of shares of Buyer Common Stock to be exchanged for shares of ASBB Common Stock shall not exceed the Maximum Stock Consideration, and to the extent the total Stock Consideration would otherwise exceed the Maximum Stock Consideration the Aggregate Cash Limit and the Aggregate Stock Limit shall be appropriately adjusted.
(e)   Within five business days after the later to occur of the Election Deadline or the Effective Time, Buyer shall cause the Exchange Agent to effect the allocation among holders of ASBB Common Stock of the Merger Consideration and to distribute such as follows:
(i)   if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, and (B) the Cash Consideration for those Stock Election Shares which were not converted into the right to receive Stock Consideration as a result of the Stock Election Number exceeding the Aggregate Stock Limit;
(ii)   if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number, and (B) the Stock Consideration for those Cash Election Shares which were not converted into the right to receive Cash Consideration as a result of the Cash Election Number exceeding the Aggregate Cash Limit; and
(iii)   if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (C) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of ASBB Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of ASBB Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.
3.3
Exchange Procedures.

(a)   Promptly after the Effective Time, Buyer shall deposit with the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of ASBB Common Stock may be entitled pursuant to Section 3.7 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.7), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Buyer Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3, the Exchange Fund will not be used for any other purpose.

(b)   Unless different timing is agreed to by Buyer and ASBB, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to the former shareholders of ASBB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of ASBB Common Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of ASBB Common Stock represented by one or more Certificates that are not registered in the transfer records of ASBB, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the Certificate or Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any Certificate representing ASBB Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated, or destroyed and the posting by such Person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Sections 3.1 and 3.2. Buyer or the Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of ASBB Common Stock is entitled. Certificates evidencing Buyer Common Stock into which ASBB Common Stock has been converted will not be issued.
(c)   Unless different timing is agreed to by Buyer and ASBB, after the Effective Time, each holder of shares of ASBB Common Stock (other than Extinguished Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Sections 3.1 and 3.2, without interest, pursuant to this Section 3.3. The Certificate or Certificates of ASBB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Buyer shall not be obligated to deliver the consideration to which any former holder of ASBB Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.3. Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit in lieu thereof as provided in Section 3.3(b)) are surrendered for exchange as provided in this Section 3.3. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any ASBB Entity, nor the Exchange Agent shall be liable to any holder of ASBB Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.
(d)   Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ASBB Common Stock and ASBB Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ASBB Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.
(e)   Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Buyer pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of ASBB Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any holder of shares of ASBB Common Stock who has not theretofore complied with Section 3.3(c) shall thereafter look only to Buyer for the consideration deliverable in respect of each share of ASBB Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of ASBB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of ASBB to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
(f)   Adoption of this Agreement by the shareholders of ASBB shall constitute ratification of the appointment of the Exchange Agent.
3.4
Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
3.5
ASBB Options; ASBB Restricted Stock.

(a)   At the Effective Time, each Right with respect to ASBB Common Stock pursuant to stock options granted by ASBB under ASBB’s 2012 Equity Incentive Plan (the “ASBB Options”) which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of  (i) the number of shares of ASBB Common Stock subject to such ASBB Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of such ASBB Option, less any applicable Taxes require to be withheld with respect to such payment. If the exercise price per share of any such ASBB Option is equal to or greater than the Cash Consideration, such ASBB Option shall be cancelled without any cash payment being made in respect thereof. Subject to the foregoing, ASBB’s 2012 Equity Incentive Plan and all ASBB Options issued thereunder shall terminate at the Effective Time.
(b)   At the Effective Time, any time-based or other restrictions imposed on shares of ASBB Common Stock granted by ASBB under ASBB’s 2012 Equity Incentive Plan (the “ASBB Restricted Stock”) that is issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, lapse and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, less any income or employment tax withholding required under the Code or any provision of applicable Law, in accordance with this Article 3. For the avoidance of doubt, like other holders of ASBB Common Stock, holders of ASBB Restricted Stock shall be entitled, pursuant to the terms and subject to the conditions and limitations of Section 3.2, to make an election with respect to the Merger Consideration that each will receive.
(c)   Neither ASBB’s board of directors nor its compensation committee shall make any grants of ASBB Options or ASBB Restricted Stock following the execution of this Agreement.
(d)   ASBB’s board of directors or its compensation committee shall make any adjustments or amendments to or make such determinations with respect to the ASBB Options and ASBB Restricted Stock necessary to effect the foregoing provisions of this Section 3.5.
3.6
Rights of Former ASBB Shareholders.

At the Effective Time, the stock transfer books of ASBB shall be closed as to holders of ASBB Common Stock and no transfer of ASBB Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each

Certificate theretofore representing shares of ASBB Common Stock (other than Certificates representing Extinguished Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in this Article 3.
3.7
Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of ASBB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Average Buyer Stock Price. No such holder will be entitled to dividends, voting rights, or any other Rights as a shareholder in respect of any fractional shares.
Article 4
REPRESENTATIONS AND WARRANTIES OF ASBB
ASBB represents and warrants to Buyer, except as set forth on the ASBB Disclosure Memorandum with respect to each such Section below, as follows:
4.1
Organization, Standing, and Power.

ASBB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHCA”). Bank is a state chartered savings bank duly organized, validly existing and in good standing under the laws of the State of North Carolina. Each of ASBB and Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of ASBB and Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of ASBB and Bank have been made available to Buyer for its review and, except as disclosed in Section 4.1 of the ASBB Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof. Bank is an “insured institution” as defined in the Federal Deposit Insurance Act, and applicable regulations thereunder, and the deposits held by Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.
4.2
Authority of ASBB; No Breach By Agreement.

(a)   ASBB has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(b) and 8.1(c) and by ASBB’s shareholders in accordance with this Agreement and the NCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ASBB, (including approval by at least a majority of the members of ASBB’s board of directors unaffiliated with any other party to the proposed transaction), subject to the approval of this Agreement by the holders of a majority of the outstanding shares of ASBB Common Stock, which is the only ASBB shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite ASBB Shareholder Approval”). Subject to any approvals referred to in Sections 8.1(b) and 8.1(c) and receipt of such Requisite ASBB Shareholder Approval, this Agreement represents a legal, valid, and binding obligation of ASBB, enforceable against ASBB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)   Neither the execution and delivery of this Agreement by ASBB, nor the consummation by ASBB and Bank of the transactions contemplated hereby, nor compliance by ASBB and Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ASBB’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any ASBB Subsidiary or any resolution adopted by the board of directors or the shareholders of any ASBB Entity, or (ii) except as disclosed in Section 4.2(b) of the ASBB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any ASBB Entity under, any material Contract or any material Permit of any ASBB Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any ASBB Entity or any of their respective material Assets (including any Buyer Entity or any ASBB Entity becoming subject to or liable for the payment of any Tax on any Assets owned by any Buyer Entity or any ASBB Entity being reassessed or revalued by any Regulatory Authority).
(c)   Except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (iii) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which the proxy statement relating to ASBB’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of North Carolina, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by ASBB and Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by ASBB of this Agreement.
4.3
Capital Stock.

(a)   The authorized capital stock of ASBB consists of 60,000,000 shares of ASBB Common Stock, of which 3,788,025 shares are issued and outstanding as of the date of this Agreement, and assuming that all of the issued and outstanding ASBB Options had been exercised, not more than an additional 443,900 shares would be issued and outstanding at the Effective Time, and 10,000,000 shares of ASBB preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. If the ASBB Options were exercised as of the date of this Agreement, 443,900 shares of ASBB Common Stock would be issued at a per share weighted average exercise price of  $16.04. Section 4.3(a) of the ASBB Disclosure Memorandum lists all issued and outstanding ASBB Options, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules, and the expiration dates, to the extent applicable. All of the issued and outstanding shares of capital stock of ASBB are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of ASBB has been issued in violation of any preemptive rights of the current or past shareholders of ASBB.
(b)   Except for the 443,900 shares of ASBB Common Stock reserved for issuance pursuant to outstanding ASBB Options as disclosed in Section 4.3(a) of ASBB Disclosure Memorandum, there are no shares of capital stock or other equity securities of ASBB reserved for issuance and no outstanding Rights relating to the capital stock of ASBB.

(c)   Except as specifically set forth in this Section 4.3, there are no shares of ASBB capital stock or other equity securities of ASBB outstanding, and there are no outstanding Rights with respect to any ASBB securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange, or issuance of any securities of ASBB.
4.4
ASBB Subsidiaries.

ASBB has no Subsidiaries except as set forth in Section 4.4 of the ASBB Disclosure Memorandum, and ASBB owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another ASBB Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another ASBB Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any ASBB Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another ASBB Entity). There are no Contracts relating to the Rights of any ASBB Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by ASBB free and clear of any Lien. Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute books and other organizational documents for the Subsidiaries have been made available to Buyer for its review, and except as disclosed in Section 4.4 of the ASBB Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the board of directors and shareholders thereof.
4.5
Exchange Act Filings; Securities Offerings; Financial Statements.

(a)   ASBB has timely filed all Exchange Act Documents required to be filed by ASBB since January 1, 2013 (the “ASBB Exchange Act Reports”). ASBB Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such ASBB Exchange Act Reports or necessary in order to make the statements in such ASBB Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by ASBB (x) was either registered under the Securities Act or made pursuant to a valid exemption from registration under the Securities Act, (y) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (z) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. ASBB’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to ASBB Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither ASBB nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No ASBB Subsidiary is required to file any Exchange Act Documents.
(b)   Each of the ASBB Financial Statements (including, in each case, any related notes) that are contained in ASBB Exchange Act Reports, including any ASBB Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of ASBB and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.
(c)   ASBB’s independent registered public accountants, which have expressed their opinion with respect to the ASBB Financial Statements and its Subsidiaries whether or not included in ASBB’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such ASBB Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to ASBB within the meaning of Regulation S-X, and (iii) with respect to ASBB, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. ASBB’s independent public accountants have audited ASBB’s year-end financial statements, and have reviewed ASBB’s interim financial statements, that are included in the ASBB Financial Statements. Section 4.5(c) of the ASBB Disclosure Memorandum lists all non-audit services performed by ASBB’s independent registered public accountants for ASBB or Bank.
(d)   ASBB maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to ASBB and its Subsidiaries is made known on a timely basis to ASBB’s principal executive officer and ASBB’s principal financial officer.
4.6
Absence of Undisclosed Liabilities.

Neither ASBB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of ASBB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2016, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither ASBB nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among ASBB and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, ASBB or any of its Subsidiaries in ASBB’s or such Subsidiary’s financial statements.
4.7
Absence of Certain Changes or Events.

Except as disclosed in the ASBB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the ASBB Disclosure Memorandum, since December 31, 2016, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a ASBB Material Adverse Effect, (ii) none of the ASBB Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of ASBB provided in this Agreement, and (iii) since December 31, 2016, ASBB Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

4.8
Tax Matters.

Except as set forth in Section 4.8 of the ASBB Disclosure Memorandum:
(a)   All ASBB Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the ASBB Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the ASBB Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the ASBB Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any ASBB Entity does not file a Tax Return that such ASBB Entity may be subject to Taxes by that jurisdiction.
(b)   None of the ASBB Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending disputes, claims, audits, or examinations regarding any Taxes of any ASBB Entity, any Tax Returns of any ASBB Entity, or the assets of any ASBB Entity. No officer or employee responsible for Tax matters of any ASBB Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any ASBB Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of the ASBB Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c)   Each ASBB Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.
(d)   The unpaid Taxes of each ASBB Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such ASBB Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the ASBB Entities in filing their Tax Returns.
(e)   Except as described in Section 4.8(e) of the ASBB Disclosure Memorandum, none of the ASBB Entities is a party to any Tax allocation or sharing agreement, and none of the ASBB Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ASBB) or has any Tax Liability of any Person (other than ASBB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.
(f)   During the five-year period ending on the date hereof, none of the ASBB Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by, Section 355 of the Code.
(g)   Except as disclosed in Section 4.8(g) of the ASBB Disclosure Memorandum, none of the ASBB Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 404, or 162(m) of the Code, or which could be subject to withholding under Section 4999 of the Code. None of the ASBB Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no material taxable income of ASBB that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the ASBB Entities disclosed in Section 4.8(g) of the ASBB Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that regardless of what may be reported on any Tax Returns of any ASBB Entity on or before the date of this Agreement or through the Effective Time, ASBB makes no representation regarding (i) the amount of any net operating losses or net economic losses that are available to any ASBB Entity for purposes of any state or local income Tax or similar Taxes, or (ii) any limitation on use of any ASBB Entity’s net operating losses or net economic losses that might apply either before or after the Effective Time for purposes of any state or local Tax Laws under Code Section 382, similar or analogous provisions of any state or local income Tax or similar Laws, or any other state or local Tax Laws.
(h)   Each ASBB Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(i)   No ASBB Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
(j)   No property owned by any ASBB Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.
(k)   No ASBB Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(l)   ASBB has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(m)   No ASBB Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).
(n) ASBB has made available to Buyer complete copies of  (i) all federal, state, local and foreign income or franchise Tax Returns of the ASBB Entities relating to the taxable periods since December 31, 2012, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the ASBB Entities.
(o)   No ASBB Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any ASBB Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the ASBB Entities, or (ii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(p)   No ASBB Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
(q)   No ASBB Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 4.8, any reference to ASBB or any ASBB Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with ASBB or an ASBB Entity prior to the Effective Time.
4.9
Allowance for Loan Losses; Loan and Investment Portfolios, etc.

(a)   ASBB’s allowance for loan losses is, and has been since January 1, 2015, in material compliance with ASBB’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.
(b)   As of the date hereof, all loans, discounts and leases (in which any ASBB Entity is lessor) reflected on ASBB Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and, to the Knowledge of ASBB, are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have, to the Knowledge of ASBB, been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts, and financing leases as of March 31, 2017 and on a monthly basis thereafter, and of the investment portfolios of each ASBB Entity as of such date, have been and will be made available to Buyer. Except as specifically set forth in Section 4.9(b) of the ASBB Disclosure Memorandum, neither ASBB nor Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) otherwise in material Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by ASBB or by any applicable Regulatory Authority, (iv) an obligation of any director, executive officer or 10% shareholder of any ASBB Entity who is subject to Regulation O of the Federal Reserve (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in material violation of any Law.
(c)   All securities held by ASBB or Bank, as reflected in the consolidated balance sheets of ASBB included in the ASBB Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments — Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the ASBB Disclosure Memorandum and except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the Knowledge of ASBB, none of the securities reflected in the ASBB Financial Statements as of December 31, 2016, and none of the securities since acquired by ASBB or Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of ASBB or Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
(d)   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ASBB’s own account, or for the account of Bank, or its customers (all of which were disclosed in Section 4.9(d) of the ASBB Disclosure Memorandum), were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of ASBB or Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither ASBB nor Bank, nor to the Knowledge of ASBB any other party thereto, is in breach of any material obligation under any such agreement or arrangement.
4.10
Assets.

(a)   Except as disclosed in Section 4.10(a) of the ASBB Disclosure Memorandum or as disclosed or reserved against in the ASBB Financial Statements delivered prior to the date of this Agreement, the ASBB Entities have good and marketable title, free and clear of all Liens except those permitted in Section 4.10(e), to all of their respective Assets that they own. In addition, to the Knowledge of ASBB, all tangible properties used in the businesses of the ASBB Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with ASBB’s past practices.
(b)   All Assets that are material to ASBB’s business, held under leases or subleases by any of the ASBB Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and to the Knowledge of ASBB, each such Contract is in full force and effect.
(c)   The ASBB Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of ASBB has reasonably determined to be prudent. None of the ASBB Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any ASBB Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any ASBB Entity will not be covered by such insurance or bond. Except as disclosed in Section 4.10(c) of the ASBB Disclosure Memorandum, there are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any ASBB Entity under such policies. ASBB has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.
(d)   The Assets of the ASBB Entities include all material Assets required by the ASBB Entities to operate the business of the ASBB Entities as presently conducted. All real and personal property which is material to the business of the ASBB Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, to the Knowledge of ASBB, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby. To the Knowledge of ASBB, all improved real property owned or leased by the ASBB Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.
(e)   Each ASBB Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the ASBB Exchange Act Reports as being owned by an ASBB Entity or acquired after the date thereof  (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “ASBB Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by an ASBB Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by an ASBB Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.
(f)   To the Knowledge of ASBB, the ASBB Realty and the real property with respect to which an ASBB Entity is the lessee (the “ASBB Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the ASBB Realty, the ASBB Leased Real Properties, or their uses. ASBB has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the ASBB Realty or the ASBB Leased Real Properties which may materially and adversely affect the ASBB Realty or the ASBB Leased Real Properties or the current use by an ASBB Entity thereof.
4.11
Intellectual Property.

Except as disclosed in Section 4.11 of the ASBB Disclosure Memorandum, each ASBB Entity owns or has a license to use all of the Intellectual Property used by such ASBB Entity in the course of its business, including sufficient rights in each copy possessed by each ASBB Entity. Each ASBB Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such ASBB Entity in connection with such ASBB Entity’s business operations, and such ASBB Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of ASBB, no ASBB Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of ASBB threatened, which challenge the rights of any ASBB Entity with respect to Intellectual Property used, sold, or licensed by such ASBB Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of ASBB, the conduct of the business of the ASBB Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the ASBB Disclosure Memorandum, no ASBB Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. ASBB does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a ASBB Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of an ASBB Entity, and to the Knowledge of ASBB, no such officer, director, or employee is party to any Contract with any Person other than an ASBB Entity which requires such officer, director, or employee to assign any interest in any Intellectual Property to any Person other than an ASBB Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than an ASBB Entity. To the Knowledge of ASBB, no officer, director, or employee of any ASBB Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any ASBB Entity.
4.12
Environmental Matters.

(a)   ASBB has delivered, or caused to be delivered or made available to Buyer true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot, or other improvement, and other environmental reports and studies as they exist in the possession of any ASBB Entity relating to its Participation Facilities and Operating Properties. To the Knowledge of ASBB, there are no material violations of Environmental Laws on properties that secure loans made by ASBB or Bank.
(b)   Each ASBB Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with Environmental Laws in all material respects.
(c)   There is no Litigation pending, and ASBB has received no written notice of any threatened environmental enforcement action, investigation, or Litigation before any Governmental Authority or other forum in which any ASBB Entity or any of its Participation Facilities or Operating Properties (or ASBB in respect of such Participation Facility or Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any ASBB Entity or any of its Participation Facilities or Operating Properties.
(d)   To the Knowledge of ASBB, during and prior to the period of  (i) any ASBB Entity’s ownership or operation of any of their respective current properties, (ii) any ASBB Entity’s participation in the management of any Participation Facility, or (iii) any ASBB Entity’s holding of a security interest in any

Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties. To the Knowledge of ASBB, during and prior to the period of (x) ASBB Entity’s ownership or operation of any of their respective current properties, (y) any ASBB Entity’s participation in the management of any Participation Facility, or (z) any ASBB Entity’s holding of a security interest in any Operating Property, there have been no material violations of any Environmental Laws with respect to such properties, including but not limited to unauthorized alterations of wetlands.
(e)   Notwithstanding any other provision herein, the representations and warranties contained in Section 4.12(a) to (d) above constitute the sole representations and warranties of each ASBB Entity with respect to their compliance, or the compliance of their Operating Properties and Participation Facilities, or any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.
4.13
Compliance with Laws.

(a)   ASBB is a bank holding company duly registered and in good standing as such with the Federal Reserve. Bank is a state chartered savings bank in good standing with the North Carolina Commissioner of Banks.
(b)   Compliance with Permits, Laws and Orders.
(i)   Each of the ASBB Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of ASBB, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.
(ii)   To the Knowledge of ASBB, none of the ASBB Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.
(iii)   None of the ASBB Entities has received any notification or communication from any Governmental Authority (A) asserting that ASBB or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting ASBB or any of its Subsidiaries (x) to enter into or Consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.
(iv)   Except as disclosed in Section 4.13(b) of the ASBB Disclosure Memorandum, there (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of ASBB or any of its Subsidiaries, (B) are no written notices or correspondence received by ASBB with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to ASBB’s or any of ASBB’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of ASBB or any of its Subsidiaries.
(v)   None of the ASBB Entities nor, to the Knowledge of ASBB, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.
(vi)   Each ASBB Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each ASBB Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. §353.3.

(vii)   Each ASBB Entity’s collection and use of individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) complies in all material respects with the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act.
4.14
Labor Relations.

(a)   No ASBB Entity is the subject of any Litigation asserting that it or any other ASBB Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other ASBB Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any ASBB Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to ASBB’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any ASBB Entity pending or, to the Knowledge of ASBB, threatened, and there have been no such actions or disputes in the past five years. To the Knowledge of ASBB, there has not been any attempt by any ASBB Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any ASBB Entity.
(b)   Except as disclosed in Section 4.14(b) of the ASBB Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each ASBB Entity is terminable at will by the relevant ASBB Entity without (i) any penalty, liability, or severance obligation incurred by any ASBB Entity, (ii) and in all cases without prior consent by any Governmental Authority. No ASBB Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, and mileage reimbursement obligations incurred and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, except as disclosed in Section 4.14(b) of the ASBB Disclosure Memorandum.
(c)   All of the employees employed in the United States are either United States citizens or are, to the Knowledge of ASBB, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
(d)   No ASBB Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any ASBB Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any ASBB Entity; and no ASBB Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any ASBB Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.
(e)   Section 4.14(e) of the ASBB Disclosure Memorandum contains a list of all independent contractors of each ASBB Entity (separately listed by ASBB Entity), and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any ASBB Entity under any applicable Law.
4.15
Employee Benefit Plans.

(a)   ASBB has disclosed in Section 4.15(a) of the ASBB Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any ASBB Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “ASBB Benefit Plan,” and collectively, the “ASBB Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any ASBB Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the ASBB Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “ASBB ERISA Plan.” Each ASBB ERISA Plan that is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “ASBB Pension Plan,” and is identified as such in Section 4.15(a) of the ASBB Disclosure Memorandum.
(b)   ASBB has delivered or made available to Buyer prior to the execution of this Agreement, to the extent applicable, (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan description for each ASBB Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any ASBB Benefit Plan received or sent during this calendar year or any of the preceding three calendar years.
(c)   Each ASBB Benefit Plan is in material compliance with the terms of such ASBB Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws. Each ASBB ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the ASBB ERISA Plan has been adopted and ASBB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. ASBB has not received any written communication from any Governmental Authority questioning or challenging the compliance of any ASBB Benefit Plan with applicable Laws. No ASBB Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.
(d)   There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any ASBB Entity which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither ASBB, any ASBB Entity, nor, to the Knowledge of ASBB, any administrator or fiduciary of any ASBB Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject ASBB, any ASBB Entity, or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, ASBB Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any ASBB Benefit Plan other than routine claims for benefits.
(e)   All ASBB Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the ASBB Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and distributed to participants of the ASBB Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.
(f)   To the Knowledge of ASBB, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any ASBB Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).
(g)   No ASBB Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a ASBB Pension Plan, or any plan that is or was subject to Code Section 412, ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA).

(h)   No material Liability under Title IV of ERISA has been or is expected to be incurred by any ASBB Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any ASBB Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any ASBB Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of ASBB or of an ERISA Affiliate.
(i)   Except as disclosed in Section 4.15(i) of the ASBB Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no ASBB Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the ASBB Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such ASBB Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plan without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any ASBB Benefit Plan or other plan or arrangement, and to the Knowledge of ASBB, no circumstance exists that could give rise to such Taxes.
(j)   Except as disclosed in Section 4.15(j) of the ASBB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) becoming due from any ASBB Entity under any ASBB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any ASBB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any ASBB Entity or the Rights of any ASBB Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any ASBB Entity, or change any Rights or obligations of any ASBB Entity with respect to such insurance.
(k)   Section 4.15(k) of the ASBB Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (i) the amount of all payments and benefits to which each individual set forth on such ASBB Disclosure Memorandum is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”); (ii) the amount of any Gross-Up Payment payable to each such individual; and (iii) the aggregate amount of all Change in Control Benefits and Gross-Up Payments.
(l)   Except as disclosed in Section 4.15(l) of the ASBB Disclosure Memorandum, no ASBB Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any ASBB Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the ASBB Financial Statements in all material respects to the extent required by and in accordance with GAAP.
(m)   Each ASBB Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.
(n)   All individuals who render services to any ASBB Entity and who are authorized to participate in an ASBB Benefit Plan pursuant to the terms of such ASBB Benefit Plan are in fact eligible to and authorized to participate in such ASBB Benefit Plan. All ASBB Entities have, for purposes of the ASBB Benefit Plans and all other purposes, correctly classified all individuals performing services for such ASBB Entity as common law employees, independent contractors, or agents, as applicable.
(o)   Neither ASBB nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.
(p)   Except as disclosed in Section 4.15(p) of the ASBB Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as ASBB presently holds. Each ASBB Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.
(q)   Each ASBB ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could cause the loss of such qualified or tax exempt status.
(r)   Except as disclosed in Section 4.15(r) of the ASBB Disclosure Memorandum, with respect to each ASBB Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such ASBB Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such ASBB Pension Plan.
(s)   Each ASBB Benefit Plan may be amended or terminated by ASBB without the consent of any Person.
(t)   Except as disclosed in Section 4.15(t) of the ASBB Disclosure Memorandum, no ASBB Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.
4.16
Material Contracts.

(a)   Except as disclosed in Section 4.16(a) of the ASBB Disclosure Memorandum or otherwise reflected in the ASBB Exchange Act Reports or the ASBB Financial Statements, as of the date of this Agreement, none of the ASBB Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any ASBB Entity, or the guarantee by any ASBB Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection (e.g., personal or business checks), purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of ASBB’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of ASBB’s business), (iii) any Contract which prohibits or restricts any ASBB Entity or any personnel of an ASBB Entity from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any ASBB Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of  $50,000 per annum), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by ASBB as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (the “ASBB Contracts”).
(b)   With respect to each ASBB Contract and except as disclosed in Section 4.16(b) of the ASBB Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no ASBB Entity is in material Default thereunder; (iii) no ASBB Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no Consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the ASBB Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of  $100,000. All of the indebtedness of any ASBB Entity for money borrowed (other than deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of ASBB’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of ASBB’s business) is prepayable at any time by such ASBB Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the ASBB Disclosure Memorandum.
4.17
Privacy of Customer Information.

(a)   For the purposes contemplated by this Agreement, each ASBB Entity has valid rights to use and transfer to Buyer or Buyer Bank all IIPI relating to customers, former customers, and prospective customers that will be transferred to Buyer or Buyer Bank pursuant to this Agreement.
(b)   Each ASBB Entity’s collection and use of such IIPI and the transfer of such IIPI to Buyer or Buyer Bank complies in all material respects with ASBB’s Gramm-Leach-Bliley privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.
4.18
Legal Proceedings.

Except as disclosed in Section 4.18 of the ASBB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of ASBB, threatened (or unasserted but considered probable of assertion) against any ASBB Entity, against any director, officer, employee, or agent of any ASBB Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the ASBB Entity or Employee Benefit Plan of any ASBB Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any ASBB Entity. No claim for indemnity has been made or, to the Knowledge of ASBB, threatened by any director, officer, employee, independent contractor, or agent to any ASBB Entity and, to the Knowledge of ASBB, no basis for any such claim exists.
4.19
Reports.

Except for immaterial late filings or as otherwise disclosed in Section 4.19 of the ASBB Disclosure Memorandum, since January 1, 2013, each ASBB Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable

Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
4.20
Internal Control.

ASBB’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of ASBB’s financial reporting and the preparation of ASBB financial statements for external purposes in accordance with GAAP. ASBB’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of the ASBB’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of ASBB’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of ASBB’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of ASBB’s consolidated Assets that could have a material impact on ASBB’s financial statements.
4.21
Loans to, and Transactions with, Executive Officers and Directors.

ASBB is in compliance with Section 13(k) of the Exchange Act and Federal Reserve Regulation O in all material respects. Section 4.21 of the ASBB Disclosure Memorandum sets forth a list of all Loans as of the date hereof by ASBB and its Subsidiaries to any directors, executive officers, and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of ASBB or any of its Subsidiaries. There are no employee, officer, director, or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market rate for similar loans to similarly situated borrowers at the time the Loan was originated. All such Loans are and were originated in compliance in all material respects with all applicable laws. Except as disclosed in Section 4.21 of the ASBB Disclosure Memorandum, no director or executive officer of ASBB or Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of ASBB or Bank.
4.22
Approvals.

No ASBB Entity nor, to the Knowledge of ASBB, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). No ASBB Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the ASBB Disclosure Memorandum, a “ASBB Regulatory Agreement”), nor are there any pending or, to the Knowledge of ASBB, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such ASBB Regulatory Agreement.
4.23
Takeover Laws and Provisions.

Each ASBB Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

4.24 Brokers and Finders; Opinion of Financial Advisor.
Except for the ASBB Financial Advisor, neither ASBB nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Section 4.24 of the ASBB Disclosure Memorandum lists the fees and expenses that that are currently owed to the ASBB Financial Advisor and that will be owed to ASBB Financial Advisor as a result of transactions contemplated by this Agreement. ASBB’s board of directors has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the ASBB Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the consideration to be received in the Merger by the holders of ASBB Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer solely for informational purposes.
4.25
Board of Directors Recommendation.

ASBB’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of ASBB’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of ASBB Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of ASBB’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of ASBB Common Stock for approval.
4.26
Statements True and Correct.

(a)   No representation or warranty by ASBB in this Agreement and no statement contained in the ASBB Disclosure Memorandum or any certificate, instrument, or other writing furnished or to be furnished by any ASBB Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   None of the information supplied or to be supplied by any ASBB Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ASBB Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be delivered to ASBB’s shareholders in connection with ASBB’s Shareholders’ Meetings, and any other documents to be filed by any ASBB Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of ASBB be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of ASBB’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for ASBB’s Shareholders’ Meeting.
(c)   All documents that any ASBB Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
4.27
Delivery of ASBB Disclosure Memorandum.

ASBB has delivered to Buyer a complete ASBB Disclosure Memorandum herewith.

4.28
No Additional Representations.

Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither ASBB nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and ASBB hereby disclaims any such representation or warranty by ASBB or any of its officers, directors, employees, agents, or representatives, or any other Person.
Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to ASBB as follows, except as set forth on the Buyer Disclosure Memorandum with respect to each Section below:
5.1
Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the BHCA. Buyer Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Buyer and Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Buyer Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.
5.2
Authority of Buyer; No Breach By Agreement.

(a)   Buyer has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)   Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer and Buyer Bank of the transactions contemplated hereby, nor compliance by Buyer and Buyer Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any Buyer Subsidiary or any resolution adopted by the board of directors or the shareholders of any Buyer Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Buyer Entity under, any material Contract or any material Permit of any Buyer Entity, or (iii) and subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets (including any Buyer Entity or any Buyer Entity becoming subject to or liable for the payment of any Tax on any Assets owned by any Buyer Entity or any Buyer Entity being reassessed or revalued by any Regulatory Authority).
(c)   Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings, and notices, (iii) the filing with the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of North Carolina, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Buyer and Buyer Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Buyer of this Agreement.
5.3
Capital Stock.

The authorized capital stock of Buyer consists of 40,000,000 shares of Buyer Common Stock, of which 24,665,030 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of Buyer preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Buyer are duly and validly issued and outstanding and are fully paid and nonassessable. Buyer Common Stock is listed for trading and quotation on the Nasdaq Global Select Market. None of the outstanding shares of capital stock of Buyer has been issued in violation of any preemptive rights of the current or past shareholders of Buyer. The shares of Buyer Common Stock to be issued in the Merger will be (i) duly authorized, validly issued, fully paid, and nonassessable; (ii) registered under the Securities Act; and (iii) listed for trading and quotation on the Nasdaq Global Select Market.
5.4
Exchange Act Filings; Financial Statements.

(a)   Buyer has timely filed all Exchange Act Documents required to be filed by Buyer since January 1, 2013 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any Exchange Act Documents.
(b)   Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was, or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented or will fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)   Buyer’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Buyer included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to Buyer within the meaning of Regulation S-X, and (iii) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.
(d)   Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.
5.5
Absence of Undisclosed Liabilities.

Neither Buyer nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the year ended December 31, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2016, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyers’ or such Subsidiary’s financial statements.
5.6
Absence of Certain Changes or Events.

Since December 31, 2016, except as otherwise disclosed in Section 5.6 of the Buyer Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of Buyer provided in this Agreement, and (iii) since December 31, 2016, the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.
5.7
Tax Matters.

As of the date of this Agreement, it is the present intention, and as of the day of the Effective Time, it will be the present intention, of Buyer to continue, either through Buyer or through a member of Buyer’s “qualified group” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of ASBB, or to use at least a significant portion of ASBB’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d). As of the date of this Agreement and as of the Effective Time, neither Buyer nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Buyer has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer Common Stock issued to the holders of ASBB Common Stock in connection with the Merger. As of the date of this Agreement and as of the Effective Time, buyer does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of ASBB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

5.8
Compliance with Laws.

(a)   Buyer is a bank holding company duly registered and in good standing as such with the Federal Reserve. Buyer Bank is a state chartered bank in good standing with the North Carolina Commissioner of Banks.
(b)   Compliance with Permits, Laws and Orders.
(i)   Each of the Buyer Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of Buyer, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.
(ii)   To the Knowledge of Buyer, none of the Buyer Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.
(iii)   None of the Buyer Entities has received any notification or communication from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting Buyer or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.
(iv)   There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, (B) are no notices or correspondence received by Buyer with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to Buyer’s or any of Buyer’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.
(v)   None of the Buyer Entities nor, to the Knowledge of Buyer, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.
(vi)   Each Buyer Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Buyer Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.
(vii)   Each Buyer Entity’s collection and use of IIPI complies in all material respects with the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act.
5.9
Legal Proceedings.

Except as disclosed on Section 5.9 of the Buyer Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion) against any Buyer Entity, against any director, officer, employee, or agent of any Buyer Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Buyer Entity or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Buyer Entity, other than ordinary routine litigation incidental to Buyer’s business. No claim for indemnity has been made or, to the Knowledge of Buyer, threatened by any director, officer, employee, independent contractor, or agent to any Buyer Entity and, to the Knowledge of Buyer, no basis for any such claim exists.

5.10
Reports.

Since January 1, 2013, Buyer has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each report, statement, and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
5.11
Internal Control.

Buyer’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer financial statements for external purposes in accordance with GAAP. Buyer’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Buyer’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of Buyer’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Buyer’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s consolidated Assets that could have a material impact on Buyer’s consolidated financial statements.
5.12
Approvals.

No Buyer Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, a “Buyer Regulatory Agreement”), nor are there any pending or, to the Knowledge of Buyer, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Buyer Regulatory Agreement.
5.13
Brokers and Finders.

Except for the Buyer Financial Advisor, neither Buyer nor its Subsidiaries, nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder, or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.
5.14
Certain Actions.

Neither Buyer nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any factor circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).
5.15
Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it and to satisfy its payment obligations under this Agreement.

5.16
Statements True and Correct.

(a)   No statement, certificate, instrument, or other writing furnished or to be furnished by Buyer or any Affiliate thereof to ASBB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   None of the information supplied or to be supplied by Buyer or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by Buyer or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be delivered to ASBB’s shareholders in connection with ASBB’s Shareholders’ Meeting, and any other documents to be filed by Buyer or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of ASBB be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of ASBB’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for ASBB’s Shareholders’ Meeting.
(c)   All documents that Buyer or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
5.17
Delivery of Buyer Disclosure Memorandum.

Buyer has delivered to ASBB a complete Buyer Disclosure Memorandum herewith.
5.18
No Additional Representations.

Except for the representations and warranties specifically set forth in Article 5 of this Agreement, neither Buyer nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to ASBB, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Buyer hereby disclaims any such representation or warranty by Buyer or any of its officers, directors, employees, agents, or representatives, or any other Person.
Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1
Affirmative Covenants of ASBB and Buyer.

(a)   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein, ASBB shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its Rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) consult with Buyer prior to entering into or making any loans or other transactions with a value equal to or exceeding $500,000 other than residential mortgage loans for which ASBB has a commitment to buy from a reputable investor, and loans for which commitments have been made as of the date of this Agreement, (v) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vi) take no action which would be reasonably likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
(b)   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of ASBB shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
(c)   ASBB and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of ASBB and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.
6.2
Negative Covenants of ASBB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, ASBB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a)   amend the articles of incorporation, bylaws, or other governing instruments of any ASBB Entity;
(b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of  $500,000 except in the ordinary course of the business of any ASBB Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for ASBB Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank), or impose, or suffer the imposition, on any Asset of any ASBB Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of Bank’s business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the ASBB Disclosure Memorandum);
(c)   repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans, including the net exercise of incentive stock options), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any ASBB Entity, or declare or pay any dividend or make any other distribution in respect of ASBB’s capital stock;
(d)   except for this Agreement and except pursuant to the valid exercise of ASBB Options outstanding as of the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ASBB Common Stock, any other capital stock of any ASBB Entity, or any Right;
(e)   adjust, split, combine, or reclassify any capital stock of any ASBB Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ASBB Common Stock or issue any ASBB Options or ASBB Restricted Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any ASBB Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration, except issuances of shares of ASBB Common Stock pursuant to the exercise of ASBB Options outstanding on the date of this Agreement;

(f)   except in the ordinary course of business consistent with past practice and not to exceed an aggregate of  $10 million, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital (other than pursuant to binding commitments existing on the date hereof), Asset transfers, or purchase of any Assets, in any Person other than a wholly owned ASBB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;
(g)   (i) except as contemplated by this Agreement or disclosed on Section 6.2(g) of the ASBB Disclosure Memorandum, grant any bonus or increase in compensation or benefits to the employees, officers or directors of any ASBB Entity, (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any ASBB director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any ASBB Entity, (iv) change any fees or other compensation or other benefits to directors of any ASBB Entity, or (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or re-price Rights granted under ASBB Benefit Plans or authorize cash payments in exchange for any Rights, except as otherwise contemplated by this Agreement; or accelerate or vest or commit or agree to accelerate or vest any ASBB Options or any amounts, benefits or rights payable by any ASBB Entity; provided, however, that ASBB may continue to make annual merit or market salary increases in the ordinary course of business consistent with past practices provided that any increases during the calendar year 2017 shall not exceed three percent (3%) of such employee’s base salary or wage rate in effect as of the date hereof;
(h)   enter into or amend any employment Contract between any ASBB Entity and any Person (unless such amendment is required by Law) that ASBB Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;
(i)   except as disclosed on Section 6.2(i) on the ASBB Disclosure Memorandum, adopt any new Employee Benefit Plan of any ASBB Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans or ASBB Benefit Plans of any ASBB Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law or as contemplated by this Agreement, the terms of such plans or consistent with past practice;
(j)   make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;
(k)   commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any ASBB Entity for money damages or restrictions upon the operations of any ASBB Entity;
(l)   enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and with a term of 24 months or less or other than Contracts covered by Section 6.2(m);
(m)   except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;
(n)   waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of ASBB’s deposits and other Liabilities, except with respect to (i) any extension of credit for which commitments have already been made or (ii) any extension of credit with an unpaid balance of less than $2,000,000, if secured, or $750,000, if unsecured, and in each case in conformity with existing lending policies and practices;

(o)   except for conforming residential mortgage loans held for sale and Small Business Administration loans, enter into any fixed rate loans with a committed rate term of greater than five years;
(p)   notwithstanding anything herein to the contrary, enter into, modify, or amend any loan participation agreements;
(q)   except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of ASBB or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;
(r)   restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(s)   make any capital expenditures in excess of an aggregate of  $100,000 except other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;
(t)   establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;
(u)   knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;
(v)   implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;
(w)   knowingly take any action that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(x)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;
(y)   maintain Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods inconsistent with past practices of the Bank;
(z)   (i) other than in the ordinary course of business consistent with past practice, make any material changes in Bank’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, or servicing loans, or (B) Bank’s hedging practices and policies, in each case except as required by law or requested by a Regulatory Authority, or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices; or
(aa)   take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent or would be reasonably likely to materially interfere with, the consummation of the Merger.
6.3
Negative Covenants of Buyer.

During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, Buyer shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written Consent of ASBB (which Consent shall not be unreasonably withheld, delayed, or conditioned):
(a)   amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that changes any material term or provision of Buyer Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of ASBB Common Stock or would materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)   knowingly take any action that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(c)   set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest, or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly-owned Buyer Subsidiary to Buyer or any other direct or indirect wholly-owned Buyer Subsidiary, or (B) a quarterly cash dividend on Buyer Common Stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof and payment dates consistent with past practice);
(d)   take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent or would be reasonably likely to materially interfere with, the consummation of the Merger; or
(e)   agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Buyer in support of, any of the actions prohibited by this Section 6.3.
6.4
Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 6.1, 6.2 or 6.3) shall give Buyer, directly or indirectly, the right to control or direct the operations of ASBB, and nothing contained in this Agreement shall give ASBB, directly or indirectly, the right to control or direct the operations of Buyer. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.
6.5
Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, an ASBB Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.
6.6
Reports.

Each of Buyer and its Subsidiaries and ASBB and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. ASBB and its Subsidiaries shall also make available to Buyer monthly financial statements and quarterly call reports. The financial statements of Buyer and ASBB, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments). As of their respective dates, such reports of Buyer and ASBB filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.
6.7
Buyer Entity Use and Disclosure of IIPI.

Buyer acknowledges that IIPI disclosed to Buyer Entities in connection with this Agreement has been and will be disclosed pursuant to 15 U.S.C. 6802(e)(7). Buyer Entities may not use or disclose IIPI, nor permit the use or disclosure of IIPI, other than for the purposes described in 15 U.S.C. 6802(e)(7).

Article 7
ADDITIONAL AGREEMENTS
7.1
Shareholder Approval.

(a)   ASBB shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, ASBB shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold ASBB’s Shareholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. ASBB’s board of directors shall recommend that its shareholders approve this Agreement in accordance with the NCBCA and shall include such recommendation in the Proxy Statement/Prospectus delivered to shareholders of ASBB, except to the extent ASBB’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. ASBB shall solicit and use its reasonable efforts to obtain the Requisite ASBB Shareholder Approval.
(b)   Neither ASBB’s board of directors nor any committee thereof shall, except as expressly permitted by this Section 7.1, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the ASBB Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the receipt of the Requisite ASBB Shareholder Approval, ASBB’s board of directors may make an Adverse Recommendation Change if and only if:
(A)
ASBB’s board of directors determines in good faith, after consultation with the ASBB Financial Advisor (or such other financial advisor as ASBB may use) and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that is a Superior Proposal;

(B)
ASBB’s board of directors determines in good faith, after consultation with ASBB’s outside counsel, that a failure to make such Adverse Recommendation Change would be inconsistent with ASBB’s board of directors’ fiduciary duties to ASBB and its shareholders under applicable Law;

(C)
ASBB’s board of directors provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the three business day period referred to in this clause (C) and in clauses (D) and (E) shall be reduced to two business days following the giving of such new Notice of Recommendation Change);

(D)
after providing such Notice of Recommendation Change, ASBB shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent three business day period to make such adjustments in the terms and conditions of this Agreement as would enable ASBB’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and

(E)
ASBB’s board of directors, following such three business day period, again determines in good faith, after consultation with outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be inconsistent with their fiduciary duties to ASBB and its shareholders under applicable Law.

7.2
Registration of Buyer Common Stock.

(a)   As promptly as reasonably practicable (and in any event, within 50 days) following the date hereof, Buyer shall prepare and file with the SEC the Registration Statement. The Registration Statement

shall contain proxy materials relating to the matters to be submitted to ASBB’s shareholders at ASBB’s Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of Buyer Common Stock to be issued in the Merger. ASBB will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and ASBB will use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be delivered to the ASBB shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise ASBB, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Buyer or ASBB, or any of their respective affiliates, officers or directors, should be discovered by Buyer or ASBB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by the Parties to their respective shareholders.
(b)   Buyer shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of Buyer and ASBB shall furnish all information concerning it and the holders of ASBB Common Stock as may be reasonably requested in connection with any such action.
(c)   Prior to the Effective Time, Buyer shall notify The Nasdaq Stock Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of ASBB Common Stock.
7.3
Other Offers, etc.

(a)   From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each ASBB Entity shall not, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, or encourage, induce or knowingly facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to receipt of the Requisite ASBB Shareholder Approval, this Section 7.3 shall not prohibit a ASBB Entity from furnishing nonpublic information regarding any ASBB Entity or other access to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no ASBB Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and did not result in the submission of such Acquisition Proposal), (B) ASBB’s board of directors shall have determined in good faith, after consultation with the ASBB Financial Advisor (or such other financial advisor as ASBB may use) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) ASBB’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to ASBB and its shareholders, (D) ASBB receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, ASBB furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by ASBB to Buyer). In addition to the foregoing, ASBB shall provide Buyer with at least two days’ prior written notice of a meeting of ASBB’s board of directors at which meeting ASBB’s board of directors is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and ASBB shall keep Buyer informed on a prompt basis of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.
(b)   In addition to the obligations of ASBB set forth in this Section 7.3, as promptly as reasonably practicable, after any of the directors or executive officers of ASBB become aware thereof, ASBB shall advise Buyer of any request received by ASBB for nonpublic information which ASBB reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. ASBB shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.
(c)   Except as specifically permitted under Section 7.3(a), ASBB shall, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’, directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.
(d)   Nothing contained in this Agreement shall prevent a Party or its board of directors from (i) complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; (ii) making any disclosure to ASBB’s shareholders if ASBB’s board of directors determines in good faith, after consultation with its outside counsel, that the failure to make such disclosures would be reasonably likely to be inconsistent with applicable Law; (iii) informing any Person of the existence of this provisions contained in this Section 7.3, or (iv) making any “stop, look, and listen” communication to ASBB’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to ASBB’s shareholders).
7.4
Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.
7.5
Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its Rights under this Agreement.
7.6
Investigation and Confidentiality.

(a)   Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, including, but not limited to, conducting any environmental assessment with respect to any property; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily or materially with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, ASBB shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of ASBB, including officers responsible for the ASBB Financial Statements and the internal controls of ASBB and ASBB’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404, and 906 of the Sarbanes-Oxley Act.
(b)   In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
(c)   ASBB shall use its commercially reasonable efforts to exercise, and shall not waive any of, its Rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to ASBB to preserve the confidentiality of the information relating to ASBB Entities provided to such Persons and their Affiliates and Representatives.
(d)   Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have an ASBB Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
(e)   Each Buyer Entity shall, in accordance with Buyer’s comprehensive written data security program established and maintained pursuant to 15 U.S.C. § 6801 and regulations promulgated thereunder (“Buyer’s Security Program”), safeguard IIPI disclosed to that Buyer Entity pursuant to this Agreement or in connection with the transactions contemplated hereby. In the event that any Buyer Entity allows a third party to access such IIPI, Buyer shall ensure that the third party safeguards that IIPI in accordance with a data security program substantially equivalent to the Buyer’s Security Program.
(f)   Buyer shall notify ASBB promptly (but in no event more than 24 hours) of any Data Incident. All Buyer Entities shall promptly take all actions that are necessary and advisable to correct, mitigate, and prevent recurrence of the Data Incident. All Buyer Entities shall cooperate fully with ASBB and its designees in all reasonable efforts to investigate the Data Incident.
(g)   If this Agreement is terminated prior to the Effective Time, each Buyer Entity shall promptly return or dispose of, and certify the return or disposal, of all IIPI received by the Buyer Entity in connection with this Agreement. Any disposal of such IIPI must be performed in a manner that ensures that the IIPI is rendered permanently unreadable and unrecoverable.
7.7
Press Releases.

Prior to the Effective Time, ASBB and Buyer shall consult with each other and agree as to the form and substance of any press release, communication with ASBB’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.
7.8
Charter Provisions.

Each ASBB Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any ASBB Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any ASBB Entity that may be directly or indirectly acquired or controlled by them.
7.9
Employee Benefits and Contracts.

(a)   All Persons who are employees of ASBB Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time or the effective time of the Bank Merger, as applicable, become employees of Buyer or Buyer Bank, as applicable. Buyer and Buyer Bank shall honor all ASBB employment and change of control agreements existing as of the date of this Agreement that have been disclosed to Buyer, regardless of whether the employees with such agreements are Continuing Employees or receive new agreements with Buyer. Buyer and Buyer Bank shall honor the Bank Change in Control Severance Plan. All of the Continuing Employees shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of this Agreement, except as otherwise contemplated by this Agreement.
(b)   As of the Effective Time, each Continuing Employee shall be employed on the same terms and conditions as similarly situated employees of Buyer Bank and eligible to participate in each of Buyer’s Employee Benefit Plans with full credit for prior service with ASBB solely for purposes of eligibility and vesting.
(c)   As of the Effective Time, Buyer shall make available employer-provided benefits under Buyer Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or Buyer Bank employees. With respect to Buyer Employee Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar ASBB plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding ASBB Employee Benefit Plan during that plan year prior to the transition effective date. Notwithstanding the foregoing, and in lieu of the same, Buyer may continue ASBB’s health and other employee welfare benefit plans for each Continuing Employee as in effect immediately prior to the Effective Time.
(d)   Reserved.
(e)   Upon not less than 10 days’ notice prior to the Closing Date from Buyer to ASBB, ASBB shall cause the termination, amendment, or other appropriate modification of each ASBB Benefit Plan as specified by Buyer in such notice such that no ASBB Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable ASBB Benefit Plans, effective as of the date which immediately proceeds the Closing Date. Upon such action, participants in such applicable ASBB Benefit Plans that are described in ERISA Section 3(2) shall be 100% vested in their account balances.
(f)   No officer, employee, or other Person (other than the Parties to this Agreement) shall be deemed a third party or other beneficiary of this Section 7.9, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this

Agreement, except as set forth in Section 7.12. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.
(g)   ASBB shall take all appropriate action to terminate any ASBB Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”) prior to the Closing Date; provided, however, that Buyer agrees that nothing in this Section 7.9 will require ASBB to cause the final dissolution and liquidation of, or to amend (other than as may be required to maintain such plan’s compliance with the Code, ERISA, or other applicable Law), said plan prior to the Closing Date.
(h)   The board of directors of ASBB and each other applicable ASBB Entity shall adopt resolutions terminating the ASBB tax-qualified employee stock ownership plan (the “ASBB ESOP”) immediately prior to and effective as of the Effective Time (all shares held by the ASBB ESOP shall be converted into the right to receive the Merger Consideration); to the extent necessary, the Merger Consideration exchanged for the unallocated shares held by the ASBB ESOP will be applied to the repayment of all outstanding ASBB ESOP indebtedness; and the balance, if any, of the unallocated shares and any other assets remaining unallocated shall be allocated and distributed to ASBB ESOP participants as their interests appear, as provided for in the ASBB ESOP unless otherwise required by applicable law. In the case of a conflict between the terms of this Section 7.9(h) and the terms of the ASBB ESOP, the terms of the ASBB ESOP shall control; however, in the event of any such conflict, ASBB before the Merger, and Buyer after the Merger, shall use their best efforts to cause the ASBB ESOP to be amended to conform to the requirements of this Section 7.9(h).
7.10
Retention Plan and Conversion Bonus Plan.

(a)   ASBB may implement a retention plan (the “Retention Plan”) for the benefit of those non-director employees of ASBB and its Subsidiaries (i) with respect to non-executive officers, as determined by the chief executive officer of ASBB or (ii) with respect to non-director executive officers, as determined by the Compensation Committee of the board of directors of ASBB (which may consider the proposals of the chief executive officer of ASBB in making such determinations), and in each case as agreed to by Buyer (which agreement will not be unreasonably withheld or delayed), which Retention Plan shall involve aggregate benefits to such employees of up to the amount set forth in Section 7.10(a) of the Buyer Disclosure Memorandum, which shall be payable to such employees of ASBB Entities that remain employees until the Closing Date.
(b)   To facilitate the successful integration of ASBB into Buyer and the conversion of the systems of ASBB to Buyer, Buyer shall establish a stay bonus/conversion bonus pool in the aggregate amount up to the amount set forth in Section 7.10(b) of the Buyer Disclosure Memorandum to be allocated and paid to non-director employees of ASBB who continue in the employ of Buyer at the expiration of 90 days after the Effective Time. The specific amount to be allocated and paid to each such non-director employee who continues in the employ of Buyer shall be determined by Buyer prior to the Effective Time, after consultation with the chief executive officer of ASBB.
7.11
Section 16 Matters.

Prior to the Effective Time, ASBB and Buyer shall take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ASBB to be exempt under Rule 16b-3 promulgated under the Exchange Act. ASBB agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 7.11.
7.12
Indemnification.

(a)   For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the ASBB Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of ASBB or, at ASBB’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the NCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws, and FDIC Regulations Part 359, and by ASBB’s articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Buyer is insured against any such matter.
(b)   Prior to the Effective Time, Buyer shall purchase, or shall direct ASBB to purchase, an extended reporting period endorsement under ASBB’s existing directors’ and officers’ liability insurance coverage (“ASBB D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by ASBB’s D&O Policy. The directors and officers of ASBB shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for six years.
(c)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof, and, in such event, neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and unappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(d)   If Buyer or the Surviving Corporation or any successors or assigns thereof consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or transfer of all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.12.
(e)   The provisions of this Section 7.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.
7.13
Tax Covenants of Buyer.

At and after the Effective Time, Buyer covenants and agrees that it:
(a)   will not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code;
(b)   will maintain all books and records and prepare and file all federal, state and local income Tax Returns and schedules thereto of Buyer, ASBB, and all Affiliates thereof in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax Laws);

(c)   will, either directly or through a member of Buyer’s Qualified Group, continue at least one significant historic business line of ASBB, or use at least a significant portion of the historic business assets of ASBB in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d);
(d)   in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulation Section 1.368-1(e)(4)) to Buyer to acquire, any of the Buyer Common Stock issued in connection with the Merger; and
(e)   will not sell or otherwise dispose of any of ASBB’s Assets acquired in the Merger, and will not cause or permit Buyer Bank to sell or otherwise dispose of any of Bank’s assets acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).
Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1
Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:
(a)   Shareholder Approval.   The shareholders of ASBB shall have approved this Agreement by the Requisite ASBB Shareholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of ASBB’s articles of incorporation and bylaws.
(b)   Regulatory Approvals.   All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.
(c)   Consents and Approvals.   Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, an ASBB Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. ASBB shall have obtained the Consents listed in Section 8.1(c) of the ASBB Disclosure Memorandum, including Consents from the lessors of each office leased by ASBB, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.
(d)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.
(e)   Legal Proceedings.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.
(f)   Exchange Listing.   Buyer shall have filed with The Nasdaq Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

(g)   Tax Opinion.   Buyer and ASBB shall have received the opinion of Buyer’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Buyer and ASBB will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Buyer and ASBB.
8.2
Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):
(a)   Representations and Warranties.   For purposes of this Section 8.2(a), the accuracy of the representations and warranties of ASBB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of ASBB set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an ASBB Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of ASBB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)   Officers’ Certificate.   ASBB shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to ASBB and in Sections 8.2(a), 8.2(b), 8.2(f), and 8.2(g), have been satisfied.
(d)   Secretary’s Certificate.   ASBB shall have delivered a certificate of the secretary of ASBB and Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of ASBB and Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of ASBB as in effect from the date of this Agreement until the Closing Date, (iii) a copy of the bylaws of ASBB as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions duly adopted by ASBB’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve certifying that ASBB is a registered bank holding company, (vi) a copy of the articles of incorporation of Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks as to the good standing of Bank, and (ix) a certificate of the FDIC certifying that Bank is an insured depository institution.
(e)   No Material Adverse Effect.   There shall not have occurred any ASBB Material Adverse Effect from the December 31, 2016 balance sheet to the Effective Time with respect to ASBB.
(f)   Payments.   None of the ASBB Entities shall have made any payments or provided any benefits, or is obligated to make any payments or provide any benefits, in connection with any or all of which (i) a deduction could or would be disallowed or limited under Sections 280G, 404, or 162(m) of the Code, or (ii) could or would be subject to withholding or give rise to taxation under Section 4999 of the Code.

(g)   Bank Merger.   The Parties shall stand ready to consummate the Bank Merger immediately after the Merger.
(h)   Support Agreements.   Each executive officer and director shall have executed and delivered to Buyer a support agreement in the form attached hereto as Exhibit B.
8.3
Conditions to Obligations of ASBB.

The obligations of ASBB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by ASBB pursuant to Section 10.6(b):
(a)   Representations and Warranties.   For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), and 5.11 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.4, and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b)   Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Buyer and Buyer Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)   Officers’ Certificate.   Buyer shall have delivered to ASBB a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Buyer and in Sections 8.3(a), 8.3(b), and 8.3(f) have been satisfied.
(d)   Secretary’s Certificate.   Buyer and Buyer Bank shall have delivered a certificate of the secretary of Buyer and Buyer Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Buyer and Buyer Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate of the Secretary of State of the State of North Carolina as to the good standing of Buyer; (iii) a copy of the bylaws of Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve certifying that Buyer is a registered bank holding company, (vi) a copy of the articles of incorporation of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks as to the good standing of Buyer Bank, and (ix) certificate of the FDIC certifying that Buyer Bank is an insured depository institution.
(e)   Payment of Merger Consideration.   Buyer shall pay the Merger Consideration as provided by this Agreement.
(f)   No Material Adverse Effect.   There shall not have occurred any Buyer Material Adverse Effect from the December 31, 2016 balance sheet to the Effective Time.
Article 9
TERMINATION
9.1
Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of ASBB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)   By mutual written agreement of Buyer and ASBB; or
(b)   By Buyer or ASBB (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3, as applicable; or
(c)   By Buyer or ASBB in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, or (iii) the Requisite ASBB Shareholder Approval is not obtained at ASBB’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or
(d)   By Buyer or ASBB in the event that the Merger shall not have been consummated by December 31, 2017, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or
(e)   By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the ASBB board of directors shall have made an Adverse Recommendation Change; (ii) ASBB’s board of directors shall have failed to reaffirm the ASBB Recommendation within 10 business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iii) ASBB shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or
(f)   By ASBB, prior to the Requisite ASBB Shareholder Approval (and provided that ASBB has complied in all material respects with Section 7.1 (including the provisions of Section 7.1(b) regarding the requirements for making an Adverse Recommendation Change)) and Section 7.3, in order to enter into a Superior Proposal.
9.2
Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or ASBB pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6(b), 9.2, 9.3, 10.2, 10.3, and 10.9 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.
9.3
Termination Fee.

(a)   If Buyer terminates this Agreement pursuant to Section 9.1(e) of this Agreement or ASBB terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then ASBB shall, on the date of termination, pay to Buyer the sum of  $6,800,000.00 (the “Termination Fee”). The Termination Fee shall be paid to Buyer in same day funds. ASBB hereby waives any right to set-off or counterclaim against such amount.
(b)   In the event that (i) an Acquisition Proposal with respect to ASBB shall have been communicated to or otherwise made known to the shareholders, senior management, or board of directors of ASBB, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to ASBB after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by ASBB or Buyer pursuant to Section 9.1(d) (only if the Requisite ASBB Shareholder Approval has not theretofore been obtained), (B) by Buyer pursuant to Section 9.1(b), or (C) by ASBB or Buyer pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is 12 months after the date of such termination, ASBB consummates an Acquisition Transaction or enters into an Acquisition Agreement, then ASBB shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Buyer a fee equal to the Termination Fee in same day funds. For the avoidance of doubt, Buyer shall be entitled to no more than one Termination Fee. ASBB hereby waives any right to set-off or counterclaim against such amount.
(c)   The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if ASBB fails to pay promptly any fee payable by it pursuant to this Section 9.3, then ASBB shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.
9.4
Non-Survival of Representations and Covenants.

Except for Article 3 (Manner of Converting Shares), Sections 7.9 (Employee Benefits and Contracts), 7.10 (Section 16 Matters), 7.11 (Indemnification), 7.12 (Tax Covenants of Buyer), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.
Article 10
MISCELLANEOUS
10.1
Definitions.

(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“401(k) Plan” shall have the meaning as set forth in Section 7.9(g) of the Agreement.
“Acquisition Proposal” means any proposal (whether communicated to ASBB or publicly announced to ASBB’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from ASBB by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of ASBB, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of ASBB, or any merger, consolidation, business combination or similar transaction involving ASBB pursuant to which the shareholders of ASBB immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 25% or more of the consolidated Assets of ASBB and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of ASBB.
“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.
“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
“Agreement” shall have the meaning as set forth in the introduction of the Agreement.
“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.
“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.
“ASBB” shall have the meaning as set forth in the introduction of the Agreement.
“ASBB Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.
“ASBB Common Stock” means the common stock, par value $0.01 per share, of ASBB.
“ASBB Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.
“ASBB D&O Policy” shall have the meaning as set forth in Section 7.12(b) of the Agreement.
“ASBB Disclosure Memorandum” means the written information entitled “ASB Bancorp, Inc. Disclosure Memorandum” delivered with this Agreement to Buyer and attached hereto.
“ASBB Entities” means, collectively, ASBB and all ASBB Subsidiaries.
“ASBB ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.
“ASBB ESOP” shall have the meaning as set forth in Section 7.9(h) of the Agreement.
“ASBB Exchange Act Reports” shall have the meaning as set forth in Section 4.5(a) of the Agreement.
“ASBB Financial Advisor” means Keefe, Bruyette & Woods, Inc.
“ASBB Financial Statements” means (i) the consolidated balance sheets of ASBB as of December 31, 2016 and 2015, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2016, 2015, and 2014 as filed by ASBB in Exchange Act Documents, and (ii) the consolidated balance sheets of ASBB (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2016.
“ASBB Leased Real Properties” shall have the meaning as set forth in Section 4.10(f) of the Agreement.
“ASBB Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of ASBB and its Subsidiaries, taken as a whole, or (ii) the ability of ASBB to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “ASBB Material Adverse Effect” shall not be deemed to include the effects of  (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of ASBB (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the ASBB is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of ASBB. “ASBB Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the ASBB Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a ASBB Material Adverse Effect).
“ASBB Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“ASBB Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.
“ASBB Realty” shall have the meaning as set forth in Section 4.10(e) of the Agreement.
“ASBB Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.
“ASBB Restricted Stock” shall have the meaning as set forth in Section 3.5(b) of the Agreement.
“ASBB Recommendation” shall have the meaning as set forth in the Recitals of the Agreement.
“ASBB’s Shareholders’ Meeting” means the meeting of ASBB’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.
“ASBB Subsidiaries” means the Subsidiaries of ASBB.
“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
“Average Buyer Stock Price” means the average of the closing sale prices of Buyer Common Stock as reported on the Nasdaq Global Select Market during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date; provided, however, that in the event Buyer Common Stock does not trade on any one or more of the trading days during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Buyer Common Stock actually traded during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.
“Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.
“Bank Merger” shall have the meaning as set forth in Section 1.5 of the Agreement.
“Bank Merger Agreement” shall have the meaning as set forth in Section 1.5 of the Agreement.
“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.
“Buyer” shall have the meaning as set forth in the introduction of the Agreement.
“Buyer Awards” shall have the meaning as set forth in Section 3.1(c) of the Agreement.
“Buyer Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.
“Buyer Common Stock” means the common stock, no par value per share, of Buyer.
“Buyer Disclosure Memorandum” means the written information entitled “First Bancorp Disclosure Memorandum” delivered with this Agreement to ASBB and attached hereto.
“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.
“Buyer ERISA Plan” shall have the meaning as set forth in Section 5.11(a) of the Agreement.
“Buyer Exchange Act Reports” shall have the meaning as set forth in Section 5.5(a) of the Agreement.
“Buyer Financial Advisor” means RBC Capital Markets, LLC.
“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of December 31, 2016 and 2015, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 31, 2016, 2015, and 2014 as filed by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2016.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of  (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of ASBB in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the Buyer is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of Buyer. “Buyer Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the Buyer Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect).
“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 5.12 of the Agreement.
“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.
“Buyer’s Security Program” shall have the meaning as set forth in Section 7.6(e) of the Agreement.
“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.
“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.
“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.
“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.
“CERCLA” shall have the meaning as set forth under the definition of  “Environmental Laws” in this Section 10.1(a) of the Agreement.
“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.
“Change in Control Benefit” shall have the meaning set forth in Section 4.15(k) of the Agreement.
“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.
“Closing Date” means the date on which the Closing occurs.
“Code” shall have the meaning as set forth in the Recitals of the Agreement.
“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.
“Contract” means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party that is binding on any Person or its capital stock, Assets or business.

“Data Incident” means any actual or reasonably suspected unauthorized access to or acquisition, disclosure, use, or loss of IIPI disclosed to any Buyer Entity in connection with this Agreement (including hard copies) or breach or compromise of Buyer’s Security Program that presents a viable threat to any such IIPI or any ASBB Entity’s systems.
“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
“Determination Date” means the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date of the receipt of the Requisite ASBB Shareholder Approval.
“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.
“Election Deadline” shall have the meaning as set forth in Section 3.2(c) of the Agreement.
“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.
“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.
“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, bank owned life insurance, split dollar or similar arrangements, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.
“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) – (vii) of this subparagraph; and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a ASBB Entity would be treated as a single employer under Code Section 414(b), (c), (m), or (o).
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.
“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.
“Exchange Fund” shall have the meaning as set forth in Section 3.3(a) of the Agreement.
“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.
“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.
“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.
“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.
“Gross-Up Payment” shall have the meaning set forth in Section 4.15(k) of the Agreement.
“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.
“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“Holder Representative” shall have the meaning as set forth in Section 3.2(b) of the Agreement.
“Indemnified Party” shall have the meaning as set forth in Section 7.12(a) of the Agreement.
“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.13(b) of the Agreement.
“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, chief financial officer, chief credit officer, or any senior or executive vice president of such Person without any further investigation.
“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.
“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
“Merger” shall have the meaning as set forth in the Recitals of the Agreement.
“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.
“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.
“Mixed Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.
“NCBCA” shall have the meaning as set forth in Section 1.1 of this Agreement.
“Non-Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.
“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.
“Notice of Recommendation Change” shall have the meaning as set forth in Section 3.2(b) of the Agreement.
“Operating Properties” means all real property (including, without limitation, all buildings, fixtures, or other improvements located thereon) now, hereafter or heretofore owned, leased, operated, or used by ASBB or any of the ASBB Subsidiaries.
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.
“Participation Facilities” means any facility in which ASBB or any of the ASBB Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

“Party” means ASBB or Buyer, and “Parties” means both such Persons.
“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.
“PBGC” shall have the meaning as set forth in Section 4.15(b) of the Agreement.
“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Buyer or ASBB Material Adverse Effect, as the case may be.
“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.
“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.
“Qualified Group” shall have the meaning as set forth in Section 7.14(c) of the Agreement.
“RCRA” shall have the meaning as set forth under the definition of  “Environmental Laws” in this Section 10.1(a) of the Agreement.
“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.
“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, FINRA, the North Carolina Commissioner of Banks, the FDIC, the Department of Justice, and the Federal Reserve, and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.
“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.
“Requisite ASBB Shareholder Approval” shall have the meaning as set forth in Section 4.2(a) of the Agreement.
“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.
“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.
“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.
“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.
“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its Buyer (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, ASBB Entities and (ii) with respect to which the board of directors of ASBB (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (among other things, after consultation with the ASBB Financial Advisor (or such other financial advisor as ASBB may use)) to be more favorable to ASBB’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of ASBB, after consultation with the ASBB Financial Advisor (or such other financial advisor as ASBB may use), the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).
“Support Agreements” shall have the meaning as set forth in the Recitals of the Agreement.
“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.
“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.
“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.
“Tax Return” means any report, return, information return, or other information supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.
“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.
“WARN Act” shall have the meaning as set forth in Section 4.14(d) of the Agreement.
(b)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific governmental authority or agency shall include any successor statute or regulation or successor governmental authority or agency, as the case may be.
10.2
Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of ASBB, shall be paid at Closing and prior to the Effective Time.

10.3
Brokers and Finders.

Except for the ASBB Financial Advisor as to ASBB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by ASBB or by Buyer, each of ASBB and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. ASBB has provided a copy of ASBB Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the ASBB Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.
10.4
Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any Rights, remedies, obligations, or liabilities under or by reason of this Agreement other than as provided in Section 7.12.
10.5
Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of ASBB Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of ASBB Common Stock.
10.6
Waivers.

(a)   Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ASBB, to waive or extend the time for the compliance or fulfillment by ASBB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.
(b)   Prior to or at the Effective Time, ASBB, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ASBB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ASBB.
(c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
10.7
Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the Rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8
Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:
Buyer:	First Bancorp
300 SW Broad Street
Southern Pines, North Carolina 28387
Attn: Richard H. Moore, Chief Executive Officer
Email: rmoore@localfirstbank.com

Copy to Counsel:	Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
Suite 2000
Renaissance Plaza
230 North Elm Street
Greensboro, North Carolina 27401
Attn: Robert A. Singer, Esq.
Email: rsinger@brookspierce.com

ASBB:	ASB Bancorp, Inc.
11 Church Street
Asheville, North Carolina 28801
Attention: Suzanne S. DeFerie
Email: sdeferie@ashevillesavingsbank.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, 9th Floor
104 South Main Street
Greenville, South Carolina 29601
Attention: Neil E. Grayson, Esq.
Email: neil.grayson@nelsonmullins.com
10.9
Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of North Carolina.
10.10
Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
10.11
Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
10.12
Interpretations.

(a)   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

(b)   No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
10.13
Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
10.14
Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
[signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
FIRST BANCORP

By:	Michael G. Mayer President

ASB BANCORP, INC.

By:	Suzanne S. DeFerie Chief Executive Officer
[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A
FORM OF BANK MERGER AGREEMENT
AGREEMENT AND PLAN OF MERGER
(the Bank Merger Agreement)
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this 1st day of May, 2017, by and between First Bank, a North Carolina bank (“Buyer Bank”), and Asheville Savings Bank, S.S.B., a North Carolina savings bank (the “Bank”, and together with Buyer Bank, the “Constituent Banks”).
WITNESSETH:
WHEREAS, ASB Bancorp, Inc., a North Carolina corporation (“ASBB”), and First Bancorp, a North Carolina corporation (“Buyer”), entered into that certain Agreement and Plan of Merger and Reorganization dated as of the date hereof  (the “Merger Agreement”), which provides for the merger of ASBB with and into Buyer (the “Buyer Merger”);
WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that Bank merge with and into Buyer Bank, with Buyer Bank being the surviving bank; and
WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of Bank and Buyer Bank for their approval.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
1.   Merger.
Pursuant to and with the effects provided in the applicable provisions of Chapters 53C and 54C of the North Carolina General Statutes (the “North Carolina General Statutes”), Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into Buyer Bank (the “Bank Merger”). Buyer Bank shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “Buyer Bank.” At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.
2.   Actions to be Taken.
The acts and things required to be done by the North Carolina General Statutes in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said North Carolina General Statutes, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.
3.   Effective Time.
The Bank Merger shall be effective upon the approval of this Agreement by the shareholder of Merged Bank and the filing of the articles of merger in the manner provided in the North Carolina General Statutes (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the Buyer Merger.
4.   Articles of Incorporation and Bylaws of the Surviving Bank.
(a)   The articles of incorporation of Buyer Bank, as heretofore amended, as in effect at the Effective Time shall be the articles of incorporation of the Surviving Bank.

(b)   Until altered, amended or repealed, as therein provided, the bylaws of Buyer Bank as in effect at the Effective Time shall be the bylaws of the Surviving Bank.
5.   Directors and Officers.
The directors and officers of the Surviving Bank as of the Effective Time shall be the directors and officers of Buyer Bank immediately prior to the Effective Time, and shall hold office from the Effective Time, together with such additional persons as may thereafter be appointed, until their respective successors are duly elected or appointed and qualified.
6.   Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.
(a)   At the Effective Time, each share of the Merged Bank’s common stock, $0.01 par value per share (“Bank Stock”) outstanding at the Effective Time shall be cancelled.
(b)   At the Effective Time, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding.
7.   Termination of Separate Existence.
At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.
8.   Further Assignments.
If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.
9.   Condition Precedent to Consummation of the Merger.
This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the Buyer Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of Buyer, as sole shareholder of Buyer Bank, and ASBB, as sole shareholder of Bank.
10.   Termination.
This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of North Carolina with respect to the Bank Merger in accordance with the provisions of the North Carolina General Statutes, as applicable. This Agreement shall automatically be terminated upon any termination of the Merger Agreement.

11.   Counterparts; Title; Headings.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.
12.   Amendments; Additional Agreements.
At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may, by written instrument executed by the Constituent Banks, be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective board of directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the Parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby.
[signatures appear on next page]

IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalves and their respective bank seals to be affixed hereto as of the day and year first above written.
FIRST BANK
By:
Michael G. Mayer
Chief Executive Officer
ASHEVILLE SAVINGS BANK, S.S.B.
By:
Suzanne S. DeFerie
Chief Executive Officer
[Signature Page Bank Merger Agreement]

EXHIBIT B
FORM OF SUPPORT AGREEMENT
May 1, 2017
First Bancorp
300 SW Broad Street
Southern Pines, NC 28387
Ladies and Gentlemen:
The undersigned is a director and/or an officer of ASB Bancorp, Inc. (“ASBB”) and the beneficial holder of shares of common stock of ASB Bancorp, Inc. (the “ASBB Common Stock”).
First Bancorp (“Buyer”) and ASBB are considering the execution of an Agreement and Plan of Merger and Reorganization (the “Agreement”) contemplating the acquisition of ASBB through the merger of ASBB with and into Buyer (the “Merger”). The execution of the Agreement by Buyer is subject to the execution and delivery of this letter agreement.
In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of ASBB, and not in his or her capacity as a director or officer of ASBB, as follows:
1.   While this letter agreement is in effect, the undersigned shall not, directly or indirectly: (a) solicit, initiate, or encourage, induce or knowingly facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal (as defined in the Agreement); (b) participate in any discussions (except to notify a third party of the existence of restrictions provided in Section 7.3 of the Agreement) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined in the Agreement); or (c) propose or agree to do any of the foregoing.
2.   While this letter agreement is in effect, the undersigned shall vote all of the shares of ASBB Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all shares of ASBB Common Stock for which the undersigned has shared voting authority, in each case whether such shares are beneficially owned or owned by the undersigned as the record holder (and shall include shares held in plans for the benefit of the undersigned as to which he or she may direct the voting of such shares), but excluding shares of ASBB Common Stock as to which the undersigned has a fiduciary relationship, and whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at ASBB’s Shareholders’ Meeting (as defined in the Agreement); and (b) against any Acquisition Proposal (as defined in the Agreement).
3.   While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of  (other than in connection with the payment of the exercise price of outstanding options to purchase shares of ASBB Common Stock) or encumber (other than in connection with an ordinary bank loan) prior to the record date of ASBB’s Shareholders’ Meeting (as defined in the Agreement) any or all of his or her shares of ASBB Common Stock, or (b) deposit any shares of ASBB Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of ASBB Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.
4.   The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.
5.   The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of ASBB and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of ASBB.

6.   This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of  (a) the Effective Time of the Merger, (b) an Adverse Recommendation Change (as defined in the Merger Agreement), or (c) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this letter agreement shall terminate.
7.   As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of ASBB Common Stock set forth below.
[signatures appear on next page]

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.
Very truly yours,

Print Name

Number of shares beneficially owned with sole voting authority:
Number of shares beneficially owned with shared voting authority:
Accepted and agreed to as of
the date first above written:
FIRST BANCORP

By: Michael G. Mayer
Its: President
[Signature Page to Support Agreement]

Appendix B
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is executed as of the 1st day of May, 2017 by and among First Bancorp, a North Carolina corporation (“Bancorp”), First Bank, a North Carolina commercial bank (the “Bank”) (Bancorp and the Bank are collectively referred to as the “Employer”), and Suzanne S. DeFerie (“Executive”), to be effective as of the Effective Date (as defined below).
BACKGROUND
WHEREAS, ASB Bancorp, Inc. (“ASBB”) and Bancorp have entered into an Agreement and Plan of Merger and Reorganization, dated May 1, 2017 (the “Merger Agreement”) pursuant to which ASBB will merge with an into Bancorp (the “Merger”); and
WHEREAS, Asheville Savings Bank, S.S.B. (“ASB Bank”) have entered into an Agreement and Plan of Merger, dated May 1, 2017, pursuant to which ASB Bank will merge with and into the Bank (the “Bank Merger”) immediately following the effectiveness of the Merger; and
WHEREAS, Executive shall be appointed to the Boards of Directors of Bancorp and the Bank immediately following the effectiveness of the Merger and the Bank Merger; and
WHEREAS, the expertise and experience of Executive and Executive’s relationships and reputation in the financial institutions industry are extremely valuable to the Employer; and
WHEREAS, it is in the best interests of the Employer to maintain an experienced and sound executive management team to manage the Employer and to further the Employer’s overall strategies to protect and enhance the value of its shareholders’ investments; and
WHEREAS, the Employer and Executive desire to establish the scope, terms and conditions of Executive’s employment by the Employer.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.   Effective Date.   The effective time and date of this Agreement shall be deemed to be the time and date of the effectiveness of the Bank Merger (the “Effective Date”). In the event that the Merger Agreement shall be terminated for any reason by either party thereto, this Agreement shall be deemed voided and of no further force or effect.
2.   Definitions.   The following defined terms are defined in the referenced Sections of this Agreement.
Term	Section
Accrued Obligations	Section 8(a)(i)(A)
ADA Act	Section 7(a)
Base Salary	Section 6(a)
Bancorp Board	Section 7(b)
Bank Board	Section 6(a)
Bank Group	Section 12(a)
Benefit Plans	Section 6(c)
Business	Section 12(a)
Cause	Section 7(b)
COBRA	Section 8(a)(ii)
COBRA Reimbursement	Section 8(a)(ii)
Code	Section 4

Term	Section
Comparable Executives	Section 6(b)
Confidential Information	Section 14
Commissioner	Section 13(d)
Covered Person	Section 11(b)
Date of Termination	Section 7(f)
Disability	Section 7(a)
Disability Effective Date	Section 7(a)
Effective Date	Section 1
Employer	Preamble
Employment Period	Section 4
Executive	Preamble
Extension Date	Section 4
FDIC	Section 13(d)
Good Reason	Section 7(c)
ISOs	Section 8(b)
Notice of Termination	Section 7(e)
NSOs	Section 8(b)
Other Benefits	Section 8(b)
Prorated Bonus	Section 8(a)(i)
Remaining Employment Period	Section 8(a)(i)(B)
Restricted Period	Section 11(a)
Rules	Section 11(e)
Section 409A	Section 4
Terminate	Section 4
Termination without Cause	Section 7(d)
Territory	Section 11(a)
Trade Secrets	Section 14(a)
Voluntary Termination	Section 7(d)
Welfare Benefit Plans	Section 6(d)
3.   Employment.   Executive is employed as the Regional President — Asheville Region of the Bank. Executive’s responsibilities, duties, prerogatives and authority in such executive office, and the clerical, administrative and other support staff and office facilities provided to him, shall be those customary for persons holding such executive office of institutions that are a part of the financial institutions industry.
4.   Employment Period.   Unless earlier Terminated in accordance with section 7 hereof, Executive’s employment shall be for the period beginning as of the Effective Date and ending upon the second anniversary of the Effective Date; provided, however, that unless the Employer or Executive gives written notice of non-renewal to the other as provided in Section 16(i) at least 60 days prior to the next occurring anniversary of the Effective Date (an “Extension Date”), the term of Executive’s employment pursuant to this Agreement shall be extended for one (1) year upon each Extension Date (the “Employment Period”). For purposes of this Agreement, “Terminate” (and variations and derivatives thereof) shall mean, when used in connection with a cessation of employment, that Executive has incurred a separation from service as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and guidance and regulations issued thereunder (“Section 409A”).

5.   Extent of Service.   During the Employment Period, and excluding any periods of vacation, sick or other leave to which Executive is entitled under this Agreement, Executive agrees to devote reasonable attention and time to the business and affairs of Employer commensurate with her offices and to use Executive’s reasonable best efforts to perform faithfully and efficiently Executive’s responsibilities and duties under this Agreement. Nothing in this Agreement is intended or should be construed as prohibiting Executive from engaging in charitable, trade association, professional licensing or civic activities, or from managing Executive’s personal investments or affairs.
6.   Compensation and Benefits.
(a)   Base Salary.   During the Employment Period, the Employer will pay to Executive a base salary for services rendered at the rate of at least $300,000 per year (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Bank’s payroll practices from time to time. In accordance with the policies and procedures of the Board of Directors of the Bank (the “Bank Board”), the Employer shall review Executive’s total compensation at least annually and in its sole discretion may adjust Executive’s total compensation from year to year, but during the Employment Period the Employer may not decrease Executive’s Base Salary below $300,000; provided further, however, that periodic increases in Base Salary, once granted, shall not be subject to revocation or reduction. The annual review of Executive’s total compensation will consider, among other things, changes in the cost of living, Executive’s own performance in the discharge of her duties and responsibilities, and Bancorp’s consolidated performance.
(b)   Incentive Plans.   During the Employment Period, Executive shall be entitled (i) to participate in all of executive management annual incentive compensation plans of the Employer, and any successor or substitute plans; (ii) to participate in long-term incentive compensation plans of the Employer, and any successor or substitute plans; and, (iii) to participate in all stock option, stock grant, stock unit, performance unit and similar plans of the Employer, and any successor or substitute plans, in each of the foregoing cases in at least as favorable a basis as any participant who is a member of the executive management of the Employer and who has a comparable scope and level of authority, duties and responsibilities (“Comparable Executives”).
(c)   Savings and Retirement Plans.   During the Employment Period, Executive shall be entitled to participate in all savings, pension and retirement plans (including supplemental retirement plans), practices, policies and programs applicable generally to senior executive employees of the Employer (the “Benefit Plans”), and on at least as favorable a basis as Comparable Executives.
(d)   Welfare Benefit Plans.   During the Employment Period, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Employer (including, without limitation, medical, hospitalization, prescription, dental, disability, employee life, group life, accidental death and dismemberment, and travel accident insurance plans and programs) (the “Welfare Benefit Plans”) to the extent applicable generally to senior executive employees of the Employer.
(e)   Expenses.   During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Employer to the extent applicable generally to Comparable Executives. The expenses eligible for reimbursement under this Section 6(e) in any year shall not affect any expenses eligible for reimbursement or in-kind benefits in any other year. Executive’s rights under this Section 6(e) are not subject to liquidation or exchange for any other benefit.
(f)   Fringe and Similar Benefits.   During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Employer in effect for its senior executive employees and on at least as favorable a basis as Comparable Executives to the extent consistent with applicable law and the terms of such plans, practices, programs and policies.
(g)   Vacation, Sick and Other Leave.   During the Employment Period, Executive shall be entitled annually to a minimum of 30 business days of paid vacation, sick and other similar leave and shall be entitled to the number of business days of paid disability specified in the employment policies of the Employer.

7.   Termination of Employment.
(a)   Death or Disability.   Executive’s employment with the Employer shall Terminate automatically upon Executive’s death during the Employment Period. If the Employer determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Sections 7(e) and 16(i) of this Agreement of its intention to Terminate Executive’s employment. In such event, Executive’s employment with the Employer shall Terminate effective on the 60th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential functions of Executive’s employment due to illness, injury or mental or physical impairment, which inability cannot be remedied by any reasonable accommodation the Employer may be required to provide Executive under the Americans With Disabilities Act, 42 U.S.C. 1210 et seq. (the “ADA Act”) for a period of 90 consecutive business days or a total of 180 non-consecutive business days in a single 12 month period, subject to (i) the Employer’s obligations, and Executive’s rights, under (A) the ADA Act, and (B) the Family and Medical Leave Act, 29 U. S.C. Sec.Sec. 2601 et seq. (and the regulations promulgated under the foregoing Acts), and (ii) the exclusion from such business day calculation of any business days constituting vacation, sick or leave days under Section 6(g) and any other business days which an employee is permitted to be absent under the disability, sick or other leave policies of the Employer.
(b)   Cause.   The Employer may Terminate Executive’s employment with the Employer for Cause. For purposes of this Agreement, “Cause” shall mean:
(i)   the willful and continued failure of Executive to perform substantially Executive’s duties with the Employer, other than any such failure resulting from Disability, after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer of the Bank which specifically identifies the manner in which the Chief Executive Officer of the Bank believes that Executive has not substantially performed Executive’s duties;
(ii)   the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer;
(iii)   continued insubordination with respect to directives of the Chief Executive Officer of the Bank after receipt of a written warning from the President of the Bank with respect thereto; or
(iv)   a willful act by Executive which constitutes a material breach of Executive’s fiduciary duty to the Employer.
For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to resolutions duly adopted by the Bank Board or the Board of Directors of Bancorp (“Bancorp Board”), or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Employer and to not constitute insubordination.
(c)   Good Reason.   Executive may Terminate Executive’s employment with the Employer for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in Executive’s authority, duties, or responsibilities; (ii) a material change in the geographic location at which Executive must perform the services to be performed by Executive pursuant to this Agreement; and (iii) any other action or inaction that constitutes a material breach by the Employer of this Agreement; provided, however, that Executive must provide notice to the Employer of the condition Executive contends is Good Reason within 30 days of the initial existence of the condition, and the Employer must have a period of at least 30 days to remedy the condition. If the condition is not remedied, Executive must provide a Notice of Termination as set forth in Sections 7(e) and 16(i) within 30 days of the end of the Employer’s remedy period. Notwithstanding anything in this Section 7(c) to the contrary, no event shall constitute Good Reason unless such event would qualify as Good Reason under Section 409A.

(d)   Without Cause; Retirement or Resignation.   The Employer may Terminate Executive’s employment without cause (“Termination Without Cause”). Executive may voluntarily retire or resign upon giving notice as provided in Sections 7(e) and 16(i) and thereby Terminate Executive’s employment with the Employer (the “Voluntary Termination”).
(e)   Notice of Termination.   Any Termination (other than for death) shall be communicated by a Notice of Termination given in accordance with Section 16(i) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice except as otherwise provided in Section 7(a)). The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause, or Good Reason shall not waive any right of Executive or the Employer hereunder or preclude Executive or the Employer from asserting such fact or circumstance in enforcing Executive’s or the Employer’s rights hereunder.
(f)   Date of Termination.   “Date of Termination” means (i) if Executive’s employment is Terminated by the Employer for Cause or Without Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive’s employment is Terminated by Executive for Good Reason or by reason of a Voluntary Termination, the date of receipt of the Notice of Termination, and (iii) if Executive’s employment is Terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.
8.   Obligations of the Employer Upon Termination.
(a)   Termination Without Cause or for Good Reason.   If, during the Employment Period, the Employer shall Terminate Executive’s employment Without Cause or the Executive shall Terminate Executive’s employment for Good Reason, then in consideration of Executive’s services rendered prior to such Termination;
(i)   the Employer shall pay to Executive a lump sum in cash on the 30th day after the Date of Termination equal to the aggregate of the following amounts:
A.   the sum of  (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, and (2) any accrued vacation, sick and other leave pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and
B.   the amount equal to the product of  (1) the number of days that would have remained in the Employment Period from and after the Date of Termination had the Termination not occurred (the “Remaining Employment Period”), and (2) Executive’s Base Salary divided by 365; and
C.   the product of  (1) the aggregate cash bonuses paid or payable to Executive for the last completed fiscal year, whether paid to Executive under Section 6 above or otherwise paid to Executive, and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Prorated Bonus”).
(ii)   if Executive is eligible for and timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. Sec.Sec. 1161 et seq. (“COBRA”), the Employer shall reimburse the Executive monthly for the monthly COBRA premium paid by Executive for herself and her dependents for a period of 18 months after the Termination Date (the “COBRA Reimbursement”). If the terms of the applicable plan documents do not allow the Employer to continue to provide COBRA coverage to Executive and her dependents beyond the expiration of the statutorily-proscribed COBRA period, the Employer shall make monthly cash payments to Executive in an amount equal to the monthly COBRA premium for coverage for Executive and her dependents for the duration of the 18 month period; provided, however, that the Employer’s obligations under this item (ii) shall terminate on the date on which Executive enrolls in a group health plan offered by another employer that provides substantially similar coverage; and
(iii)   for a period of 18 months after the Termination Date, the Employer shall pay to Executive monthly an amount equal to the premiums necessary to provide benefits (other than medical and dental benefits covered by the COBRA Reimbursement in Section 8(a)(ii)) to Executive and/or Executive’s family at least equal to those which would have been provided to them in accordance with the Welfare Benefit Plans if Executive’s employment had not been Terminated; provided, however, that if Executive becomes employed with another employer and is eligible to receive substantially the same benefits under the welfare benefit plans of the successor employer as those Executive is receiving payment for under this item (iii), the Employer’s obligation to provide the payments under this item (iii) shall terminate on the date Executive enrolls in such welfare benefit plans providing substantially similar coverage. For purposes of determining eligibility and years-of-service credit (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to the Welfare Benefit Plans, to the extent permitted by the terms of the Welfare Benefit Plans, Executive shall be considered to have remained employed throughout the Remaining Employment Period and to have retired on the last day of such period; and
(iv)   to the extent not theretofore paid or provided, the Employer shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided herein or which Executive is eligible to receive under any Welfare Benefit Plan.
(b)   Death.   If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, except that: (i) Accrued Obligations and the Prorated Bonus shall timely be paid as provided below; (ii) Other Benefits shall be timely paid or provided as provided below; (iii) notwithstanding the terms of any equity or deferred compensation plan or award agreement, all stock options that are “incentive stock options” (“ISOs”), as described in Section 422 of the Code, previously granted to Executive that vested at or prior to the Date of Termination shall remain exercisable in accordance with the terms of the applicable plan and award agreements; (iv) notwithstanding the terms of any equity or deferred compensation plan or award agreement, all nonqualified stock options (“NSOs”) shall remain exercisable in accordance with the terms of the applicable plan and award agreement; (v) notwithstanding the terms of any equity or deferred compensation plan or award agreement, all options previously granted to Executive and scheduled to vest in the year of death shall immediately vest and be exercisable for the exercise period set forth in the applicable plan and award agreements; and (vi) Executive’s rights to all benefits under all Benefit Plans that are “non-qualified” plans shall be 100% vested, regardless of Executive’s age or years of service, at the time of Executive’s death. Accrued Obligations and the Prorated Bonus shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash on the 30th day after the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 8(b) shall mean, and Executive’s estate and/or beneficiaries shall be entitled to receive, all benefits under the Employer’s Welfare Benefit Plans relating to death benefits. Without limiting the foregoing, for one (1) year after Executive’s death, the Employer shall pay any premium required for any “qualified beneficiary” to continue his or her health care coverage in accordance with COBRA.
(c)   Disability.   If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, except that: (i) Accrued Obligations and Prorated Bonus shall be timely paid as provided below; (ii) Other Benefits shall be timely paid or provided as described below; (iii) notwithstanding the terms of any applicable equity or deferred compensation plan or agreement, all options that are ISOs and that vested at or prior to the Date of Termination shall remain exercisable in accordance with the terms of the applicable plan and award agreement; (iv) notwithstanding the terms of any applicable equity or deferred compensation plan or agreement, all options previously granted and scheduled to vest in the year in which the Date of Termination occurs shall immediately vest and be exercisable (A) in the case of ISOs, for 12 months from the Date of Termination, and (B) in the case of NSOs, for the remaining portion of the exercise period set forth in the applicable plan and award agreement; and (v) all other options that vested at or prior to the Date of Termination shall remain exercisable for the period of exercise in effect immediately prior to the Date of Termination. Accrued Obligations and the Prorated Bonus shall be paid to Executive in a lump sum in cash on the 30th day after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 8(c) shall include, without limitation, and Executive shall be entitled after the Date of Termination to receive, (1) all disability benefits under all Welfare Benefit Plans relating to disability, (2) the COBRA Reimbursement provided for in Section 8(a)(ii), and (3) for the remainder of the Remaining Employment Period, the payments provided in Section 8(a)(iii) hereof.
(d)   Cause; Voluntary Termination.   If Executive’s employment shall be Terminated for Cause or Executive shall effect a Voluntary Termination, in either case during the Employment Period, this Agreement shall terminate without further obligations to Executive, except that (i) the Accrued Obligations shall be paid in a lump sum in cash on the 30th day after the Date of Termination, and (ii) Other Benefits shall be paid or provided in a timely manner, in each case to the extent theretofore unpaid; provided, however, that, unless otherwise prohibited by applicable rules of such Welfare Benefit Plans, Executive’s right to continue to participate in Welfare Benefit Plans shall terminate on the 30th day following the Date of Termination, subject to Executive’s rights under COBRA.
9.   Non-Exclusivity of Rights.   Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy, or practice provided by the Employer and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Employer. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer at or subsequent to a Date of Termination shall be payable in accordance with such plan, policy, practice or program or such contract or agreement except as explicitly modified by this Agreement.
10.   Full Settlement.   The Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement; provided, however, that Executive’s right to receive any payment under Section 8(a)(ii) and (iii) and to receive benefits under Welfare Benefit Plans to the extent that Executive obtains other employment shall be limited as provided in Sections 8(a)(ii) and (iii). The Employer agrees to recognize as an indebtedness to Executive and shall pay as incurred all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Employer, Executive or others of the validity of enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof  (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the “applicable federal rate” provided for in Section 7872(f)(2)(A) of the Code. The expenses eligible for payment under this Section 11 in any year shall not affect any expenses eligible for reimbursement or in-kind benefits in any other year.
11.   Covenants.
(a)   Covenant Not to Compete.   During the Restricted Period, Executive shall not, within the geographic areas composed of the circles surrounding the Bank’s then existing banking offices, with each circle having the applicable banking office as its center point and a radius of 25 miles (the “Territory”), directly or indirectly, as a sole proprietor, owner, shareholder, officer, director, member, manager, partner, joint venturer, franchiser, franchisee, employee, agent, independent contractor or trustee, render services, or engage or have a financial interest in, any business that shall be competitive with any of those business activities in which Bancorp or any of Bancorp’s subsidiaries or affiliates (the “Bank Group”) is engaged as of the date of this Agreement, which business activities include, but are not limited to, the provision of banking services (collectively, the “Business”); provided, however, that Executive’s ownership of less than five percent (5%) of the outstanding securities of any entity engaged in the Business that has a class of securities listed or quoted on a securities exchange shall not be a violation of the foregoing. For purposes of this Agreement, “Restricted Period” shall mean one (1) year from the Date of Termination.
(b)   Covenant Not to Solicit Customers.   During the Restricted Period, within the Territory Executive shall not, directly or indirectly, individually or on behalf of any other natural person, corporation, partnership, limited liability company, trust, association, business association, joint venture, mutual organization or similar entity (a “Covered Person”) (other than a member of the Bank Group), offer to provide banking services to any Covered Person who is or was (i) a customer of any member of the Bank Group during any part of the 12 month period immediately prior to the Date of Termination, or (ii) a potential customer to whom any member of the Bank Group offered to provide banking services during any part of the 12 month period immediately prior to the Date of Termination other than through general public advertising or marketing activities.
(c)   Covenant Not to Solicit Employees.   During the Restricted Period, within the Territory Executive shall not, directly or indirectly, individually or on behalf of any Covered Person, solicit, recruit or entice, directly or indirectly, any employee of any member of the Bank Group to leave the employment of such member to work with Executive or with any Covered Person with whom Executive is or becomes affiliated or associated.
(d)   Reasonableness of Scope and Duration.   The parties hereto agree that the covenants and agreements contained in this Section 11 are reasonable in their time, territory and scope, and they intend that they be enforced, and no party shall raise any issue of the reasonableness of the time, territory or scope of any such covenants in any proceeding to enforce any such covenants.
(e)   Enforceability.   Executive agrees that monetary damages would not be a sufficient remedy for any breach or threatened breach of the provisions of this Section 11, and that in addition to all other rights and remedies available to the Employer, it shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Any determination of whether Executive has violated such covenants shall be made by arbitration in Raleigh, North Carolina under the Rules of Commercial Arbitration (the “Rules”) of the American Arbitration Association, which Rules are deemed to be incorporated by reference herein.
(f)   Separate Covenants and Severability.   The covenants and agreements contained in this Section 11 shall be construed as separate and independent covenants. Should any part or provision of any such covenant or agreement be held invalid, void or unenforceable in any court of competent jurisdiction, no other part or provision of this Agreement shall be rendered invalid, void or unenforceable by a court of competent jurisdiction, no other part or provision of this Agreement shall be rendered invalid, void or unenforceable as a result. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction unless modified, it is the intent of the parties that the otherwise invalid or unreasonable term shall be reformed, or a new enforceable term provided, so as to most closely effectuate the provisions as is validly possible.
(g)   Inapplicability.   The provisions of Section 11(a) and (b) shall not be operative upon, or be in any way enforceable against Executive at or after a Termination by Executive for Good Reason.
12.   Assignment and Successors.
(a)   Executive.   This Agreement is personal to Executive and without the prior written consent of the Employer shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)   The Employer.   This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. Bancorp and the Bank will each require any successor to it (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) to all or substantially all of its business or more than 50% of its assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent it would be required to perform it if no such succession had taken place.

13.   Regulatory Intervention.   Notwithstanding anything in this Agreement to the contrary, the obligations of the Employer under this Agreement are subject to the following terms and conditions:
(a)   If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (1) of the Federal Deposit Insurance Act (12 U.S.C. Sec. 1818 (e)(3) and (g)(1)), the Employer’s obligations hereunder, as applicable, shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, all of the Employer’s obligations which were suspended shall be reinstated.
(b)   If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Sec. 1 818 (e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
(c)   If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S. C. Sec. 1813 (X)(1)), all obligations of the Employer under this Agreement shall terminate as of the date of default, but any vested rights of Executive shall not be affected.
(d)   All obligations of the Employer under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, if so ordered by the North Carolina Commissioner of Banks (the “Commissioner”) at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13 (c) of the Federal Deposit Insurance Act (12 U.S.C.Sec. 1823 (c)), or if so ordered by the Commissioner at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Commissioner to be in an unsafe or unsound condition. Any rights of Executive that shall have vested under this Agreement shall not be affected by such action.
(e)   With regard to the provisions of this Section 13a) through (d):
(i)   Each of Bancorp and the Bank agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;
(ii)   In the event the notice of charges is dismissed or otherwise resolved in manner that will permit the Employer to resume its obligations to pay compensation hereunder, the Employer will promptly make such payment hereunder; and
(iii)   During any period of suspension under Section 13(a), the vested rights of Executive shall not be affected except to the extent precluded by such notice.
(f)   The Employer’s obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the primary federal regulator of the Bank promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. Sec. 1828(k)) limiting or prohibiting any “golden parachute payment” as defined therein, but only to the extent that the compensation or payments to be provided by the Employer under this Agreement are so prohibited or limited.
14.   Trade Secrets and Confidential Information.   Executive acknowledges that: (i) by virtue of Executive’s senior management and key leadership position with the Employer, Executive has had and will continue to have access to Trade Secrets (as defined below) and Confidential Information (as defined below); (ii) the Employer has business operations in multiple states and is engaged in the Business; and (iii) the provisions set forth in this Section 14 are reasonably necessary to protect the Employer’s legitimate business interests, do not interfere with public policy or public interest, and are described with sufficient accuracy and definiteness to enable Executive to understand the scope of the restrictions imposed upon Executive.
(a)   Trade Secrets and Confidential Information.   Executive acknowledges that: (A) the Employer has and will disclose to Executive certain Trade Secrets and Confidential Information; (B) such Trade Secrets and Confidential Information are the sole and exclusive property of the Employer (or a third party providing such information to the Employer) and the Employer or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right; and (C) the disclosure of such Trade Secrets and Confidential Information to Executive does not confer upon Executive any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.
(i)   Executive may use the Trade Secrets and Confidential Information only in accordance with applicable policies and procedures of the Employer and solely for the Employer’s benefit while Executive is employed or otherwise retained by Employer. Except as authorized in the performance of services for the Employer, Executive will hold in confidence and not directly or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, or transfer any such Trade Secrets or Confidential Information or any portion thereof. Upon the Employer’s request, Executive shall return all Trade Secrets and Confidential Information and all related materials.
(ii)   If Executive is required to disclose any such Trade Secrets or Confidential Information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against claims, Executive shall: (i) notify the Employer promptly before any such disclosure is made; (ii) at the Employer’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Employer to participate with counsel of its choice in any proceeding relating to any such court order, other government process or claims.
(iii)   Executive’s obligations with regard to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.
(iv)   Executive’s obligations with regard to Confidential Information shall remain in effect while Executive is employed or otherwise retained by the Employer and for ten (10) years thereafter.
(v)   As used in this Agreement, “Trade Secrets” means information of the Employer or the Employer’s suppliers, customers or prospective customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers, which: (1) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development by persons or entities who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(vi)   As used in this Agreement, “Confidential Information” means information other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, marketing campaigns, and information regarding employees; provided, however, Confidential Information shall not include information which is in the public domain or becomes public knowledge through no fault of Executive.
(b)   Employer Property.   Upon the termination of Executive’s employment, Executive shall: (i) deliver to the Employer all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in Executive’s possession, custody or control; (ii) deliver to the Employer all property of the Employer (including, but not limited to, keys, credit cards, customer files, contracts, proposals, work in process, manuals, forms, computer-stored work in process and other computer data, research materials, other items of business information concerning any customer, or business or business methods of the Employer, including all copies thereof) which is in Executive’s possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Employer in winding up Executive’s work and transferring that work to other individuals designated by the Employer.

(c)   Remedies.   Executive acknowledges that Executive’s failure to abide by the Employer provisions of this Section 14 would cause irreparable harm to the Employer for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Employer may be entitled by virtue of Executive’s failure to abide by these provisions; the Employer may seek legal and equitable relief, including, but not limited to, preliminary and permanent injunctive relief, for Executive’s actual or threatened failure to abide by these provisions without the necessity of posting any bond, and Executive will indemnify the Employer for all expenses including attorneys’ fees in seeking to enforce these provisions.
(d)   Other Agreements.   Nothing in this Agreement shall terminate, revoke or diminish Executive’s obligations or the Employer’s rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition and intellectual property which Executive has executed in the past, or may execute in the future or contemporaneously with this Agreement.
15.   Certain Payments Delayed for a Specified Employee.   If Executive is a “specified employee” as defined in Section 409A, then any payment(s) under this Agreement on account of a “separation from service” as defined in Section 409A shall be made and/or shall begin on the first day of the seventh (7th) month following the date of Executive’s Termination to the extent such payments are not exempt from Section 409A, and the six (6) month delay in payment is required by Section 409A.
16.   Miscellaneous.
(a)   No Mitigation.   Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Sections 8(a)(ii), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.
(b)   Waiver.   Failure of either party to insist, in one or more instances, on performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
(c)   Severability.   If any provision or covenant, of any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
(d)   Other Agents.   Nothing in this Agreement is to be interpreted as limiting the Employer from employing other personnel on such terms and conditions as may be satisfactory to it.
(e)   Entire Agreement.   Except as provided herein, this Agreement contains the entire agreement between the Employer and Executive, with respect to the subject matter hereof and supersedes and invalidates any previous employment and severance agreements or contracts with Executive. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect.
(f)   Compliance with Section 409A.   All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. Accordingly, in interpreting, construing or applying any provisions of the Agreement, the same shall be construed in such manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to meet the requirements of Section 409A. Any payments made under Section 8 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation Sec. 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Section 8 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation Sec. 1.409A-1(b)(9). Each payment made under Section 8 shall be treated as a “separate payment”, as defined in Treasury Regulation Sec. 1.409A-2(b)(2), for purposes of Code Section 409A. Executive acknowledges that the Employer has not made any representation or warranty regarding the treatment of this Agreement or the benefits payable under this Agreement under federal, state or local income tax laws, including but not limited to Section 409A.
(g)   Recoupment of Excessive or Improper Compensation.   Notwithstanding any other provision of this Agreement to the contrary, Executive agrees that any compensation or benefits provided to Executive under this Agreement that are subject to recovery or recoupment pursuant to (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) and any rule or regulation promulgated thereunder, (ii) 12 C.F.R. Part 30 or any regulation promulgated thereunder by the Bank’s primary federal regulator, (iii) any other law or regulation, or (iv) any internal policy of Bancorp and/or the Bank adopted or ratified by the Bancorp Board and/or the Bank Board, as applicable, shall be recouped by the Employer as necessary to satisfy such law, regulation, rule or policy. Executive agrees to return or repay any such compensation or benefit, and authorizes the Employer to deduct such compensation or the cost of such benefit from any other payments due to Executive if Executive fails to make such return or repayment.
(h)   Governing Law.   Except to the extent preempted by federal law, the laws of the State of North Carolina shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
(i)   Notices.   All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven (7) days after mailing if mailed, first class, certified mail, postage prepaid:
To the Employer:
First Bancorp
300 SW Broad Street
Southern Pines, North Carolina 28387
Attention: President
To Executive:
Suzanne S. DeFerie
P.O. Box 15388
Asheville, North Carolina 28813
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(j)   Amendments and Modifications.   This Agreement may be amended or modified only by a writing signed by all parties hereto, which makes specific reference to this Agreement; provided, however, that no amendment or modification to this Agreement shall be adopted unless it complies with Section 409A to the extent Section 409A applies to this Agreement and/or to the amendment or modification.
Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as May 1, 2017.
FIRST BANCORP
By:
Michael G. Mayer, President
FIRST BANK
By:
Michael G. Mayer, Chief Executive Officer
EXECUTIVE:
Suzanne S. DeFerie

Appendix C
April 30, 2017
The Board of Directors
ASB Bancorp, Inc.
11 Church Street
Asheville, NC 28801
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of ASB Bancorp, Inc. (“ASB”) of the Merger Consideration (as defined below) to be received by such shareholders, in the proposed merger (the “Merger”) of ASB with and into First Bancorp (“First Bancorp”), pursuant to the Agreement and Plan of Merger and Reorganization (the “Agreement”) to be entered into by and between ASB and First Bancorp. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of First Bancorp or ASB, each share of common stock, par value $0.01 per share, of ASB (“ASB Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than Extinguished Shares (as defined in the Agreement)) shall be converted into the right to receive, at the election of the holder thereof  (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), one of the following: (i) $41.90 in cash (the “Cash Consideration”), less any applicable withholding taxes, (ii) 1.44 shares of common stock, no par value, of First Bancorp (“First Bancorp Common Stock,” and such number of shares of First Bancorp Common Stock issuable per share of ASB Common Stock, the “Stock Consideration”) or (iii) a combination of the Cash Consideration and the Stock Consideration; provided that the Agreement provides that, in the aggregate, 90% of the total number of shares of ASB Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the Stock Consideration and 10% of such shares will be converted into the Cash Consideration, subject to adjustment as further described in the Agreement (as to which we express no opinion). The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, following the Merger and pursuant to a separate bank agreement of merger, Asheville Savings Bank, S.S.B., a wholly-owned subsidiary of ASB (“Asheville Bank”), will merge with and into First Bank, a wholly-owned subsidiary of First Bancorp (“First Bank”), with First Bank as the surviving entity (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to ASB and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and in the case of ASB further to an existing sales and trading relationship with a KBW affiliate), may from time to time purchase securities from, and sell securities to, ASB and First Bancorp. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of ASB or First Bancorp for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of ASB (the “Board”) in rendering this opinion and will receive a fee
Keefe, Bruyette & Woods, a Stifel Company   •   787 Seventh Avenue, 5th Floor, New York, NY 10019
(212) 887-7777   •   www.kbw.com

The Board of Directors — ASB Bancorp, Inc.
April 30, 2017

from ASB for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, ASB has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to ASB. In the past two years, KBW has provided investment banking and financial advisory services to First Bancorp and received compensation for such services. KBW acted as financial advisor to First Bancorp in connection with its acquisition of Carolina Bank Holdings, Inc. that was completed in March 2017. We may in the future provide investment banking and financial advisory services to ASB or First Bancorp and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ASB and First Bancorp and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated April 25, 2017 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of ASB; (iii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of First Bancorp; (iv) certain unaudited quarterly financial results for the quarter ended March 31, 2017 of ASB (contained in the Current Report on Form 8-K filed by ASB with the Securities and Exchange Commission on April 28, 2017); (v) certain unaudited quarterly financial results for the quarter ended March 31, 2017 of FBNC (contained in the Current Report on Form 8-K filed by FBNC with the Securities and Exchange Commission on April 27, 2017); (vi) certain regulatory filings of ASB, ASB Bank, First Bancorp and First Bank, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three-year period ended December 31, 2016; (vii) certain other interim reports and other communications of ASB and First Bancorp to their respective shareholders; and (viii) other financial information concerning the businesses and operations of ASB and First Bancorp that was furnished to us by ASB and First Bancorp or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of ASB and First Bancorp; (ii) the assets and liabilities of ASB and First Bancorp; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for ASB and First Bancorp with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of ASB that were prepared by, and provided to us and discussed with us by, ASB management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of First Bancorp for 2017 and 2018, as well as assumed long-term First Bancorp growth rates provided to us by First Bancorp management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of ASB management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on First Bancorp (including, without limitation, the cost savings and related expenses expected to result from or be derived from the Merger) that were prepared by, and provided to and discussed with us by, the management of First Bancorp, and used and relied upon by us based on such discussions, at the direction of ASB management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of ASB and First Bancorp regarding the past and current business operations, regulatory relations, financial condition and future
Keefe, Bruyette & Woods, a Stifel Company   •   787 Seventh Avenue, 5th Floor, New York, NY 10019
(212) 887-7777   •   www.kbw.com

The Board of Directors — ASB Bancorp, Inc.
April 30, 2017

prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by ASB, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with ASB.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of ASB as to the reasonableness and achievability of the financial and operating forecasts and projections of ASB referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of ASB, upon First Bancorp management as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Bancorp, the assumed First Bancorp long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on First Bancorp, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), and we have assumed that all such information was reasonably prepared and represents, or in the case of the First Bancorp “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of First Bancorp management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of ASB and First Bancorp that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Bancorp, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of ASB and First Bancorp and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either ASB or First Bancorp since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for ASB and First Bancorp are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of ASB or First Bancorp, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of ASB or First Bancorp under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.
Keefe, Bruyette & Woods, a Stifel Company   •   787 Seventh Avenue, 5th Floor, New York, NY 10019
(212) 887-7777   •   www.kbw.com

The Board of Directors — ASB Bancorp, Inc.
April 30, 2017

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no additional payments or adjustments to the Merger Consideration (including the allocation between cash and stock); (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of ASB, First Bancorp or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of ASB that ASB has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to ASB, First Bancorp, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of ASB Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any such related transaction to ASB, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. For purposes of our analyses, we have not incorporated recently-announced proposed changes to United States tax laws regarding corporate tax rates. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of ASB to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by ASB or the Board, (iii) the fairness of the amount or nature of any compensation to any of ASB’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of ASB Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of ASB (other than the holders of ASB Common Stock solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of First Bancorp or any other party to any transaction
Keefe, Bruyette & Woods, a Stifel Company   •   787 Seventh Avenue, 5th Floor, New York, NY 10019
(212) 887-7777   •   www.kbw.com

The Board of Directors — ASB Bancorp, Inc.
April 30, 2017

contemplated by the Agreement, (v) any adjustment (as provided in the Agreement) to the Merger Consideration (including to the cash or stock components thereof) assumed to be paid in the Merger for purposes of our opinion, (vi) whether First Bancorp has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the Cash Consideration to the holders of ASB Common Stock at the closing of the Merger, (vii) the election by holders of ASB Common Stock to receive the Cash Consideration or the Stock Consideration, or any combination thereof, or the actual allocation between the Cash Consideration and the Stock Consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Stock Consideration and the Cash Consideration, (viii) the actual value of First Bancorp Common Stock to be issued in the Merger, (ix) the prices, trading range or volume at which ASB Common Stock or First Bancorp Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which First Bancorp Common Stock will trade following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to ASB, First Bancorp, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of ASB Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of ASB Common Stock, what election any such shareholder should make with respect to the Cash Consideration, the Stock Consideration or any combination thereof), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of ASB Common Stock in the Merger is fair, from a financial point of view, to such holders.
Very truly yours,
Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, a Stifel Company   •   787 Seventh Avenue, 5th Floor, New York, NY 10019
(212) 887-7777   •   www.kbw.com

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
The North Carolina Business Corporation Act provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation’s request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.
Permissible indemnification.   Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.
Mandatory indemnification.   Unless limited by the corporation’s charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.
Advance for expenses.   Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.
Court-ordered indemnification.   Unless otherwise provided in the corporation’s charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).
Voluntary indemnification.   In addition to and separate and apart from “permissible” and “mandatory” indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation’s charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney’s fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.
Parties entitled to indemnification.   The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.
Indemnification by First Bancorp.   First Bancorp’s articles of incorporation, as amended, provide that no director of First Bancorp shall be personally liable to First Bancorp or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the NCBCA. First Bancorp’s bylaws provide that any person who at any time serves or has served as a director or officer of First Bancorp or of any wholly owned subsidiary of First Bancorp, or in such capacity at the request of First Bancorp for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of First Bancorp or of any wholly owned subsidiary thereof has the right to be indemnified and held harmless by First Bancorp to the fullest extent from time to time permitted by law against all liabilities and litigation expenses in the event a claim is made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of First Bancorp, including all appeals therefrom, arising out of that person’s status as such or that person’s activities in any such capacity; provided, however, that such indemnification shall not be available with respect to (a) that portion of any liabilities or litigation expenses with respect to which the claimant is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of the claimant’s activities which were at the time taken known or believed by the claimant to be clearly in conflict with the best interests of First Bancorp.
Insurance.   The NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent to the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. First Bancorp currently maintain directors’ and officers’ insurance policies covering our directors and officers.
Summary Only.   The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, First Bancorp’s articles of incorporation and bylaws, which contain detailed specific provisions regarding the circumstances under which, and the person for whose benefit, indemnification shall or may be made.
Securities Act of 1933, as amended.   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to First Bancorp’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, First Bancorp has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.
Item 21.   Exhibits and Financial Statement Schedules.
(a)   Exhibits.
Exhibit No.	Exhibit
2.1
Agreement and Plan of Merger and Reorganization, dated as of May 1, 2017, by and between First Bancorp and ASB Bancorp, Inc. (attached as Appendix A to the document that is a part of this Registration Statement).

Exhibit No.	Exhibit
3.1
Articles of Incorporation of First Bancorp and amendments thereto were filed as Exhibits 3.a.i through 3.a.v to First Bancorp’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, and are incorporated herein by reference. Articles of Amendment to the Articles of Incorporation were filed as Exhibits 3.1 and 3.2 to First Bancorp’s Current Report on Form 8-K filed on January 13, 2009, and are incorporated herein by reference. Articles of Amendment to the Articles of Incorporation were filed as Exhibit 3.1.b to First Bancorp’s Registration Statement on Form S-3D filed on June 29, 2010 (Commission File No. 333-167856), and are incorporated herein by reference. Articles of Amendment to the Articles of Incorporation were filed as Exhibit 3.1 to First Bancorp’s Current Report on Form 8-K filed on September 6, 2011, and are incorporated herein by reference. Articles of Amendment to the Articles of Incorporation were filed as Exhibit 3.1 to First Bancorp’s Current Report on Form 8-K filed on December 26, 2012, and are incorporated herein by reference.

3.2	Second Amended and Restated Bylaws of First Bancorp were filed as Exhibit 4.1 to First Bancorp’s Current Report on Form 8-K filed on March 9, 2017, and are incorporated herein by reference.
4.1	Form of Common Stock Certificate was filed as Exhibit 4 to First Bancorp’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, and is incorporated herein by reference.
5.1	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.*
8.1	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to the federal income tax consequences of the merger to First Bancorp and ASB Bancorp, Inc.*
21.1	Subsidiaries of First Bancorp, incorporated by reference to Exhibit 21 to First Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017.
23.1	Consent of Elliott Davis Decosimo, PLLC.
23.2	Consent of Dixon Hughes Goodman LLP.
23.3	Consent of Brooks, Pierce, McLendon, Humphrey and Leonard L.L.P. (included in Exhibits 5.1 and 8.1).*
24.1	Power of Attorney (included on the Signature Page to this Registration Statement).*
99.1	Form of Proxy of ASB Bancorp, Inc.
99.2	Consent of Suzanne S. DeFerie as Director Nominee.
99.3	Consent of Keefe, Bruyette & Woods, Inc.

*   Previously filed.
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
(9)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, First Bancorp has duly caused this Pre-effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Southern Pines, State of North Carolina, on July 28, 2017.
FIRST BANCORP
By:
/s/ Richard H. Moore Richard H. Moore Chief Executive Officer
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on July 28, 2017.
Executive Officers
/s/ Richard H. Moore Richard H. Moore Chief Executive Officer	/s/ Eric P. Credle Eric P. Credle Executive Vice President Chief Financial Officer (Principal Accounting Officer)
Board of Directors
* James C. Crawford, III Chairman of the Board Director	* Donald H. Allred Director
* Daniel T. Blue, Jr. Director	* Mary Clara Capel Director
* Abby J. Donnelly Director	* Michael G. Mayer President and Director
/s/ Richard H. Moore Richard H. Moore Director	* Thomas F. Phillips Director

* O. Temple Sloan, III Director	* Frederick L. Taylor II Director
* Virginia C. Thomasson Director	* Dennis A. Wicker Director
*By: /s/ Richard H. Moore Richard H. Moore Attorney-in-Fact (Pursuant to a Power of Attorney)

EXHIBIT INDEX
Exhibit No.	Exhibit
2.1
Agreement and Plan of Merger and Reorganization, dated as of May 1, 2017, by and between First Bancorp and ASB Bancorp, Inc. (attached as Appendix A to the document that is a part of this Registration Statement).

3.1
Articles of Incorporation of First Bancorp and amendments thereto were filed as Exhibits 3.a.i through 3.a.v to First Bancorp’s Quarterly Report on Form 10-Q for the period ended June 30, 2002, and are incorporated herein by reference. Articles of Amendment to the Articles of Incorporation were filed as Exhibits 3.1 and 3.2 to First Bancorp’s Current Report on Form 8-K filed on January 13, 2009, and are incorporated herein by reference. Articles of Amendment to the Articles of Incorporation were filed as Exhibit 3.1.b to First Bancorp’s Registration Statement on Form S-3D filed on June 29, 2010 (Commission File No. 333-167856), and are incorporated herein by reference. Articles of Amendment to the Articles of Incorporation were filed as Exhibit 3.1 to First Bancorp’s Current Report on Form 8-K filed on September 6, 2011, and are incorporated herein by reference. Articles of Amendment to the Articles of Incorporation were filed as Exhibit 3.1 to First Bancorp’s Current Report on Form 8-K filed on December 26, 2012, and are incorporated herein by reference.

3.2	Second Amended and Restated Bylaws of First Bancorp were filed as Exhibit 4.1 to First Bancorp’s Current Report on Form 8-K filed on March 9, 2017, and are incorporated herein by reference.
4.1	Form of Common Stock Certificate was filed as Exhibit 4 to First Bancorp’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, and is incorporated herein by reference.
5.1	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.*
8.1	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to the federal income tax consequences of the merger to First Bancorp and ASB Bancorp, Inc.*
21.1	Subsidiaries of First Bancorp, incorporated by reference to Exhibit 21 to First Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017.
23.1	Consent of Elliott Davis Decosimo, PLLC.
23.2	Consent of Dixon Hughes Goodman LLP.
23.3	Consent of Brooks, Pierce, McLendon, Humphrey and Leonard L.L.P. (included in Exhibits 5.1 and 8.1).*
24.1	Power of Attorney (included on the Signature Page to this Registration Statement).*
99.1	Form of Proxy of ASB Bancorp, Inc.
99.2	Consent of Suzanne S. DeFerie as Director Nominee.
99.3	Consent of Keefe, Bruyette & Woods, Inc.

*   Previously filed.